Exhibit (a)(1)(i)

U.S. OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares held by U.S. holders and
All American Depositary Shares, each representing eight Common Shares, held by all holders, wherever located

of

ALMACENES ÉXITO S.A.
at a Purchase Price of
either (a) the Colombian peso equivalent of US$0.9053 Per Common Shares (payable in Colombian pesos)
or (b) US$0.9053 per Share, payable in U.S. dollars
and
US$7.2424 Per American Depositary Share (payable in U.S. dollars)
by

Cama Commercial Group, Corp.,

a wholly owned subsidiary of

Clarendon Worldwide S.A.

THIS U.S. OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 18, 2024 OR SUCH LATER TIME AND DATE TO WHICH THE U.S. OFFER IS EXTENDED AND IS INTENDED TO COINCIDE WITH THE EXPIRATION OF THE CONCURRENT COLOMBIAN OFFER (AS DEFINED BELOW).

The following offer to purchase amends and restates in its entirety the Offer to Purchase of the Offerors, dated December 18, 2023. Cama Commercial Group, Corp. (the “Purchaser”), a Panamanian corporation and a wholly owned subsidiary of Clarendon Worldwide S.A. (“Clarendon”), a Panamanian corporation, hereby offers to purchase all of the issued and outstanding Common Shares, par value COP 3.33 per share (the “Shares”), of Almacenes Éxito S.A. (“Éxito”), a Colombian corporation (sociedad anónima), including Shares represented by American Depositary Shares, each representing eight Shares (the “ADSs” and, together with the Shares, the “Securities”), from all holders of Shares who are “U.S. Persons” (as defined herein) (each, a “U.S. holder”) and all holders of ADSs wherever located, as applicable, for cash at a purchase price (i) for each Share of, at their election, (a) US$0.9053 per Share, payable in U.S. dollars, or (b) the Colombian peso equivalent of US$0.9053 per Share, payable in Colombian pesos based upon the Tasa Representativa del Mercado (TRM), published and certified by the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia, or “SFC”) for the allocation date as set forth in the first offer notice for the Colombian Offer (as defined below) (the “Settlement TRM”), and (ii) for each ADS of US$7.2424 per ADS, payable in U.S. dollars, in each case, without interest, and less any applicable withholding taxes and brokerage fees and commissions, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related Notice of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). In order to receive a payment for their tendered Shares in U.S. dollars, a U.S. holder must make an election in the Notice of Acceptance on or prior to the Expiration Date. In making such election, the U.S. holder will be deemed to have instructed its Colombian broker to convert any payment of Colombian pesos received through the BVC upon settlement into U.S. dollars through a financial institution selected by the Purchaser. If the resulting U.S. dollar amount per Share is less than US$0.9053 (taking into account any deductions for applicable withholding taxes and brokerage fees and commissions), the Purchaser will reimburse each electing holder for the difference between US$0.9053 and such U.S. dollar amount per Share. Any resulting amounts in excess of a U.S. dollar amount per Share of US$0.9053 will be retained by the Purchaser. All payments to tendering holders of ADSs and Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent or Colombian peso cent, as the case may be. Through a concurrent offer in the Republic of Colombia (“Colombia”), Purchaser is offering to purchase all of the issued and outstanding Shares (including Shares represented by Brazilian Depositary Receipts, each representing four Shares (“BDRs”)) wherever located, including Shares held by U.S. holders, at the same purchase price of US$0.9053 per Share payable (i) for tendering holders who are Colombian residents or foreign residents registered with the Central Bank of Colombia (Banco Central de Colombia) as foreign direct investors (inversionistas extranjeros directos), at their election, in U.S. dollars or in Colombian pesos based upon the Settlement TRM or (ii) for tendering holders who are foreign residents registered with the Central Bank of Colombia as foreign portfolio investors (inversionistas extranjeros de portafolio) only in Colombian pesos (the “Colombian Offer” and, together with the U.S. Offer, the “Offers”). Non-U.S. holders (as defined below) of Shares will not be permitted to tender their Shares (including Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Colombian Offer. ADSs (regardless of the location of the holders) may only be tendered into the U.S. Offer.

The Offerors’ obligations to complete the Offers under the OPA Pre-Agreement (as defined below) are conditioned on the satisfaction of the Minimum Condition (as defined below). The Offers must also be conducted in compliance with all U.S., Colombian and other applicable regulations.

Under Colombian law, the initial offering period of the Colombian Offer must be at least 10 and no more than 30 business days and may be extended one time for an additional period that when added to the initial offering period does not exceed 30 business days. The initial 21-business day offering period of the Colombian Offer is scheduled to expire on January 19, 2024, one business day after the expiration of the U.S. Offer. The U.S. Offer and the Colombian Offer are expected to be settled on the same day. If the Colombian Offer is extended for any reason, Purchaser intends to also extend the U.S. Offer so that the U.S. Offer offering period is extended for the same number of days as the offering period for the Colombian Offer is extended.

The U.S. Offer is being made pursuant to the OPA Pre-Agreement with certain shareholders of Éxito (the “Selling Shareholders”), dated as of October 13, 2023 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “OPA Pre-Agreement”). An English translation of the OPA Pre-Agreement is attached as Exhibit (d) to the Schedule TO to which this Offer to Purchase relates. Under the terms of the OPA Pre-Agreement, the Offers are subject only to a condition precedent that immediately prior to the expiration of the Offers, the number of Shares (including Shares represented by ADSs and BDRs) validly tendered pursuant to the Offers (and not properly withdrawn prior to the expiration of the Offers), represents at least 51% of all of the Shares (including Shares represented by ADSs and BDRs) then issued and outstanding (determined on a fully-diluted basis) (such condition, the “Minimum Condition”) (see “The U.S. Offer — OPA Pre-Agreement; Other Agreements — Condition to Consummation of the Offer — Minimum Condition”). Purchaser is not permitted to waive the Minimum Condition. There is no financing condition to the U.S. Offer.

In addition, the OPA Pre-Agreement may be terminated by Purchaser or the Selling Shareholders, if any governmental authority shall have issued an order permanently enjoining the Selling Shareholders from accepting the Offers during the relevant acceptance periods, and such order shall have become final and non-appealable. Finally, Purchaser may terminate the OPA Pre-Agreement and the Offers if a third party launches a competitive tender offer in accordance with applicable U.S. and Colombian rules during the applicable acceptance periods for the Offers. Purchaser has no obligation to match or top a competing tender offer in Colombia, nor in the United States.

The Selling Shareholders include Casino Guichard-Perrachon S.A. (“CGP”) a société anonyme organized under the laws of France, Segisor S.A.S. (“Segisor”), a société par actions simplifiée organized under the laws of France, Géant International B.V. (“GIBV”), a besloten vennootschap organized under the laws of the Netherlands, Helicco Participações Ltda. (“Helicco” and, jointly with CGP, Segisor and GIBV, “Casino”), a sociedade empresária limitada organized under the laws of Brazil, Companhia Brasileira De Distribuição (“CBD”) a sociedade anónima organized under the laws of Brazil, and GPA 2 Empreendimentos E Participações Ltda. (“GPA2”, jointly with CBD, the “GPA Sellers” and, jointly with Casino, the “Sellers”), a sociedade empresária limitada organized under the laws of Brazil.

On December 23, 2023, Éxito filed with the U.S. Securities and Exchange Commission (“SEC”) and distributed to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 stating that Colombian law does not require a recommendation of Éxito or the members of Éxito’s Board of Directors that Éxito’s shareholders accept or reject the Offers or that Éxito or the Board of Directors take any position with respect thereto and as such, Éxito does not express an opinion and remains neutral with respect to the Offers, as required to be disclosed by Rule 14e-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This transaction has not been approved or disapproved by the SEC, any state securities commission, the SFC or the securities regulatory authorities of any other jurisdiction, nor has the SEC, any state securities commission, the SFC or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The date of this Offer to Purchase is January 8, 2024.

IMPORTANT

We are not making the U.S. Offer to, and will not accept any tendered Shares or ADSs from or on behalf of Share or ADS holders residing in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the U.S. Offer to Share or ADS holders in any such jurisdiction.

Tenders by Holders of Shares:    Any holders of Shares who are U.S. Persons (the “U.S. holders”) desiring to tender all or any portion of the Shares owned by such holder in the U.S. Offer must: complete and sign the Notice of Acceptance (or a copy thereof, provided the signature is original) in accordance with the instructions in the Notice of Acceptance and mail or deliver the Notice of Acceptance to Equiniti Trust Company, LLC, as U.S. tender agent of Purchaser for the Shares and ADSs in the U.S. Offer (the “U.S. Tender Agent”), at the address appearing on the back cover page of this Offer to Purchase, with a copy to the U.S. holder’s custodian in Colombia through which the U.S. holder’s Shares are held in the Deceval system (the “Colombian Share Custodian”), when applicable, which includes instructions to authorize the U.S. Tender Agent to tender on the Colombian business day immediately following the expiration of the U.S. Offer the U.S. holder’s Shares tendered in the U.S. Offer into the Colombian Offer through Valores Bancolombia S.A. Comisionista de Bolsa or another Colombian broker in the Deceval system designated by the U.S. Tender Agent on behalf of Purchaser (a “U.S. Shares Tendering Broker”), unless the U.S. holder has validly withdrawn the Shares subject to the Notice of Acceptance from the U.S. Offer, as described under “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares.” Because all Shares are in uncertificated form and must be held in brokerage accounts in the Deceval system, all Shares tendered in the U.S. Offer must be submitted by a U.S. Shares Tendering Broker through the Deceval system and the Bolsa de Valores de Colombia (the “BVC”) in the same manner as Shares tendered in the Colombian Offer and will be settled in same manner as the Colombian Offer by delivery of payments through the BVC to the U.S. holder’s brokerage account in the Deceval system. There is no guaranteed delivery procedure for the tendering of Shares into the U.S. Offer. Any U.S. holder of Shares whose Shares are registered in the name of a broker or other nominee must contact such broker or other nominee or the U.S. holder’s Colombian Share Custodian if such holder desires to tender such Shares.

Tenders by Non-U.S. Holders of Shares:    If you are not a U.S. holder of Shares (a “Non-U.S. holder”) you may only tender your Shares pursuant to the Colombian Offer. For assistance with the Colombian Offer, please contact Valores Bancolombia S.A. Comisionista de Bolsa at the address indicated in on the back cover of this Offer to Purchase (the “Colombian Tender Agent”).

Tenders by Holders of ADSs:    Any holder of ADSs desiring to tender all or any portion of the ADSs owned by such holder should complete and sign the ADS Letter of Transmittal (or a copy thereof, provided the signature is original) in accordance with the instructions in the ADS Letter of Transmittal and (1) mail or deliver it together with the American Depositary Receipts (“ADRs”) evidencing such tendered ADSs and all other required documents to the U.S. Tender Agent, at the address appearing on the back cover page of this Offer to Purchase, or tender such ADSs pursuant to the procedures for book-entry transfer set forth in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” or (2) comply with the guaranteed delivery procedures set forth in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs.” ADSs may only be tendered into the U.S. Offer. Any holder of ADSs whose ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such ADSs.

Any holder of ADSs who desires to tender ADSs and whose ADSs or ADRs evidencing such ADSs are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such ADSs by following the procedures for guaranteed delivery set forth in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs.”

Settlement of the U.S. Offer Price:    The purchase price for each of the ADSs accepted for payment pursuant to the U.S. Offer will be paid in United States dollars and the purchase price for each of the Shares accepted for payment pursuant to the U.S. Offer will be paid in either United States dollars or Colombian pesos, based upon the Settlement TRM. All payments to tendering holders of ADSs and Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent or Colombian peso cent, as the case may be. Payments to U.S. holders tendering Shares in the U.S. Offer made in pesos will be settled in same manner as the Colombian Offer through delivery of payments to the U.S. holder’s brokerage account in the Deceval system. Payments made in U.S. dollars will only be made to U.S. holders who validly complete and execute the Notice of Acceptance on or prior to the Expiration Date, and will be made only by wire transfer to a non-Colombian bank account.

Copies of this Offer to Purchase, the related Notice of Acceptance, the related ADS Letter of Transmittal, the ADS Notice of Guaranteed Delivery or any other tender offer materials must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

Questions and requests for assistance including information on how holders of Shares who are not U.S. holders may tender their Shares or to obtain a copy of the Colombian Offer documents, may be directed to the Colombian Tender Agent. Additional copies of this Offer to Purchase, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery, and other tender offer documents may be obtained free of charge from D.F. King & Co., Inc., as information agent for the U.S. Offer (the “Information Agent”) or from brokers, dealers, commercial banks, trust companies or other nominees. Copies of the Notice of Acceptance for the Shares may be obtained free of charge from the Information Agent.

All references to “U.S. dollars,” “$” and “US$” are to the currency which is currently legal tender in the United States and all references to “Colombian pesos,” “pesos,” and “COP” are to the currency which is currently legal tender in Colombia.

All references to “we,” “us” or “our” are collectively to Purchaser and Clarendon.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or ADSs pursuant to the U.S. Offer. You should only rely on the information contained in this Offer to Purchase, ADS Letter of Transmittal, the related Notice of Acceptance and the ADS Notice of Guaranteed Delivery to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the U.S. Offer other than those contained in this Offer to Purchase, the related Notice of Acceptance, the related ADS Letter of Transmittal or the ADS Notice of Guaranteed Delivery. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board of Directors, the U.S. Tender Agent or the Information Agent. You should not assume that the information provided in the U.S. Offer or this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase.

Subject to applicable law (including Rule 14e-1 under the Exchange Act, and the rules and regulations promulgated thereunder, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of Purchaser or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference.

		Page
SUMMARY TERM SHEET		1
Securities Sought		1
Share Offer Price		1
ADS Offer Price		1
Purchaser		1
Dual Offer Structure		1
Expiration Date of the U.S. Offer		1
QUESTIONS AND ANSWERS		2
INTRODUCTION		10
SPECIAL FACTORS		12
1.	Background of the Offers	12
2.	Purpose of and Reasons for the Offers.	13
3.	Certain Effects of the Offers	14
4.	Appraisal Rights.	16
5.	Risks of Tendering Shares in the Colombian Offer instead of the U.S. Offer.	16
6.	Interests of Directors and Executive Officers.	17
7.	Transactions and Arrangements Concerning the Shares and ADSs.	17
8.	Related Party Transactions.	17
9.	Material U.S. Federal Income Tax Consequences	18
THE U.S. OFFER		19
1.	Terms of the U.S. Offer	19
2.	Acceptance for Payment.	21
3.	Procedures for Accepting the U.S. Offer — Holders of Shares.	21
4.	Procedures for Accepting the U.S. Offer — Holders of ADSs.	25
5.	Tender Withdrawal Rights	29
6.	Tax Consequences	29
7.	Price Range of Shares and ADSs	33
8.	Effect of Not Tendering Shares or ADSs	34
9.	Certain Information Concerning Almacenes Éxito S.A.	34
10.	Certain Information Concerning the Offerors	35
11.	Source and Amount of Funds.	37
12.	Conditions of the U.S. Offer	37
13.	Effects on Market for Shares and Registration of Shares in the Colombian Securities Registry; Effects on Market for ADSs; Registration of Shares and ADSs Under the Exchange Act; Margin Regulations.	37
14.	Certain Legal Matters; Regulatory Approvals	39
15.	Extension of the U.S. Offer; Termination; Amendment	40
16.	Fees and Expenses	40
17.	Legal Proceedings	41
18.	Miscellaneous	41
ANNEX A: Directors and Executive Officers of The Offerors		A-1
ANNEX B: English Translation of Procedures for Tendering Shares pursuant to the Colombian Offer		B-1

i

SUMMARY TERM SHEET

This summary term sheet highlights important information regarding this Offer to Purchase. To understand the U.S. Offer fully and for a more complete description of the terms of the U.S. Offer, you should carefully read this entire Offer to Purchase and the related Notice of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery that constitute the U.S. Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Securities Sought	All of the issued and outstanding Shares of Éxito (including Shares represented by ADSs, each representing eight Shares of Éxito), from U.S. holders and from holders of ADSs wherever located.
Share Offer Price	US$0.9053 per Share in cash, without any interest, payable at the election of the holder in Colombian pesos or U.S. dollars, less any applicable withholding taxes and brokerage fees and commissions.
ADS Offer Price	US$7.2424 per ADS in cash, without any interest, payable in U.S. dollars, less any applicable withholding taxes and brokerage fees and commissions.
Purchaser	Cama Commercial Group, Corp., a wholly owned subsidiary of Clarendon Worldwide S.A.
Dual Offer Structure

Concurrently with the U.S. Offer, Purchaser is making an offer in Colombia to purchase all of the outstanding Shares from all holders of Shares (including Shares represented by BDRs, each representing four Shares of Éxito), wherever located (the “Colombian Offer”), for the same price and on substantially the same terms as the U.S. Offer. The Buyer’s obligation to pay for the Shares tendered in the Colombian Offer is also subject to the Minimum Condition.

Expiration Date of the U.S. Offer	11:59 p.m., New York City time on January 18, 2024 (the “Expiration Date”).

To facilitate the participation of all holders of Shares, including U.S. holders, and all ADS holders, wherever located, we are commencing two (2) tender offers: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and to U.S. holders of Shares, and (ii) the Colombian Offer, which is open to all holders of Shares (including Shares represented by BDRs), wherever located (including U.S. holders). Non-U.S. holders of Shares cannot tender their Shares into the U.S. Offer. However, such holders may tender their Shares in the Colombian Offer. For information on how Non-U.S. holders may tender their Shares or to obtain a copy of the Colombian Offer tender offer documents, please contact the Colombian Tender Agent.

There are no requirements under Colombian law that the Colombian Antitrust Authority (the “CAA”) be notified of the Offers. The CAA does, however, have broad authority to investigate any intended transaction that it determines is likely to cause an adverse effect on, or lessen, competition. Although it is not anticipated that the CAA will investigate the Offers, no assurance can be given that the CAA will not subject the Offers to its scrutiny.

The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

If you have questions or need additional copies of this Offer to Purchase, the related Notice of Acceptance, the related ADS Letter of Transmittal or the ADS Notice of Guaranteed Delivery, you can contact the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials freely available at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS

Who is offering to purchase the Shares and ADSs?

Cama Commercial Group, Corp. (the “Purchaser”) is offering to purchase all of the issued and outstanding Common Shares, par value COP 3.33 per share (the “Shares”), of Almacenes Éxito S.A. (“Éxito”) a Colombian corporation (sociedad anónima), including Shares represented by American Depositary Shares, each representing eight Shares (the “ADSs” and, together with the Shares, the “Securities”), from all holders of Shares who are U.S. Persons (“U.S. holders”) and from all holders of ADSs wherever located at a cash purchase price of, at their election, (a) US$0.9053 per Share, payable in U.S. dollars, or (b) the Colombian peso equivalent of US$0.9053 per Share payable in Colombian pesos based upon the Tasa Representativa del Mercado (TRM), published and certified by the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia, or “SFC”) for the allocation date as set forth in the first offer notice for the Colombian Offer (as defined below) (the “Settlement TRM”), and US$7.2424 per ADS payable in U.S. dollars, in each case without any interest and less any applicable withholding taxes and brokerage fees and commissions, upon the terms and subject to certain conditions described in this Offer to Purchase, and in the related Notice of Acceptance and ADS Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). In order to receive a payment for their tendered Shares in U.S. dollars, a U.S. holder must make an election in the Notice of Acceptance on or prior to the Expiration Date. In making such election, the U.S. holder will be deemed to have instructed its Colombian broker to convert any payment of Colombian pesos received through the BVC upon settlement into U.S. dollars through a financial institution selected by the Purchaser. If the resulting U.S. dollar amount per Share is less than US$0.9053 (taking into account any deductions for applicable withholding taxes and brokerage fees and commissions), the Purchaser will reimburse each electing holder for the difference between US$0.9053 and such U.S. dollar amount per Share. Any resulting amounts in excess of a U.S. dollar amount per Share of US$0.9053 will be retained by the Purchaser. Purchaser is a Panamanian corporation wholly-owned by Clarendon Worldwide S.A. (“Clarendon”), formed to serve as an acquisition vehicle for the purpose of making the Offers. All of Clarendon’s issued and outstanding shares are held by Fundación El Salvador del Mundo (the “Foundation”). The board of the Foundation has a sole member, Avelan Enterprise Ltd. (“Avelan”), which is an entity wholly owned by Francisco Javier Calleja Malaina. Mr. Calleja is the sole beneficiary of, and controls, the Foundation. Mr. Calleja controls Grupo Calleja (“Grupo Calleja”), which owns the leading grocery retailer group in El Salvador operating under the brand Super Selectos and includes Supermercados De Todo and Selectos Market. Super Selectos has been in operation for more than seventy-five years and has 110 stores across the Salvadoran market, with a presence in each of the 14 states (departamentos) of El Salvador, which makes it the leading retail food distributor in El Salvador. Due to its extensive reach, Super Selectos has nearly a sixty percent market share in the country. Grupo Calleja is one of the major employers in El Salvador, with more than 12,000 employees.

The business address for each of the Offerors is c/o Clarendon Worldwide, S.A. Prolongación 59 Avenida Sur, entre Avenida Olímpica and Calle El Progreso, #2934, San Salvador, El Salvador 06015, and the telephone number at such address is +503 7871-3354.

See “The U.S. Offer — Section 10. Certain Information Concerning the Offerors” in this Offer to Purchase.

What is the background and purpose of the Offers?

Purchaser is making the Offers to purchase the Shares and ADSs to obtain a controlling shareholder position in Éxito.

In addition, the Offers must comply with all U.S., Colombian and other applicable regulations.

What securities are being sought in the Offers?

We are offering to purchase all of the issued and outstanding Shares (including Shares represented by ADSs and BDRs) of Éxito as of the date hereof. We will be offering to purchase this total amount of shares in concurrent offers in the United States and in Colombia: (i) in the U.S. Offer, we are offering to purchase all issued and outstanding Shares held by U.S. holders and all ADSs held by holders of ADSs wherever located; and (ii) in the Colombian Offer, we are offering to purchase all issued and outstanding Shares, wherever located. The U.S. Offer is scheduled to expire one business day prior to the expiration of the Colombian Offer. However, the U.S. Offer and the Colombian Offer are expected to be settled on the same day. If necessary, Purchaser expects to extend the U.S. Offer such that the Expiration Date of the U.S. Offer is one business day before the expiration date of the Colombian Offer to the extent that it is extended in accordance with Colombian law.

U.S. holders of Shares (including Shares withdrawn from ADSs) may tender their Shares into the U.S. Offer or the Colombian Offer. If you are not a U.S. holder of Shares (a “Non-U.S. holder”), you will not be permitted to tender your Shares (including Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Colombian Offer. ADSs (regardless of the location of the holders) may only be tendered in the U.S. Offer. For more information, please see “Introduction” below.

What is the Colombian Offer?

Concurrent with the U.S. Offer, Purchaser is offering to purchase all of the issued and outstanding Shares (including Shares represented by BDRs) wherever located, including Shares held by U.S. holders, at a purchase price of US$0.9053 per Share payable (i) for tendering holders who are Colombian residents or foreign residents registered with the Central Bank of Colombia (Banco Central de Colombia) as foreign direct investors (inversionistas extranjeros directos ), at their election, in U.S. dollars or in Colombian pesos based upon the Settlement TRM or (ii) for tendering holders who are foreign residents registered with the Central Bank of Colombia as foreign portfolio investors (inversionistas extranjeros de portafolio), only in Colombian pesos. That offer is referred to as the “Colombian Offer,” and the U.S. Offer and Colombian Offer together are referred to as the “Offers.” The Colombian Offer is also subject to the Minimum Condition (as defined below).

How many Shares and ADSs will you purchase?

We will purchase all of the issued and outstanding Shares (including Shares represented by BDRs) and ADSs of Éxito as of the date hereof, that are properly and timely tendered in the Offers and not properly withdrawn, upon the terms and subject to the terms and conditions of the Offers, including the Minimum Condition. See “The U.S. Offer — Section 1. Terms of the U.S. Offer.”

Is there a minimum number of Shares or ADSs that must be tendered for you to purchase any Securities?

Yes. We are not obligated to accept for payment or pay for any validly tendered Shares or ADSs unless, immediately prior to the expiration of the Offers, the number of Shares (including Shares represented by ADSs and BDRs) validly tendered pursuant to the Offers (and not properly withdrawn prior to the expiration of the Offers), represents more than 51% of all of the Shares (including Shares represented by ADSs and BDRs) then issued and outstanding (determined on a fully-diluted basis) (such condition, the “Minimum Condition”). Pursuant to the OPA Pre-Agreement we entered into with certain shareholders of Éxito (the “Selling Shareholders”), dated as of October 13, 2023 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “OPA Pre-Agreement”), the Selling Shareholders have agreed to tender and not withdraw all of their Shares, ADSs and BDRs, representing in the aggregate 47.36% of the outstanding Shares as of October 13, 2023 (including Shares represented by ADSs and BDRs), in the Offers. The Selling Shareholders’ and our obligations to consummate the Offers are subject to certain other requirements under the OPA Pre-Agreement, including the Minimum Condition. In addition, the OPA Pre-Agreement may be terminated by Purchaser or the Selling Shareholders, if any governmental authority shall have issued an order permanently enjoining the Selling Shareholders from accepting the Offers during the relevant acceptance periods, and such order shall have become final and non-appealable. Finally, the Buyer may terminate the OPA Pre-Agreement and the Offers if a third party launches a competitive tender offer in accordance with applicable U.S. and Colombian rules during the applicable acceptance periods for the Offers. Purchaser has no obligation to match or top a competing tender offer in Colombia, nor in the United States. See “The U.S. Offer — Section 1. OPA Pre-Agreement”. The U.S. Offer is subject to the Minimum Condition and may be terminated by us as set forth in this Offer to Purchase (see “The U.S. Offer — Section 12. Conditions of the U.S. Offer”). There is no financing condition to the U.S. Offer.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

Purchaser is offering to pay each holder in cash, without any interest, at their election, either (a) US$0.9053 per Share, payable in U.S. dollars, or (b) the Colombian peso equivalent of US$0.9053 per Share payable in Colombian pesos based on the Settlement TRM or US$7.2424 per ADS payable in United States dollars (in each case, less any applicable withholding taxes and brokerage fees and commissions). In order to receive a payment for their tendered Shares in U.S. dollars, a U.S. holder must make an election in the Notice of Acceptance on or prior to the Expiration Date. In making such election, the U.S. holder will be deemed to have instructed its Colombian broker to convert any payment of Colombian pesos received through the BVC upon settlement into U.S. dollars through a financial institution selected by Purchaser. If the resulting U.S. dollar amount per Share is less than US$0.9053 (taking into account any deductions for applicable withholding taxes and brokerage fees and commissions), the Purchaser will reimburse each electing holder for the difference between US$0.9053 and such U.S. dollar amount per Share. Any resulting amounts in excess of a U.S. dollar amount per Share of US$0.9053 will be retained by the Purchaser. All payments to tendering holders of ADSs and Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent or Colombian peso, as the case may be. If you are the record owner of your Shares or your ADSs and you tender your Shares or your ADSs to us through the U.S. Tender Agent in the U.S. Offer, you will not have to pay brokerage fees or similar expenses, except that you may be required to pay customary brokerage fees or commissions to the U.S. Shares Tendering Agent in connection with the submission of your Shares into the Colombian Offer. If you own your Shares or your ADSs through a broker or other nominee, and your broker or nominee tenders your Shares or your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Is the offering price above or below the recent market price of the Shares and ADSs?

The offering price is currently above the recent market prices of the Shares and ADSs. Purchaser is offering to pay US$0.9053 per Share or US$7.2424 per ADS. As of January 5, 2024, the closing price per Share on the BVC was COP 3,500 (US$0.8911) per Share and the closing price per ADS on the New York Stock Exchange (the “NYSE”) was US$7.21 per ADS. Purchaser encourages you to obtain a recent quotation for the Shares and/or ADSs in deciding whether to tender your Shares and/or ADSs in the U.S. Offer. For recent trading prices of the Shares and ADSs, see “The U.S. Offer — Section 7. Price Range of Shares and ADSs; Dividends” in this Offer to Purchase.

Do you have the financial resources to make payment?

We estimate that the amount of funds needed in connection with the U.S. Offer to purchase in the U.S. Offer all of the outstanding ADSs and Shares held by U.S. holders will be approximately US$759,625,496, plus related fees and expenses. Neither the U.S. Offer nor the Colombian Offer is conditioned upon any financing arrangements. We expect to pay the aggregate purchase price for the ADSs and Shares in the U.S. Offer using our internally generated cash flows, equity contributions, cash on hand, the proceeds of short-term cash collateralized borrowings and/or the proceeds of a loan agreement. Availability of the new financing is subject to customary conditions precedent. The definitive documentation for the loan facility is in substantially final form. Purchaser will not be a party to any loan agreement and will not incur any third-party indebtedness in connection with the Offers. See “The U.S. Offer — Section 11. Source and Amount of Funds” in this Offer to Purchase.

Is your financial condition material to my decision to tender in the U.S. Offer?

As disclosed above under “Do you have the financial resources to make payment?”, Purchaser has the financial resources to make payment in connection with the U.S. Offer. Therefore, we do not believe that our financial condition is material to your decision whether to tender your Shares and/or your ADSs and accept the U.S. Offer. In addition:

•        the form of payment that you will receive consists solely of cash;

•        neither the U.S. Offer nor the Colombian Offer is subject to any financing condition; and

•        the Offers are for all outstanding Shares of Éxito (including Shares represented by ADSs and BDRs).

Why is there a separate Colombian Offer?

U.S. and Colombian laws and practice relating to tender offers are different and inconsistent in several ways. We are making the U.S. Offer in compliance with U.S. law and the Colombian Offer in compliance with Colombian law. However, we are offering the same offering price in the U.S. Offer and the Colombian Offer. In addition, the terms and conditions relating to the U.S. Offer and the Colombian Offer are substantially the same. See “Special Factors — Section 5. Risks of Tendering Shares in the Colombian Offer Instead of the U.S. Offer” in this Offer to Purchase.

Who can participate in the U.S. Offer?

All U.S. holders may tender their Shares into either the U.S. Offer or the Colombian Offer. Holders of ADSs, wherever located, may only tender their ADSs into the U.S. Offer. See “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” and “— Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase.

Who can participate in the Colombian Offer?

Non-U.S. holders may only tender their Shares into the Colombian Offer. For information on how Non-U.S. holders may tender their Shares or to obtain a copy of the Colombian Offer tender offer documents, please contact the Colombian Tender Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. U.S. holders may tender their Shares into either the Colombian Offer or the U.S. Offer. Holders of ADSs may not tender their ADSs directly into the Colombian Offer but may cancel their ADSs, withdraw the Shares represented by their ADSs and tender such Shares into the Colombian Offer.

An ADS holder wishing to tender Shares into the Colombian Offer should contact its broker or custodian to surrender to JPMorgan Chase Bank, N.A., as Depositary (the “ADS Depositary”) ADSs representing Shares that it wishes to tender into the Colombian Offer, and pay any taxes or governmental charges or other fees payable in connection with such withdrawal of the Shares from the ADS program, and otherwise comply with the terms and conditions of (i) the deposit agreement between Éxito and the ADS Depositary and the holders and beneficial owners from time to time of ADRs issued thereunder or (ii) the restricted issuance agreement between Éxito and the ADS Depositary and the holders and beneficial owners from time to time of restricted ADSs evidenced by restricted ADRs issued thereunder, as the case may be. There are risks to undertaking this process insufficiently in advance of the expiration of the Colombian Offer. A holder must tender its Shares before 1:00 p.m., Colombian time, on the expiration date of the Colombian Offer, in the manner described in the Colombian Offer tender offer documents in order to be eligible to participate in the Colombian Offer.

What is the difference between the U.S. Offer and the Colombian Offer?

Although the terms and conditions of the U.S. Offer and the Colombian Offer are substantially similar, because of differences in law and market practice between the United States and Colombia, the rights of tendering holders pursuant to the U.S. Offer and the Colombian Offer are not identical. Under Colombian law, the initial offering period of a tender offer for a publicly held stock corporation such as Éxito must be not less than 10 and not more 30 business days. The Colombian Offer may be extended one time for a period that when added to the initial 21-business day offering period must not exceed 30 business days. Thus, the maximum time period that the Colombian Offer can remain open is 30 business days. Under U.S. tender offer regulations, a tender offer must remain open for at least 20 business days, but there is no maximum time limit. Under some circumstances (such as a change in the price offered per share or other material change in the terms of the U.S. Offer), U.S. tender offer regulations may require an extension of the Expiration Date to a date later than such 20th business day. The initial 21-business day offering period of the Colombian Offer is scheduled to expire on January 19, 2024, the business day immediately following the expiration of the U.S. Offer. Additionally, under the U.S. Offer, your right to withdraw tendered Shares or ADSs is suspended upon the U.S. Offer’s expiration and such right terminates upon prompt payment for your tender of Shares or ADSs. If payment is not prompt (and in no event any later than the date that is 60 days following the commencement of the U.S. Offer), the right to withdraw tendered Shares or ADSs is reinstated. Under the Colombian Offer, tendering holders do not have tender withdrawal rights. We intend to deposit the consideration for the U.S. Offer and the Colombian Offer at the same time. No interest will be paid to any holder of Shares or ADSs on any purchase price amount.

U.S. holders of Shares may elect to tender their Shares into the Colombian Offer instead of the U.S. Offer. ADSs may only be tendered into the U.S. Offer. The Colombian Offer is not subject to the U.S. tender offer rules and the benefits thereof would not be available for U.S resident holders of Shares tendering their Shares into the Colombian Offer. As discussed in further detail below under “Special Factors — Section 5. Risks of Tendering into the Colombian Offer Instead of the U.S. Offer”, there are no withdrawal rights under Colombian law governing tender offers. In addition, the procedure for tendering Shares into the Colombian Offer is different from the procedure for tendering Shares into the U.S. Offer. Payments made in U.S. dollars will only be made to U.S. holders who validly complete and execute the Notice of Acceptance on or prior to the Expiration Date, and will be made only by wire transfer to a non-Colombian bank account. See “Special Factors — Section 5. Risks of Tendering Shares in the Colombian Offer Instead of the U.S. Offer” in this Offer to Purchase.

How long do I have to decide whether to tender in the U.S. Offer?

You will have until 11:59 p.m., New York City time, on January 18, 2024, to decide whether to tender your Shares and/or ADSs in the U.S. Offer, unless the U.S. Offer is extended. Under Colombian law, the Colombian Offer will expire at 1:00 p.m., Colombian time, on January 19, 2024. Further, if you own ADSs and cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. There is no guaranteed delivery procedure for the tendering of Shares into the U.S. Offer. See “The U.S. Offer — Section 1. Terms of the U.S. Offer,” “— Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” and “— Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase.

If I decide not to tender, what will happen with my Shares or ADSs after the completion of the Offers?

If you do not tender your Securities, you will remain a holder of Shares or ADSs, as applicable. Unlike a typical U.S. tender offer, no shareholder of Éxito will be squeezed out by Purchaser in connection with the Offers. Purchaser presently anticipates that following the consummation of the Offers, Éxito will continue as a public company, will maintain its registration of the Shares and ADSs under the Exchange Act, including compliance with all reporting obligations required thereunder, and currents expects to maintain its listings on the NYSE and the BVC. Following completion of the Offers, the number of Securities remaining in public circulation may decrease and the market for such securities may be reduced. However, under the rules of the NYSE, if the company fails to meet certain criteria, the ADSs could be involuntarily de-listed from the NYSE. See “The U.S. Offer — Section 3. Certain Effects of the Offers” in this Offer to Purchase.

Can the U.S. Offer be extended and under what circumstances?

Yes. We expressly reserve the right, in our sole discretion but subject to applicable law and our compliance with the Pre-OPA Agreement (which does not permit us to unilaterally extend the Offers expirations without the Selling Shareholders’ consent), to extend the period of time during which the U.S. Offer remains open, from time to time. If the Colombian Offer is expected to be extended beyond 1:00 p.m., Colombian time, on January 19, 2024 for any reason, Purchaser intends to also extend the U.S. Offer so that the expiration of the U.S. Offer offering period is on the business day immediately preceding the expiration of the offering period for the Colombian Offer. “The U.S. Offer — Section 14. Extension of the U.S. Offer; Termination; Amendment” in this Offer to Purchase.

What are the most significant conditions to the U.S. Offer?

The consummation of the Offers is subject only to the Minimum Condition. In addition, the OPA Pre-Agreement may be terminated by Purchaser or the Selling Shareholders, if any governmental authority shall have issued an order permanently enjoining the Selling Shareholders from accepting the Offers during the relevant acceptance periods, and such order shall have become final and non-appealable. Finally, Purchaser may terminate the OPA Pre-Agreement and the Offers if a third party launches a competitive tender offer in accordance with applicable U.S. and Colombian rules during the applicable acceptance periods for the Offers. Purchaser has no obligation to match or top a competing tender offer in Colombia, nor in the United States. There is no financing condition to the U.S. Offer. See “The U.S. Offer — Section 12. Conditions of the U.S. Offer”.

What are the conditions to the Colombian Offer?

The Colombian Offer is subject only to the same Minimum Condition as the U.S. Offer, as set forth in the OPA Pre-Agreement.

How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will inform the U.S. Tender Agent of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the U.S. Offer was scheduled to expire. See “The U.S. Offer — Section 14. Extension of the U.S. Offer; Termination; Amendment” in this Offer to Purchase.

If the U.S. Offer is extended, what impact will this have on the Colombian Offer?

We expect to conduct the Colombian Offer during the period in which the U.S. Offer is open, and currently intend the U.S. Offer to expire on the business day immediately preceding the expiration of the Colombian Offer. If the U.S. Offer is extended for any reason, we currently expect to extend the Colombian Offer for the same number of business days as the extension of the U.S. Offer subject to limitations under Colombian law, pursuant to which we may only extend the Colombian Offer once for a period such that the total offering period must not exceed 30 business days in any case.

If the Colombian Offer is extended, what impact will this have on the U.S. Offer?

We expect to conduct the U.S. Offer and the Colombian Offer concurrently and therefore currently intend the U.S. Offer to expire on the business day immediately preceding the expiration of the Colombian Offer. If the Colombian Offer is extended for any reason, we currently expect to extend the U.S. Offer for the same number of business days as the extension of the Colombian Offer.

How do I tender my Shares and/or ADSs in the U.S. Offer?

To tender your Shares in the U.S. Offer, prior to the expiration of the U.S. Offer, you must: complete and sign the Notice of Acceptance (or a copy thereof, provided the signature is original) in accordance with the instructions in the Notice of Acceptance and mail or deliver the Notice of Acceptance to the U.S. Tender Agent at the address appearing on the back cover page of this Offer to Purchase, with a copy to the Colombian Share Custodian, when applicable. Because all Shares are in uncertificated form and must be held in brokerage accounts in the Deceval system, all Shares tendered in the U.S. Offer must be submitted by a U.S. Shares Tendering Broker through the Deceval system and the BVC in the same manner as Shares tendered in the Colombian Offer and will be settled in same manner as the Colombian Offer by delivery of payments through the BVC to the U.S. holder’s brokerage account in the Deceval system. There is no guaranteed delivery procedure for the tendering of Shares into the U.S. Offer. Any U.S. holder of Shares whose Shares are registered in the name of a broker or other nominee must contact such broker or other nominee or the U.S. holder’s Colombian Share Custodian if such holder desires to tender such Shares. See “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” in this Offer to Purchase.

To tender your ADSs in the U.S. Offer, prior to the expiration of the U.S. Offer, U.S. Tender Agent must receive the ADRs representing the ADSs or book-entry transfer of such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or a message transmitted by The Depository Trust Company to U.S. Tender Agent stating that you have expressly agreed to be bound by the terms of the ADS Letter of Transmittal, and all other required documents. If you cannot get any document or instrument that is required to be delivered to the U.S. Tender Agent by the expiration of the U.S. Offer, you may have a short period of extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing item will be received by the U.S. Tender Agent for the U.S. Offer within three New York Stock Exchange trading days. For the tender to be valid, however, the U.S. Tender Agent must receive the missing items within that three-trading day period. See “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase.

Until what time can I withdraw previously tendered ADSs or Shares?

You can withdraw previously tendered ADSs or Shares from the U.S. Offer at any time until the U.S. Offer has expired and, if we have not accepted your ADSs or Shares for payment by February 16, 2024 (60 calendar days after the commencement of the U.S. Offer), you can withdraw them at any time after such date until we accept your tendered ADSs or Shares for payment. See “The U.S. Offer — Section 1. Terms of the U.S. Offer” and “— Section 5. Tender Withdrawal Rights” in this Offer to Purchase.

How do I withdraw previously tendered Shares and/or ADSs?

To withdraw previously tendered Shares or ADSs from the U.S. Offer, you must deliver a written notice of withdrawal, or a copy of one, with the required information to the U.S. Tender Agent while you still have the right to withdraw the previously tendered Shares or ADSs. Withdrawn Shares and ADSs may be retendered by again following one of the procedures described in this Offer to Purchase, at any time until the U.S. Offer has expired. See “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares,” “— Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” and “— Section 5. Tender Withdrawal Rights” in this Offer to Purchase.

When and how will I be paid for my tendered Shares and/or ADSs?

Subject to the terms and conditions of the U.S. Offer, we will pay for all Shares and ADSs validly tendered and not properly withdrawn and accepted by us, promptly after the later of the Expiration Date and upon the satisfaction of the Minimum Condition as set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” in this Offer to Purchase, and in any case pursuant to applicable Colombian law or practice.

We will pay for your ADSs that are validly tendered and not properly withdrawn and accepted by us by depositing the purchase price with the U.S. Tender Agent which will act as depositary for the purpose of receiving payments from us and transmitting such payments to you. Payment for your Shares that are validly tendered and not properly withdrawn and accepted by us will be made through the BVC and deposited into your local brokerage account in the Deceval system specified by you in the Notice of Acceptance submitted to the U.S. Tender Agent and the Colombian Share Custodian. Payment for tendered Shares will be made only after timely receipt by the U.S. Tender Agent of a confirmation from the U.S. Shares Tendering Broker that The Shares were actually tendered into the Colombian Offer as described in “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” in this Offer to Purchase, together with a completed Notice of Acceptance and all documents identified in the Notice of Acceptance for such Shares. Payment for tendered ADSs will be made only after timely receipt by U.S. Tender Agent of ADRs representing such ADSs and a properly completed and duly executed Letter of Transmittal and any other required documents for such ADSs, including in accordance with the procedures set forth in the ADS Notice of Guaranteed Delivery (or of a confirmation of a book-entry transfer of such ADSs as described in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase). See “The U.S. Offer — Section 2. Acceptance for Payment” in this Offer to Purchase. To align the U.S. Offer and Colombian Offer, payments may be delayed up to 5 business days after the Expiration Date. All payments to tendering holders of ADSs and Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent or Colombian peso, as the case may be.

Do I have statutory appraisal rights in connection with the Offers?

No. Colombian laws and regulations do not provide for statutory appraisal rights in case of a tender offer. See “Special Factors — Section 4. Appraisal Rights” in this Offer to Purchase.

What is the market value of my Shares and/or ADSs as of a recent date?

On January 5, 2024, the last trading day on the BVC and the NYSE before the date of the Offer to Purchase, the last reported sale price of Shares on the BVC was COP 3,500 (US$0.8911) per Share and the last sale price of ADSs reported on the NYSE was US$7.16 per ADS. We advise you to obtain a more recent quotation for Shares and/or ADSs in deciding whether to tender your Shares and/or ADSs. See “The U.S. Offer — Section 7. Price Range of Shares and ADSs” in this Offer to Purchase.

What are the U.S. federal income tax consequences if I tender my Shares and/or ADSs?

For a U.S. Holder (as such term is defined in “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in this Offer to Purchase) of Shares (or ADSs) of Éxito that does not tender its Shares (or ADSs), the U.S. Offer will not constitute a taxable event for U.S. federal income tax purposes.

For a U.S. Holder of Shares (or ADSs) of Éxito that tenders some or all such Shares (or ADSs) in the U.S. Offer, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the Shares (or ADSs) of Éxito tendered. That gain or loss generally will constitute capital gain or loss. The deductibility of capital losses is subject to limitations.

If a Colombian withholding tax is withheld on such disposition of all or some such Shares, a U.S. Holder’s amount realized will include the gross proceeds of the disposition before deduction of the Colombian tax (see “The U.S. Offer — Section 6. Tax Consequences — Colombian Tax Consequences for U.S. Holders” in this Offer to Purchase for more information on Colombian withholding taxes).

See “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in this Offer to Purchase for a more complete discussion of certain material U.S. federal income tax consequences of the U.S. Offer.

Whom do I contact if I have questions about the U.S. Offer?

For additional information or assistance and to request additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the ADS Notice of Guaranteed Delivery and other U.S. Offer documents, you may contact the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

To U.S. Holders of Shares of Common Stock and All Holders of American Depositary Shares of Éxito:

INTRODUCTION

Cama Commercial Group, Corp. (“ Purchaser”) hereby offers to purchase all of the issued and outstanding common shares (the “Shares”) of Almacenes Éxito S.A. (“Éxito”), a Colombian corporation (sociedad anónima), including Shares represented by American Depositary Shares, each representing eight Shares (the “ADSs” and, together with the Shares, the “Securities”), from all holders of Shares who are U.S. Persons (“U.S. holders”) and all holders of ADSs wherever located at a cash purchase price of, at their election, (a) US$0.9053 per Share, payable in U.S. dollars, or (b) US$0.9053 per Share payable in Colombian pesos and US$7.2424 per ADS payable in U.S. dollars, in each case, without any interest and less any applicable withholding taxes and brokerage fees and commissions, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related Notice of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”).

Through a concurrent offer in Colombia, Purchaser is offering to purchase all of the issued and outstanding Shares (including Shares represented by BDRs) wherever located, including Shares held by U.S. holders, at the same purchase price of US$0.9053 per Share payable (i) for tendering holders who are Colombian residents or foreign residents registered with the Central Bank of Colombia (Banco Central de Colombia) as foreign direct investors (inversionistas extranjeros directos), at their election, in U.S. dollars or in Colombian pesos based upon the Tasa Representativa del Mercado (TRM), published and certified by the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia, or “SFC”) for the allocation date as set forth in the first offer notice for the Colombian Offer (as defined below) (the “Settlement TRM”), or (ii) for tendering holders who are foreign residents registered with the Central Bank of Colombia as foreign portfolio investors (inversionistas extranjeros de portafolio) only in Colombian pesos (the “Colombian Offer” and, together with the U.S. Offer, the “Offers”). The Colombian Offer will be made for all issued and outstanding Shares and on substantially the same terms as the U.S. Offer. Except as otherwise required by applicable law and regulations, Purchaser intends to consummate the U.S. Offer substantially concurrently with the Colombian Offer.

The U.S. Offer is open to all holders of Shares who are U.S. Persons (“U.S. holders”) and all holders of ADSs, regardless of location. U.S. holders of Shares may tender their Shares into either the U.S. Offer or the Colombian Offer. Holders of ADSs may only tender their Shares into the U.S. Offer.

If you are not a U.S. holder of Shares (a “Non-U.S. holder”), you will not be permitted to tender your Shares (including Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Colombian Offer. ADSs (regardless of the location of the holders) may only be tendered into the U.S. Offer.

The “BVC” means the Bolsa de Valores de Colombia, the Colombian Stock Exchange.

The purchase price for the Shares accepted for payment pursuant to the U.S. Offer will be paid in either U.S. dollars or Colombian pesos based on the Settlement TRM, and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will be paid in United States dollars.

In the event that the price per Share to be paid in the Colombian Offer is increased, Purchaser will make a corresponding increase to the price paid per Share and ADS in the U.S. Offer. Purchaser is under no obligation to increase the price in response to a competitive offer or otherwise. All payments to tendering holders of ADSs and Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent or Colombian peso cent, as the case may be.

The U.S. Offer is currently scheduled to expire at 11:59 p.m., New York City time, on January 18, 2024 (the “Expiration Date”), unless and until Purchaser, in its sole discretion (but subject to the applicable rules and regulations of the United States Securities Exchange Commission (the “SEC”)) shall have extended the period of time during which the U.S. Offer will remain open, in which event the term “Expiration Date” will mean the latest time and date at which the U.S. Offer, as so extended by Purchaser, shall expire.

On December 23, 2023, Éxito filed with the U.S. Securities and Exchange Commission (“SEC”) and distributed to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 stating that Colombian law does not require a recommendation of Éxito or the members of Éxito’s Board of Directors that Éxito’s shareholders accept or reject the Offers or that Éxito or the Board of Directors take any position with respect thereto and as such, Éxito does not express an opinion and remains neutral with respect to the Offers, as required to be disclosed by Rule 14e-2 under the U.S. Securities Exchange Act of 1934, as amended.

As of September 30, 2023, there were 1,297,864,359 Shares issued and outstanding, including 624,375,256 Shares underlying 78,046,907 ADSs and 455,892,680 Shares represented by BDRs. Purchaser currently owns no Shares, ADSs or BDRs.

The U.S. Offer is subject to certain terms and conditions. See “The U.S. Offer — Section 12. Conditions of the U.S. Offer.”

Tendering holders of Shares who have Shares registered in their own name and who tender directly to Equiniti Trust Company, LLC, as U.S. tender agent of Purchaser for the Shares in the U.S. Offer (the “U.S. Tender Agent”), may be required to pay customary brokerage fees, and commissions to the U.S. Shares Tendering Broker in connection with the sale of their Shares pursuant to the U.S. Offer. Tendering holders of ADSs who have ADSs registered in their own name and who tender directly to U.S. Tender Agent, will not be obligated to pay brokerage fees, commissions, or except as set forth in Instruction 7 of the ADS Letter of Transmittal, transfer taxes on the sale of their ADSs pursuant to the U.S. Offer. Tendering holders of Shares and tendering holders of ADSs who own Shares and/or ADSs through a broker or other nominee, if such broker or nominee tenders their Shares and/or ADSs on their behalf, may have to pay a fee to such broker or nominee. Purchaser will pay all charges and expenses of the U.S. Tender Agent incurred in connection with the U.S. Offer. See “The U.S. Offer — Section 15. Fees and Expenses.”

The U.S. Offer qualifies as a Tier II offer in accordance with Rule 14d-1(d) under the Exchange Act and, as a result, is exempt from certain provisions of otherwise applicable U.S. statutes and regulations relating to tender offers.

This Offer to Purchase and the related Notice of Acceptance, the related ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery contain important information and should be read carefully in their entirety before any decision is made with respect to the U.S. Offer.

SPECIAL FACTORS

1.      Background of the Offers

Purchaser is an entity wholly owned by Grupo Calleja and created to acquire Éxito. Grupo Calleja owns Super Selectos, a leading grocery retailer group in El Salvador. Grupo Calleja and the Selling Shareholders, who are retail conglomerates based in France and Brazil, have operated in the retail food industry in Latin America for years and maintain a business relationship in which they periodically discuss potential business opportunities.

Discussions between Grupo Calleja and the Selling Shareholders regarding a sale of their holdings in Éxito first occurred in August 2022. At that time, Éxito was only listed on the Colombian Stock Exchange and the GPA Sellers owned approximately 96.52% of the outstanding Shares.

Grupo Calleja and its financial advisor Banca de Inversión Bancolombia S.A. began conducting due diligence in late 2022 through the review of publicly available information. Based on the due diligence conducted, its financial modeling and its preparation of preliminary business plan, in December 2022, Grupo Calleja calculated a proposed purchase price per share, and made a presentation to Casino and the GPA Sellers to express a non-binding interest in potentially acquiring the Shares of Éxito owned by them, subject to obtaining sufficient sources of funding. After the presentation, Casino and the GPA Sellers expressed interest in continuing the discussion.

In January 2023, the Board of Éxito approved a proposal by management for the authorization of the listing of its equity on the NYSE in the form of Level II ADRs and in the B3 in the form of Level II BDRs, with the purpose of increasing value for its shareholders. In connection with the listing, the GPA Sellers undertook a reorganization of their holdings and effected a spin-off of Éxito Shares held by them (representing 83.26% of the outstanding Shares) to the shareholders and ADS holders of CBD. The parties paused conversations regarding a potential transaction while the transactions were in process, but left channels of communication open. Grupo Calleja continued to follow the quarterly results of the Company following the reorganization, which was completed in August 2023. After completion of the reorganization, the GPA Sellers held 13.26% of the outstanding Éxito Shares and Casino held 34.04% of the Éxito Shares.

In June 2023, Group Calleja contacted Casino and the GPA Sellers to resume discussions regarding a potential transaction structure that would involve the acquisition of Shares held by Casino and the GPA Sellers and by public shareholders in order to ensure that Grupo Calleja would acquire a controlling stake of a minimum of 51% of the Shares in Éxito. Following the completion of the spin-off, in late August 2023, Grupo Calleja and the Selling Shareholders agreed on a non-binding basis to start negotiating an OPA Pre-Agreement that would define the conditions and the structure of a transaction that was aligned with Grupo Calleja’s interest and involved a sale of all of the post-reorganization holdings in Éxito of CBD and Casino. For this purpose, Grupo Calleja retained both U.S. and Colombian legal counsels to join his team of advisors and the Sellers had also retained both U.S. and Colombian counsel.

The first points that were discussed on the OPA Pre-Agreement were those related to the price, the interim business operating covenants and the transaction structure, including the minimum required stake of 51% to be acquired by Grupo Calleja. The first draft of the document was prepared by the Sellers, and Grupo Calleja’s counsel reviewed and commented on the document considering both the Colombian and the U.S. legal perspective. Finally, an agreement was reached early during the second week of October and both parties received their respective corporate approvals by the end of the week.

On October 13, 2023, Grupo Calleja and the Selling Shareholders executed the OPA Pre-Agreement. Under the OPA Pre-Agreement, the parties agreed that Grupo Calleja would launch a public tender offer on the Colombian Stock Exchange for up to 100% of the Shares of the Company and a tender offer complying with applicable U.S. tender offer rules for all ADSs and any Shares held by U.S. residents with a minimum condition of acquiring at least 51% of the Shares (including Shares underlying ADSs and BDRs) in the aggregate in both the Colombian and U.S. tender offers.

On November 3, 2023, Grupo Calleja filed the request for authorization for the Colombian Offer with the SFC and filed the required documentation on the same day with the Colombian Stock Exchange. On November 28, 2023, Grupo Calleja filed additional information requested by the SFC and the Colombian Stock Exchange as part of the authorization process of the Colombian Offer. On December 5, 2023, the SFC approved the Colombian Offer on the terms described in this Offer to Purchase.

If Purchaser’s proposed acquisition of Éxito in the Offers is consummated, Purchaser will indirectly acquire an interest in Tuya, a Colombian finance company (compañía de financiamiento) that is owned 50% by Éxito. In connection with the Offers, Grupo Calleja has filed a request seeking the SFC’s approval under Article 88 of the Colombian Financial System Organic Statute (Estatuto Orgánico del Sistema Financiero) for the indirect acquisition of a more than 10% interest in Tuya by Purchaser. Grupo Calleja received approval from the SFC under Article 88 on December 26, 2023.

2.      Purpose of and Reasons for the Offers.

None of Purchaser, its directors, officers or affiliates, D.F. King & Co., Inc. (the “Information Agent”) or the U.S. Tender Agent is making any recommendation to you as to whether to tender or refrain from tendering your Shares or ADSs pursuant to the U.S. Offer. You must make your own decision as to whether to tender your Shares or ADSs pursuant to the U.S. Offer and, if so, how many Shares or ADSs to tender. In doing so, you should carefully read the information in this Offer to Purchase, the related Notice of Acceptance, the related ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery, including the purposes and effects of the Offers. You should discuss whether to tender your Shares or ADSs with your own broker or other financial advisor, if any.

The purpose of the Offers is to acquire up to one hundred percent (100%) of the Shares (including those represented by ADSs and BDRs). At a minimum, Purchaser desires to acquire a minimum of fifty one percent (51%) of the Shares in the Offers. At 51% ownership, Purchaser would have the ability to control Exito through its corporate governance structure in that Purchaser would have (i) the ability to approve or reject matters requiring approval of a simple majority vote of the Shares and (ii) the legal right and ability to appoint the majority of the board of directors of Éxito under Colombian law.

Following the consummation of the Offers, Purchaser expects that Éxito’s business and operations will be continued substantially as they are currently being conducted. Following the consummation of Purchaser’s proposed purchase of Éxito, Purchaser will undertake a detailed review of Éxito and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under the Exchange Act and the delisting of its securities from a registered national securities exchange and/or any non-U.S. exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offers. The Offerors intend to review such information as part of a comprehensive review of Éxito’s business, operations, capitalization and management with a view to optimizing development of Éxito’s potential. Purchaser does not currently intend to de-list Éxito’s Shares or terminate or cancel the ADR or BDR programs upon completion of the Offers. Purchaser has no current plans with respect to any changes in Éxito’s business, corporate structure, organizational documents, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy.

Purchaser expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments. Specifically, it may evaluate the feasibility or possibility of making investments or divestments in business lines, selling assets, or forming strategic alliances for the development of Éxito’s business. Any such transactions would be subject to the required corporate and governmental approvals under applicable current legislation. Similarly, Purchaser may evaluate the feasibility or possibility of making changes to Éxito’s bylaws, to align with strategic goals, and subject to applicable corporate approvals.

Colombian law does not provide an acquirer with the ability to conduct a “squeeze-out” of any non-tendering shareholders. Purchaser, exercising its rights under the securities market regulation in Colombia, may continue to acquire up to 5% of outstanding Shares in Colombia in the secondary market through trades on the BVC or through private purchases following the Offers in accordance with applicable regulation, if it does not acquire 100% of the Shares in the Offers. If Purchaser seeks to acquire 5% or more of the outstanding Shares, under BVC rules, it may only acquire Shares of the remaining Exito shareholders through either (i) a public tender offer (oferta pública de adquisición, or “OPA”) similar to the Colombian Offer or (ii) a tender offer with the explicit intention of going private (OPA de Desliste, or “going private tender offer”). In either case, Exito shareholders would be able to decide whether or not to tender their Shares.

U.S. holders of Éxito Shares and ADS holders are urged to consult their own tax advisors on the potential U.S. and Colombian tax consequences of the alternatives available to them in connection with the Offers.

The proposed tender offer price of US$0.9053 per Share or US$7.2424 per ADS (the “Tender Offer Price”) was determined by negotiation in connection with the Offerors entering into the OPA Pre-Agreement with certain shareholders of Éxito (the “Selling Shareholders”), dated as of October 13, 2023 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “OPA Pre-Agreement”). An English translation of the OPA Pre-Agreement is attached as Exhibit (d) to the Schedule TO to which this Offer to Purchase relates. The Offer price represents an increase of approximately 30% over the 30-day trailing average closing price of Éxito Shares and ADSs as of October 13, 2023 of COP 2,750 per share and US$5.29 per ADS, which is below the purchase price in the Offers.

As of September 30, 2023, there were 1,297,864,359 issued and outstanding Shares, 455,892,680 Shares underlying 113,973,170 issued and outstanding BDRs, and 624,375,256 Shares underlying 78,046,907 issued and outstanding ADSs of Éxito.

Éxito Board Recommendation

On December 23, 2023, Éxito filed with the SEC and distributed to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 stating that Colombian law does not require a recommendation of Éxito or the members of Éxito’s Board of Directors that Éxito’s shareholders accept or reject the Offers or that the Éxito or the Board of Directors take any position with respect thereto and as such, Éxito does not express an opinion and remains neutral with respect to the Offers, as required to be disclosed by Rule 14e-2 under the U.S. Securities Exchange Act of 1934, as amended.

3.      Certain Effects of the Offers

We expect that approximately US$759,625,496 will be required to purchase all of the outstanding ADSs and Shares held by U.S. holders in the U.S. Offer.

Upon consummation of the Offers, holders of Shares and ADSs that are purchased pursuant to the Offers will either no longer have an interest or have a reduced interest in Éxito, as the case may be, and a corresponding decreased opportunity to participate in the future earnings, profits and growth of Éxito and to vote on Éxito’s corporate matters. Purchaser currently owns no Shares, ADSs or BDRs. If Purchaser consummates the acquisition of at least 51% of the outstanding Shares pursuant to the Offers, its interests in the net book value and net earnings of Éxito will correspond to its ownership interest. As a result, Purchaser will receive a greater benefit from any income generated by Éxito’s operations and any increase in the value of Éxito following the Offers. Similarly, Purchaser will bear a greater portion of the losses generated by Éxito’s operations and any decrease in the value of Éxito after completion of the Offers. Holders of Shares and ADSs that are purchased pursuant to the Offers will face no risk of losses that could be generated by Éxito’s operations and no risk of a decline in the value of Éxito after completion of the Offers.

If you do not tender your Shares or ADSs in the Offers, you will remain a holder of Shares or ADSs, as the case may be. After the completion of the Offers, the number of Shares and ADSs remaining in public circulation may decrease, and the market for such securities may be even further reduced.

We believe that the accounting treatment of the U.S. Offer is not material to the decision of holders of Shares or ADSs whether to tender their Shares or ADSs into the U.S. Offer. The purchase of Shares by Purchaser in the Offers will have no effect on the financial statements of Éxito.

Effects on Market for Shares and Registration of Shares in the Colombian Securities Registry

The purchase of Shares pursuant to the Offers will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares are currently registered with the Securities Registry kept by the SFC. They also are listed and traded on the BVC. Purchaser may convert the Company into a closely-held corporation or cancel the registration of its Shares in the Securities Registry of the SFC. Although they have no current intention to do so, the Offerors may cause the Shares to be de-listed from the BVC.

If you do not tender your Shares or ADSs, you will remain a holder of Shares or ADSs, as applicable. Unlike a typical U.S. tender offer, no shareholder of Éxito will be squeezed out by Purchaser in connection with the Offers.

Following completion of the Offers, the number of Shares remaining in public circulation may decrease and the market for such securities may be reduced.

Effects on Market for ADSs

Our purchase of ADSs pursuant to the U.S. Offer may reduce the number of ADSs that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining ADSs held by the public. However, we cannot predict whether a reduction in the number of ADSs that might otherwise trade publicly would have an adverse effect on the market price for, or marketability of, the ADSs. The liquidity and market value of ADSs will depend upon factors such as, among others:

•        the number of holders of ADSs and the number of ADSs in public ownership;

•        the aggregate market value of the Shares and ADSs in public ownership;

•        the trading volume of the remaining ADSs on the NYSE;

•        whether securities firms remain interested in maintaining a market in ADSs or providing research on Éxito;

•        possible de-listing from the NYSE;

•        possible suspension of the Éxito’s disclosure and reporting obligations under the Exchange Act;

•        possible termination of registration of Éxito Shares and ADSs under the Exchange Act; and

•        possible termination of the deposit agreement between Éxito and JPMorgan Chase Bank N.A. (the “ADS Depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder (the “Deposit Agreement”) and/or the restricted issuance agreement between Éxito and the ADS Depositary and the holders and beneficial owners from time to time of restricted ADSs evidenced by restricted ADRs issued thereunder (the “Restricted Issuance Agreement” and together with the Deposit Agreement, the “Deposit Agreements”).

NYSE Listing

We have no current intention to de-list the ADSs from the NYSE. However, under the rules of the NYSE, if the Éxito fails to meet certain criteria, the ADSs could be involuntarily de-listed from the NYSE. The NYSE will give consideration to the prompt initiation of suspension and delisting procedures with respect to a security when, among other things: (a) the number of total shareholders is less than 400 (including beneficial owners holding through NYSE member brokers); (b) the number of total shareholders is less than 1,200 (including beneficial owners holding through NYSE member brokers) and average monthly trading volume for the most recent 12 months is less than 100,000 shares; or (c) the number of publicly-held shares (excluding shares held by affiliates) is less than 600,000. Thus, if we purchase a sufficient number of ADSs in the U.S. Offer, the ADSs may no longer meet the NYSE’s listing requirements, regardless of our intention to maintain the listing of the ADSs on the NYSE. We cannot predict the levels of participation expected in the Offers and there can be no assurance that Éxito will continue to meet the NYSE listing requirements following consummation of the Offers. As of September 30, 2023, there were 624,375,256 ADSs outstanding. The average monthly trading volume for the most recent four full months for which the ADSs have been publicly traded on the NYSE was 112,399,113.

Reporting Obligations and Registration Under the Exchange Act

If the ADSs no longer meet the NYSE’s listing requirements and the ADSs are involuntarily de-listed from the NYSE, we would seek to terminate the registration of the Shares and ADSs under the Exchange Act and suspend the Company’s obligation to file reports under the Exchange Act until termination of registration thereunder, which would substantially reduce the information required to be furnished by Éxito to holders of Shares and ADSs and to the SEC, and certain provisions of the Exchange Act would no longer apply to Éxito. Under Exchange Act

Rule 12h-6, we could terminate our obligation to file reports under the Exchange Act if, among other things, the average daily trading volume of the ADSs for a recent 12-month period has been no greater than five percent of the average daily trading volume on a worldwide basis for that same period, and the Shares and ADSs were held of record by either less than 300 persons on a worldwide basis or less than 300 U.S. residents.

Termination of the Deposit Agreements

If the ADSs are de-listed from the NYSE and the Shares and ADSs are deregistered under the Exchange Act as described above, we may seek to terminate the Deposit Agreements. When and if the Deposit Agreement is terminated, holders of ADSs will only have the right to receive Shares underlying ADSs upon surrender of ADSs and payment of applicable fees to the ADS Depositary. As soon as practicable after the termination date, the ADS Depositary will use its reasonable efforts to sell the remaining deposited Shares and hold the proceeds of such sale, after deduction of the fees of the ADS Depositary and applicable taxes (including any Colombian withholding tax as described in “The U.S. Offer — Section 6. Tax Consequences — Colombian Tax Consequences” for U.S. Holders below), for the benefit of holders of ADSs that have not been surrendered. The absence of an active trading market in ADSs and an ADS facility would impede the transfer of your ADSs and reduce the liquidity and market value of both your ADSs and the underlying Shares.

Margin Securities

The ADSs are currently “margin securities” under the Regulations of the Board of Governors of the U.S. Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the ADSs under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, the ADSs may no longer constitute margin securities under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers. See also “The U.S. Offer — Section 13. Effects on Market for Shares and Registration of Shares in the Colombian Securities Registry; Effects on Market for ADSs; Registration of Shares and ADSs Under the Exchange Act; Margin Regulations.”

4.      Appraisal Rights.

Colombian regulations, and specifically tender offer regulations included in articles 6.15.2.1.1 through 6.15.2.1.25 of Decree 2555 of 2010, do not provide for appraisal rights in the case of a tender offer.

5.      Risks of Tendering Shares in the Colombian Offer instead of the U.S. Offer.

U.S. holders of Shares may elect to tender their Shares into the Colombian Offer instead of the U.S. Offer. ADSs may only be tendered into the U.S. Offer. Although the terms and conditions of the U.S. Offer and the Colombian Offer are substantially similar, because of differences in law and market practice between the United States and Colombia, the rights of tendering holders pursuant to the U.S. Offer and the Colombian Offer are not identical.

Colombian laws governing the tender withdrawal rights of tendering holders are different from U.S. laws governing such rights. Tenders of Shares and ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 60 calendar days after the date on which the U.S. Offer is launched, if not accepted for payment as provided in this Offer to Purchase prior to such date, or at such later time as may apply if the U.S. Offer is extended beyond that date. See the discussion in the section of this Offer to Purchase entitled “The U.S. Offer — Section 5. Tender Withdrawal Rights.” Under Colombian law, no tender withdrawal rights are provided in the Colombian Offer. U.S. holders intending to tender their Shares into the Colombian Offer should refer to Annex B to this Offer to Purchase for the procedure for tendering into the Colombian Offer, which differs from the procedures for tendering Shares into the U.S. Offer and should refer to the Colombian Cuadernillo de Oferta made available in connection with the Colombian Offer for information regarding the Colombian Offer.

An English translation of the Colombian Cuadernillo de Oferta has been attached as Annex B to this Offer to Purchase, but such translation, as is the case with respect to any and all translated documents filed pursuant to the U.S. Offer, is for informational purposes only and U.S. holders who wish to tender their Shares into the Colombian Offer should consult the original Spanish language documents filed with the Financial Superintendence of Colombia

(Superintendencia Financiera de Colombia, or “SFC”). Further, press releases and announcements may be made in Colombia but not made in the U.S. and may not be translated into English and filed with the SEC. Furthermore, the Colombian Offer is not subject to U.S. tender offer rules and the benefits thereof that would not be available to U.S. holders tendering Shares into the Colombian Offer.

Purchaser is offering to pay to U.S. holders who tender into the U.S. Offer (i) the Colombian peso equivalent of, at their election, (a) US$0.9053 per Share, payable in U.S. dollars, or (b) US$0.9053 per Share payable in Colombian pesos based upon the Settlement TRM and (ii) US$7.2424 per ADS payable in U.S. dollars (in each case, less any applicable withholding taxes and brokerage fees and commissions). U.S. holders who tender Shares into the Colombian Offer will be entitled under applicable Colombian regulations to be paid the purchase price for their Shares as follows: (i) for tendering holders who are Colombian residents or foreign residents registered with the Central Bank of Colombia (Banco Central de Colombia) as foreign direct investors (inversionistas extranjeros directos), at their election, in U.S. dollars or in Colombian pesos based upon the Settlement TRM or (ii) for tendering holders who are foreign residents registered with the Central Bank of Colombia as foreign portfolio investors (inversionistas extranjeros extranjeros de portafolio) only in Colombian pesos. In order to receive a payment for their tendered Shares in the U.S. Offer in U.S. dollars, a U.S. holder must make an election in the Notice of Acceptance on or prior to the Expiration Date. In making such election, the U.S. holder will be deemed to have instructed its Colombian broker to convert any payment of Colombian pesos received through the BVC upon settlement into U.S. dollars through a financial institution selected by the Purchaser. If the resulting U.S. dollar amount per Share is less than US$0.9053 (taking into account any deductions for applicable withholding taxes and brokerage fees and commissions), the Purchaser will reimburse each electing holder for the difference between US$0.9053 and such U.S. dollar amount per Share. Any resulting amounts in excess of a U.S. dollar amount per Share of US$0.9053 will be retained by the Purchaser. The Purchaser expects that the deposit of the consideration for the U.S. Offer and the Colombian Offer will occur at the same time. In addition, it is recommended that U.S. holders wishing to tender in the Colombian Offer consult their tax advisor as there may be different tax consequences in the Colombian Offer not contemplated in this Offer to Purchase.

6.      Interests of Directors and Executive Officers.

The Offerors’ directors and executive officers are set forth in Annex A to this Offer to Purchase.

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The Offerors beneficially own no Shares, ADSs or BDRs. As of January 8, 2024, the Offerors’ directors and officers beneficially owned no Shares.

7.      Transactions and Arrangements Concerning the Shares and ADSs.

For a discussion of acquisitions of Shares and ADSs by Purchaser, see “Special Factors — Section 1. Background of the Offers.” Purchaser has no beneficial ownership of any Shares, ADSs or BDRs.

Except as set forth in this Offer to Purchase, none of the Offerors nor, to the knowledge of any Offeror, any director or executive officer of any Offeror, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any securities of Éxito (including, without limitation, any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, divisions of profits or losses, or the giving or withholding of proxies, consents or authorizations).

8.      Related Party Transactions.

Transactions between the Offerors and Éxito or any of its Affiliates

Except as set forth in this Offer to Purchase, there have been no transactions between the Offerors and Éxito or any of its Affiliates.

To the knowledge of the Offerors, during the past two years there were no transactions of any executive officer, director or affiliate of Éxito with any Offeror having an aggregate value as a single transaction or series of similar transactions that exceeds US$60,000.

9.      Material U.S. Federal Income Tax Consequences

For a U.S. Holder (as such term is defined in “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in this Offer to Purchase) of Shares (or ADSs) of Éxito that does not tender its Shares (or ADSs), the U.S. Offer will not constitute a taxable event for U.S. federal income tax purposes.

For a U.S. Holder of Shares (or ADSs) of Éxito that tenders all or some such Shares (or ADSs) in the U.S. Offer, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the Shares (or ADSs) of Éxito tendered. That gain or loss generally will constitute capital gain or loss. The deductibility of capital losses is subject to limitations.

If a Colombian withholding tax is withheld on such disposition of all or some such Shares, a U.S. Holder’s amount realized will include the gross proceeds of the disposition before deduction of the Colombian tax (see “The U.S. Offer — Section 6. Tax Consequences — Colombian Tax Consequences for U.S. Holders” in this Offer to Purchase for more information on Colombian withholding taxes). See “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in this Offer to Purchase for a more complete discussion of certain material U.S. federal income tax consequences of the U.S. Offer.

This tax treatment may not apply to all shareholders and ADS holders. Determining the actual tax consequences of the U.S. Offer to you can be complex. U.S. Holders are urged to consult their own U.S. tax advisors on the potential U.S. tax consequences of the U.S. Offer.

THE U.S. OFFER

1.      Terms of the U.S. Offer

OPA Pre-Agreement

The U.S. Offer is being made pursuant to the OPA Pre-Agreement with certain shareholders of Éxito (the “Selling Shareholders”), dated as of October 13, 2023 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “OPA Pre-Agreement”). An English translation of the OPA Pre-Agreement is attached as Exhibit (d) to the Schedule TO to which this Offer to Purchase relates. Under the terms of the OPA Pre-Agreement, the Offers are subject only to a condition precedent that immediately prior to the expiration of the Offers, the number of Shares (including Shares represented by ADSs and BDRs) validly tendered pursuant to the Offers (and not properly withdrawn prior to the expiration of the Offers), represents at least 51% of all of the Shares (including Shares represented by ADSs and BDRs) then issued and outstanding (determined on a fully-diluted basis) (such condition, the “Minimum Condition”). Purchaser is not permitted to waive the Minimum Condition. There is no financing condition to the U.S. Offer.

In addition, the OPA Pre-Agreement may be terminated by Purchaser or the Selling Shareholders, if any governmental authority shall have issued an order permanently enjoining the Selling Shareholders from accepting the Offers during the relevant acceptance periods, and such order shall have become final and non-appealable. Finally, Purchaser may terminate the OPA Pre-Agreement and the Offers if a third party launches a competitive tender offer in accordance with applicable U.S. and Colombian rules during the applicable acceptance periods for the Offers. Purchaser has no obligation to match or top a competing tender offer in Colombia, nor in the United States.

Dual Offer Structure

Colombian law requires the tender offer in Colombia to be open to all holders of the Shares wherever located. In accordance with Rule 14d-1 of the Exchange Act, Purchaser must permit U.S. holders to participate in the transaction on terms at least as favorable as those offered in Colombia. Purchaser calculated the U.S. ownership of shares and ADSs of Éxito as of October 9, 2023 (a date within 120 days before the public announcement of the Offers) and determined that U.S. holders held more than 10% but less than 40% of the then outstanding Éxito Shares (including those held in the form of ADSs and BDRs). Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including the commencement of a separate tender offer in the United States for U.S. holders of Shares and all holders of ADSs, wherever located.

To facilitate the participation of all holders of Shares, including U.S. holders, and all ADS holders, wherever located, we are commencing two concurrent tender offers: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and all U.S. holders of Shares, and (ii) the Colombian Offer, which is open to all holders of Shares, wherever located.

Holders of Shares that are not U.S. holders may not tender their Shares into the U.S. Offer but may tender their Shares into the Colombian Offer. For additional information on how to tender into the Colombian Offer, please contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

The price per Share offered pursuant to the Colombian Offer is the same price per Share offered pursuant to the U.S. Offer.

Number of Shares and ADSs

Upon the terms and subject to certain conditions of the U.S. Offer, (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares and ADSs validly tendered and not properly withdrawn, in accordance with “The U.S. Offer — Section 5. Tender Withdrawal Rights”, before the Expiration Date, and accepted by us at a price of, (1) at the election of a U.S. holder, (a) US$0.9053 per Share, payable in U.S. dollars, or (b) the Colombian peso equivalent of US$0.9053 per Share payable in Colombian pesos based upon the Settlement TRM, or (2) US$7.2424 per ADS, in cash, payable in U.S. dollars, in each case, without interest and less any applicable withholding taxes and brokerage fees and commissions.

The U.S. Offer will expire at 11:59 p.m., New York City time, on January 18, 2024, or such later time and date to which we may extend the U.S. Offer. Only Shares and ADSs validly tendered and not properly withdrawn will be purchased pursuant to the U.S. Offer. See “The U.S. Offer — Section 14. Extension of the U.S. Offer; Termination; Amendment”.

The Offers are conditioned on a minimum number of Shares satisfying the Minimum Condition. There is no financing condition to the Offers. See “The U.S. Offer — Section 12. Conditions of the U.S. Offer”.

Tender Offer Price

The Tender Offer Price is, (1) at the election of a U.S. holder either, (a) US$0.9053 per Share, payable in U.S. dollars, or (b) the Colombian peso equivalent of US$0.9053 per Share, in cash, payable in Colombian pesos based upon the Settlement TRM, or (2) US$7.2424 per ADS, in cash, payable in U.S dollars, in each case, without any interest and less any applicable withholding taxes and brokerage fees and commissions, properly tendered pursuant to the U.S. Offer. In order to receive a payment for their tendered Shares in U.S. dollars, a U.S. holder must make an election in the Notice of Acceptance on or prior to the Expiration Date. In making such election, the U.S. holder will be deemed to have instructed its Colombian broker to convert any payment of Colombian pesos received through the BVC upon settlement into U.S. dollars through a financial institution selected by the Purchaser. If the resulting U.S. dollar amount per Share is less than US$0.9053 (taking into account any deductions for applicable withholding taxes and brokerage fees and commissions), the Purchaser will reimburse each electing holder for the difference between US$0.9053 and such U.S. dollar amount per Share. Any resulting amounts in excess of a U.S. dollar amount per Share of US$0.9053 will be retained by the Purchaser.

Éxito has made available its shareholder registry and security position listings to Purchaser and will cause the ADS Depositary to provide Purchaser with the list of record holders for ADSs and security position listings, as required by Colombian law, for the purpose of disseminating this Offer to Purchase to U.S. holders of Shares and holders of ADSs. This Offer to Purchase and the related Notice of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery, and other relevant documents will be mailed to U.S record holders of Shares and holders of ADSs and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Shares or ADSs and similar persons whose names, or the names of whose nominees, appear on such list of holders of Shares and holders of ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares or ADSs. All Shares or ADSs validly tendered and not properly withdrawn and accepted by us will be purchased for the Tender Offer Price.

Extension and Amendment

Under U.S. law, if the Offerors make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or waive a material Condition of the U.S. Offer, the Offerors will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by applicable laws or regulations (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to U.S. holders of Shares and/or all holders of ADSs wherever located, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period is generally required to allow for adequate dissemination to shareholders and investor response.

Mailing

This Offer to Purchase, the related Notice of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery and other relevant materials will be mailed by the Offerors to the record holders of ADSs and the U.S. resident record holders of Shares whose names appear on the shareholder lists maintained by Éxito, the list of record holders of ADSs maintained by the ADS Depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs of Éxito, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Shares, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the U.S. Offer materials to their customers. We will also mail this Offer to Purchase, the Notice of Acceptance, the related ADS Letter of Transmittal, the ADS Notice of Guaranteed Delivery and other relevant materials to any registered or beneficial holder of Shares and/or ADSs that requests a copy of the U.S. Offer materials.

2.      Acceptance for Payment.

Upon the terms and subject to the conditions of the U.S. Offer, Purchaser will accept for payment and pay for the Shares and ADSs validly tendered prior to the Expiration Date and not properly withdrawn, and promptly after the later of (1) the Expiration Date and (2) the satisfaction or waiver of the conditions set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” and in any case pursuant to applicable Colombian law or practice.

For purposes of the U.S. Offer, Purchaser shall be deemed to have accepted for payment tendered Shares and ADSs when and if Purchaser gives oral or written notice to the U.S. Tender Agent of its acceptance of the tenders of such Shares and ADSs. Payment for Shares that are validly tendered and not properly withdrawn and accepted by Purchaser will be made through the BVC and deposited into the tendering holder’s local brokerage account in the Deceval system specified by the tendering holder in the Notice of Acceptance submitted to the U.S. Tender Agent and the Colombian Share Custodian. Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the U.S. Tender Agent, which will act as agent for the tendering holders of ADSs for the purpose of receiving payments from Purchaser and transmitting such payments to tendering holders of ADSs. Payment for Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Tender Agent of (a) a confirmation from the U.S. Shares Tendering Broker that the Shares were actually tendered into the Colombian Offer and (b) a properly completed and duly executed Notice of Acceptance (or a copy thereof, provided the signature is original).

Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Tender Agent of ADRs evidencing such tendered ADSs or book-entry transfer of such tendered ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs”) confirming transfer of such tendered ADSs into the U.S. Tender Agent’s account at the Book-Entry Transfer Facility (as defined in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs”). Payment may be made to tendering holders at different times if delivery of the Shares and ADSs and other required documents occurs at different times. For a description of the procedure for tendering ADSs pursuant to the U.S. Offer, see “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs.” Under no circumstances will interest be paid by Purchaser on the purchase price paid for Shares and ADSs pursuant to the U.S. Offer regardless of any delay in making such payments or extension of the Expiration Date.

If Purchaser increases the purchase price to be paid for Shares pursuant to the Colombian Offer, Purchaser will pay such increased consideration for all Shares and ADSs purchased pursuant to the U.S. Offer, whether or not such Shares and ADSs were tendered prior to such increase in consideration.

If any tendered Shares and/or ADSs are not purchased pursuant to the U.S. Offer for any reason pursuant to the terms and conditions of the U.S. Offer, such Shares and ADSs will be credited to the appropriate account, without expense to the tendering holder, promptly following the expiration or termination of the U.S. Offer.

3.      Procedures for Accepting the U.S. Offer — Holders of Shares.

Only U.S. Persons are eligible to participate in the U.S. Offer. All other holders of Shares, and holders of Shares who are U.S. holders but wish to participate in the Colombian Offer, must tender their Shares in the Colombian Offer. Before they decide to tender their Shares in the Colombian Offer, U.S. holders of Shares who wish to participate in the Colombian Offer should carefully consider that they will not be granted the protections of the Exchange Act. U.S. holders of Shares may tender their Shares into the Colombian Offer pursuant to the directions in Annex B to this Offer to Purchase. However, there are important aspects to consider if a U.S. holder tenders into the Colombian Offer rather than the U.S. Offer. See “Special Factors — Section 5. Risks of Tendering Shares in the Colombian Offer Instead of the U.S. Offer.” For assistance in connection with the Colombian Offer, please contact Valores Bancolombia S.A. Comisionista de Bolsa, the tender agent under the Colombian Offer.

As used herein, a “U.S. Person” means (1) any individual resident in the United States; (2) any partnership or corporation organized or incorporated in the United States; (3) any estate of which any executor or administrator is a U.S. Person; (4) any trust of which the trustee is a U.S. Person; (5) any agency or branch of a foreign entity located in the United States; (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (8) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. Person for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned by accredited investors (as defined in Rule 501(a) under the Securities Act); excluding, in each case, persons deemed not to be “U.S. persons” pursuant to Rule 902(k)(2) of Regulation S under the Securities Act. The tendering of Shares pursuant to the U.S. Offer shall constitute a binding agreement between the tendering holder of Shares and the Offerors pursuant to the terms and subject to the conditions of the U.S. Offer.

Any U.S. holder who holds Shares and who desires to accept the U.S. Offer in respect of all or any portion of such holder’s Shares should complete the Notice of Acceptance in accordance with the instructions printed thereon. An accepting holder of Shares should submit a properly completed and duly executed Notice of Acceptance (or copy thereof, provided the signature is original).

The Offer to Purchase, the Notice of Acceptance and other relevant materials may be obtained at the offices of the Information Agent, at the addresses indicated on the back cover of this Offer to Purchase during normal business hours through the Expiration Date. However, failure to receive any documentation related to this U.S. Offer by any holder of Shares shall not invalidate this U.S. Offer or any aspect hereof.

Notice of Acceptance

By submitting a Notice of Acceptance, which indicates an authorization to submit the applicable Shares to the Colombian Offer through the Deceval system, you will be deemed to represent, warrant and agree with us, subject to and effective upon our acceptance of your Shares, that:

•        you sell, assign and transfer to the Offerors all right, title and interest in and to all the Shares being tendered and all dividends, distributions and rights declared, paid or distributed in respect of such Shares or securities on or after the Payment Date;

•        you irrevocably appoint the U.S. Tender Agent your true and lawful agent and attorney-in-fact, with full knowledge that the U.S. Tender Agent is also acting as the agent of the Offerors in connection with the U.S. Offer, with respect to such Shares, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

•        to transfer, or to authorize the U.S. Tender Agent to transfer, ownership of such Shares on the account books maintained with respect to the Shares, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Offerors;

•        to receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares, all in accordance with the terms and conditions of the U.S. Offer; and

•        to appoint one or more U.S. Shares Tendering Brokers to facilitate the transactions contemplated herein;

•        you shall have no further rights with respect to the tendered Shares, except that you shall have a right to receive from the Offerors the Tender Offer Price in accordance with the terms and conditions of the U.S. Offer; and

•        to deliver any other information and take such other actions as may be necessary or required to facilitate the transactions contemplated in the Offer to Purchase or this Notice of Acceptance or as otherwise requested by the U.S. Tender Agent, the U.S. Shares Tendering Broker, the Colombian Share Custodian or the Purchaser.

•        you have full power and authority to accept the U.S. Offer and to sell, assign and transfer the Shares, and that when the Shares are accepted for purchase by the Offerors, the Offerors will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, declared, made or paid after the Payment Date with respect to the Shares in respect of which the U.S. Offer is accepted or deemed to be accepted;

•        you will, upon request, execute and deliver any additional documents deemed by the U.S. Tender Agent, the U.S. Shares Tendering Broker, the Colombian Share Custodian or the Offerors to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof, the Offerors shall be entitled to all rights and privileges as owner of each such distribution and may withhold the entire consideration due under the U.S. Offer for the purchase of the Shares tendered hereby or deduct from such consideration the amount or value of such distribution as determined by the Offerors in their sole discretion;

•        you instruct the U.S. Tender Agent to tender Shares on the Colombian business day immediately following the expiration of the U.S. Offer (expected to be January 19, 2024) in the U.S. Offer into the Colombian Offer through the U.S. Shares Tendering Broker, unless the U.S. holder has validly withdrawn the Shares; all authority conferred or agreed to be conferred by you shall survive your death or incapacity, and any obligation of shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns;

•        by making the election to receive US dollars and providing your relevant bank account information (which must be for a U.S. dollar denominated account at a bank located outside of the Republic of Colombia), you will be deemed to have irrevocably instructed the Global Custodian and the Colombian Share Custodian to convert any payment of Colombian pesos received through the BVC upon settlement into U.S. dollars through a financial institution selected by the Purchaser and you consent to the Purchaser’s retention of any amounts resulting from such conversion in excess of US $0.9053 per Share; and

•        you acknowledge that you have received and read the Schedule TO filed relating to the U.S. Offer and its exhibits, including the Offer to Purchase and the accompanying Notice of Acceptance and its instructions. A copy of the Offer to Purchase may be obtained at no cost by visiting the website of the SEC at www.sec.gov or by contacting the Information Agent at the telephone number provided herein. You agree to be bound by the terms of the U.S. Offer, as described in the U.S. Offer to Purchase and the Notice of Acceptance, and that the Offerors may enforce the Notice of Acceptance against you.

U.S. Dollar Election

Any U.S. holder that desires to receive payment for its validly tendered Shares in U.S. dollars must complete the relevant election on the Notice of Acceptance and take such other actions as may be necessary or required or as otherwise requested by the U.S. Tender Agent, the U.S. Shares Tendering Broker, the Colombian Share Custodian or the Purchaser. By making such election and providing its relevant bank account information (which must be a U.S. dollar-denominated account at a bank located outside of the Republic of Colombia), the holder will be deemed to have irrevocably instructed its Colombian broker to convert any payment of Colombian pesos received through the BVC upon settlement into U.S. dollars through a financial institution selected by Purchaser. If the resulting U.S. dollar amount per Share is less than US$0.9053 (taking into account any deductions for applicable withholding taxes and brokerage fees and commissions), the Purchaser will reimburse each electing holder for the difference between US$0.9053 and such U.S. dollar amount per Share. Any resulting amounts in excess of a U.S. dollar amount per Share of US$0.9053 will be retained by the Purchaser.

Matters concerning validity, eligibility and acceptance of Shares

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. Neither we, the U.S. Tender Agent, the U.S. Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

If you are in any doubt about the procedure for tendering Shares into the U.S. Offer, please contact the U.S. Information Agent.

Partial Tenders

If fewer than all of the Shares delivered to the U.S. Tender Agent are to be tendered, the holder thereof should so indicate in the Notice of Acceptance by filling in the number of Shares which are to be tendered. You will be deemed to tender all your Shares delivered to the Deceval Custodial Account unless otherwise indicated in your Notice of Acceptance.

No Guaranteed Delivery

There is no guaranteed delivery procedure for the tendering of Shares into the U.S. Offer.

Acceptance of U.S. Offer Through a Power of Attorney

If a holder of Shares wishes to accept the U.S. Offer but is away from home or if the Notice of Acceptance is being signed under a power of attorney, the holder’s appointed attorney should send the Notice of Acceptance by the quickest means to the holder for execution or, if the holder has executed a power of attorney, have the Notice of Acceptance signed by the appointed attorney. The completed Notice of Acceptance together with the required documents should be delivered to the U.S. Tender Agent at the address set forth on the back cover of this Offer to Purchase and accompanied by the power of attorney (or a duly certified copy thereof). Any power of attorney must have been granted before a notary public in Colombia or before a competent Colombian General Consul. The power of attorney (or a duly certified copy thereof) will be submitted for registration by the U.S. Tender Agent and returned as directed. No other signatures are acceptable.

Acceptance of U.S. Offer and Representations by Holder

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the U.S. Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4, (c) such holder is a U.S. holder, and (d) such holder has the full power and authority to tender and assign the Shares tendered, as specified in the Notice of Acceptance.

Purchaser’s acceptance for payment of Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering holder and Purchaser containing the terms of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Purchaser or the U.S. Tender Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Appointment as Attorney-in-Fact and Proxy

By executing the Notice of Acceptance as set forth above, the tendering holder of Shares irrevocably appoints each designee of Purchaser set forth therein as attorney-in-fact and proxy of such holder, with full power of substitution, to vote the Shares as in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder’s rights with respect to the Shares tendered by such holder and accepted for payment by Purchaser prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such Shares in accordance with the terms of the U.S. Offer. Such acceptance for payment by Purchaser will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such Shares and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder. By executing the Notice of Acceptance as set forth above, the tendering holder of Shares further agrees that effective from and after the date Shares are tendered thereby: (a) Purchaser shall be entitled to direct the exercise of any votes attaching to any Shares in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such Shares, including any right to call a meeting of the Shareholders; and (b) the execution of the Notice of Acceptance and its delivery to the U.S. Tender Agent will constitute (1) an authority from the tendering holder of Shares to send any notice, circular, document or other communications which may be required to be sent to such holder to Purchaser at its registered office, (2) an authority to Purchaser to sign any consent to execute a form of proxy in respect of the Shares in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by Purchaser to attend general meetings of shareholders of Éxito and to exercise the votes attaching to such Shares on behalf of the tendering holder of Shares and (3) the agreement of the tendering holder of Shares not to exercise any of such rights without the consent of Purchaser and the irrevocable undertaking of the tendering holder of Shares not to appoint a proxy for or to attend general meetings of shareholders of Éxito.

Backup U.S. Federal Income Tax Withholding.

Under U.S. federal income tax law, the U.S. Tender Agent may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the U.S. Offer. To avoid backup withholding, unless an exemption applies, a holder of Shares that is a U.S. Holder (as such term is defined in “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in this Offer to Purchase) must provide the U.S. Tender Agent with the holder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the holder is not subject to backup withholding by completing the Form W-9 in the Notice of Acceptance. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the holder, and any payment made to the holder pursuant to the U.S. Offer may be subject to backup withholding. All U.S. holders surrendering Shares pursuant to the U.S. Offer should complete and sign the Form W-9 included in the Notice of Acceptance to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the U.S. Tender Agent).

Certain holders (including, among others, all corporations) may not be subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. Holder may be refunded or credited against the U.S. Holder’s federal income tax liability, if any, provided that the required information is properly furnished to the U.S. Internal Revenue Service.

Purchaser’s acceptance for payment of the Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between each tendering holder of Shares and Purchaser upon the terms and subject to the conditions of the U.S. Offer. If you are in any doubt about the procedure for tendering your Shares into the U.S. Offer, please telephone the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

U.S. holders who hold Shares may, at their option, tender their Shares into the Colombian Offer instead of the U.S. Offer. Any U.S. Holder of Shares who desires to accept the Colombian Offer should follow the procedures for tendering Shares into the Colombian Offer described in Annex B hereto.

Under no circumstances will we pay interest on the Tender Offer Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares and ADSs in the U.S. Offer. See “— Section 12. Conditions of the U.S. Offer”.

We urge U.S. holders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Shares through their nominee and not directly to the U.S. Tender Agent.

4.      Procedures for Accepting the U.S. Offer — Holders of ADSs.

To tender ADSs pursuant to the U.S. Offer:

(a)     (1) a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original) and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase and (2) ADRs for the ADSs to be tendered must be received by the U.S. Tender Agent at one of such addresses by the Expiration Date;

(b)    a holder’s ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original), unless an Agent’s Message (as defined below) confirming such delivery is received by the U.S. Tender Agent) by the Expiration Date; or

(c)     the guaranteed delivery procedure described below must be complied with.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the U.S. Tender Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Delivery

The U.S. Tender Agent will establish an account with respect to the ADSs at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the U.S. Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the U.S. Tender Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message and any other required documents must, in any case, be received by the U.S. Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the ADS Letter of Transmittal and any other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the U.S. Tender Agent.

If tender is made by Book-Entry Transfer Facility, the ADS Letter of Transmittal must be delivered by means of Agent’s Message.

Partial Tenders

If fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Tender Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicated thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

All ADSs delivered to the U.S. Tender Agent will be deemed to have been tendered unless otherwise indicated. See Instructions to the ADS Letter of Transmittal.

Signature Guarantees

Except as otherwise provided in the next sentence, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered holder(s) of the ADSs tendered therewith and such holder(s) have not completed the box entitled “Special

Issuance Instructions” on the ADS Letter of Transmittal, (b) if such ADSs are tendered for the account of an Eligible Institution or (c) if there has been a permanent address change requested from current address on record. See Instructions 3 and 4 of the ADS Letter of Transmittal.

Guaranteed Delivery

If a holder of ADSs desires to tender ADSs pursuant to the U.S. Offer and cannot deliver such ADSs and all other required documents to the U.S. Tender Agent prior to the Expiration Date, or such holder of ADSs cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered if all of the following conditions are met:

(a)     such tender is made by or through an Eligible Institution;

(b)    a properly completed and duly executed ADS Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the U.S. Tender Agent (as provided below) prior to the Expiration Date; and

(c)     the ADRs for such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) with any required signature guarantee or, in the case of ADSs held in book entry form, a timely confirmation of a book-entry transfer of such ADSs into the U.S. Tender Agent’s account at the Book-Entry Transfer Facility together with an Agent’s Message, and any other documents required by such ADS Letter of Transmittal, are received by the U.S. Tender Agent within three (3) NYSE trading days after the date of execution of the ADS Notice of Guaranteed Delivery.

The ADS Notice of Guaranteed Delivery may be delivered by mail or transmitted by facsimile transmission to the U.S. Tender Agent.

Other Requirements

Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will, in all cases, be made only after receipt by the U.S. Tender Agent of ADRs evidencing such ADSs or book-entry transfer of such ADSs, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) or an Agent’s Message, together with any required signature guarantees and any other documents required by the ADS Letter of Transmittal. Accordingly, payment might not be made to all tendering holders of ADSs at the same time if certain tendering holders tender pursuant to the guaranteed delivery procedure and will depend upon when ADRs evidencing such ADSs are received by the U.S. Tender Agent or book-entry confirmations with respect to such ADSs are received into the U.S. Tender Agent’s account at the Book-Entry Transfer Facility. Under no circumstances will interest be paid on the Tender Offer Price to be paid by Purchaser, regardless of any extension of the U.S. Offer or any delay in making such payment.

The method of delivery of ADSs and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering holders of ADSs and the delivery will be deemed made only when actually received by the U.S. Tender Agent (including, in the case of book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure a timely delivery. Registered mail with return receipt requested, properly insured, is recommended for ADSs sent by mail.

Acceptance of U.S. Offer and Representations by ADS Holder

The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the U.S. Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such ADSs complies with Rule 14e-4, and (c) such holder has the full power and authority to tender and assign the ADSs tendered, as specified in the ADS Letter of Transmittal. Purchaser’s acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering holder of ADSs and Purchaser containing the terms of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of ADSs determined by it not to be in proper form or if the acceptance for payment of, or payment for, such ADSs may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of ADSs, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the U.S. Tender Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the U.S. Offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

Appointment as Attorney-in-Fact and Proxy

By executing the ADS Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering holder of ADSs irrevocably appoints each designee of Purchaser set forth therein as attorney-in-fact and proxy of such holder, with full power of substitution, to provide voting instructions to the ADS Depositary in respect of the ADSs in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act to the full extent of such holder’s rights with respect to the ADSs tendered by such holder and accepted for payment by Purchaser prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered ADSs and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such ADSs in accordance with the terms of the U.S. Offer. Such acceptance for payment by Purchaser will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such ADSs and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder. By executing the ADS Letter of Transmittal as set forth above, the tendering holder of ADSs further agrees that effective from and after the date ADSs are tendered thereby that: (a) Purchaser shall be entitled to direct the exercise of any votes attaching to any Shares represented by ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such ADSs; and (b) the execution of the ADS Letter of Transmittal and its delivery to the U.S. Tender Agent will constitute (1) an authority from the tendering holder of ADSs to send any notice, circular, document or other communications which may be required to be sent to such holder to Purchaser at its registered office, and (2) the agreement of the tendering holder of ADSs not to exercise any of such rights without the consent of Purchaser.

In addition, by executing the ADS Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering holder of ADSs irrevocably appoints each of Purchaser and the U.S. Tender Agent as attorney-in-fact of such holder, with full power of substitution, to register the transfer of the tendered ADSs, to surrender the tendered ADSs for withdrawal of the Shares represented by the ADSs upon payment by Purchaser of the requisite ADS cancellation fees and expenses and to instruct the ADS Depositary as to delivery of those Shares.

Backup U.S. Federal Income Tax Withholding

Under U.S. federal income tax law, the U.S. Tender Agent may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a holder of Shares that is a U.S. Holder (as such term is defined in “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in this Offer to Purchase) must provide the U.S. Tender Agent with the holder’s TIN and certify under penalties of perjury that the TIN is correct and that the holder is not subject to backup withholding by completing the Form W-9 in the ADS Letter of Transmittal. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the holder, and any payment made to the holder pursuant to the U.S. Offer may be subject to backup withholding. All U.S. holders surrendering ADSs pursuant to the U.S. Offer should complete and sign the Form W-9 included in the ADS Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the U.S. Tender Agent).

Certain holders (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding. Non-U.S. Holders (as such term is defined in “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in this Offer to Purchase) should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the U.S. Tender Agent) in order to avoid backup withholding. These holders should consult a tax advisor to determine which Form W-8 is appropriate. See the ADS Letter of Transmittal, for more information.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. Holder may be refunded or credited against the U.S. Holder’s federal income tax liability, if any, provided that the required information is properly furnished to the U.S. Internal Revenue Service.

Purchaser’s acceptance for payment of the ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between each tendering holder of ADSs and Purchaser upon the terms and subject to the conditions of the U.S. Offer. If you are in any doubt about the procedure for tendering ADSs, please telephone the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

Under no circumstances will we pay interest on the Tender Offer Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Share and ADSs in the U.S. Offer. See “— Section 12. Conditions of the U.S. Offer”.

We urge holders who hold ADSs through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender ADSs through their nominee and not directly to the U.S. Tender Agent.

5.      Tender Withdrawal Rights

You may withdraw Shares or ADSs that you have previously tendered pursuant to the U.S. Offer at any time prior to the Expiration Date. Except as this “— Section 5. Tender Withdrawal Rights” otherwise provides, tenders of Shares or ADSs are irrevocable.

For a tender withdrawal to be effective, a written or facsimile transmission notice of tender withdrawal must be timely received by the U.S. Tender Agent at one of their respective addresses set forth on the back cover of this Offer to Purchase. Any such notice of tender withdrawal must specify the name of the person who tendered the Shares or ADSs to be withdrawn and the number of Shares or ADSs to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or ADS. If the Shares or ADSs to be withdrawn have been delivered to the U.S. Tender Agent a signed notice of tender withdrawal (with such signature guaranteed by an Eligible Institution in the case of ADSs except for ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Shares or ADSs. Such notice must also specify, in the case of Shares or ADSs tendered by delivery of certificates, the serial numbers shown on the particular títulos (certificates of title) or ADRs evidencing the Shares or ADSs to be withdrawn or, in the case of Shares or ADSs tendered by book-entry transfer, the name and number of the account to be credited with the withdrawn Shares or ADSs. In addition, Shares tendered by book-entry transfer may be withdrawn only by means of the tender withdrawal procedures made available by Deceval and must comply with Deceval’s procedures. ADSs tendered by the book-entry transfer may be withdrawn only by means of the tender withdrawal procedures made available by the Book-Entry Transfer Facility and must comply with the Book-Entry Transfer Facility’s procedures. Tender withdrawals may not be rescinded, and Shares and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Shares and ADSs may be re-tendered by again following one of the procedures described in “— Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” and “— Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs,” as applicable, at any time prior to the Expiration Date.

All questions as to the form and validity, including the time of receipt, of notices of tender withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of tendered Shares or ADSs by any Share or ADS holder, whether we waive similar defects or irregularities in the case of other Share or ADS holders. None of Purchaser, the Information Agent, the U.S. Tender Agent, the U.S. Tender Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of tender withdrawal, nor will any of them incur liability for failure to give any notice.

6.      Tax Consequences

The following describes the material U.S. federal income tax and Colombian tax consequences of the sale of Shares and/or ADSs pursuant to the U.S. Offer.

Certain Material U.S. Federal Income Tax Consequences

The following describes the material U.S. federal income tax consequences to U.S. Holders, as defined below, of the tender of their Shares, or to U.S. Holders and Non-U.S. Holders, as defined below, of the tender of their ADSs, pursuant to the U.S. Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences. The discussion applies only to U.S. Holders of Shares or U.S. Holders and Non-U.S. Holders of ADSs, that, in each case, hold the Shares or ADSs as capital assets for U.S. federal income tax purposes and it does not address special classes of holders, such as certain financial institutions, insurance companies, dealers and traders in securities or foreign currencies, persons holding Shares or ADSs as part of a hedge, straddle or conversion transaction, persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons liable for alternative minimum tax, tax-exempt organizations, persons holding Shares or ADSs that own or are deemed to own five percent or more of any class of Éxito stock or persons holding Shares (or ADSs) in connection with a trade or business conducted outside of the United States. These special classes of holders are urged to consult their U.S. tax advisors as to any special U.S. provisions that may be applicable to them.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a United States court and the control of one or more United States persons or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner that is not a U.S. Holder, including, but not limited to, residents of Colombia or persons carrying on a trade, profession or vocation in Colombia through a branch, agency or permanent establishment.

If a partnership holds the Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding Shares or ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the U.S. Offer.

General

In general, a U.S. Holder that receives cash for the Shares or ADSs pursuant to the U.S. Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for such Shares or ADSs (generally the U.S. dollar value of the cash received or deemed received by such U.S. Holder) and such U.S. Holder’s adjusted tax basis in such Shares or ADSs. Subject to the discussion below regarding PFICs, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss (subject to preferential tax rates for certain non-corporate taxpayers) if the U.S. Holder has held the Shares or ADSs for more than one year.

In certain circumstances, Colombian taxes may be imposed upon the sale or other disposition of Shares. See “The U.S. Offer — Section 6. Tax Consequences — Colombian Tax Consequences for U.S. Holders” in this Offer to Purchase. If a Colombian withholding tax is so withheld on such disposition of all or some such Shares, a U.S. Holder’s amount realized will include the gross proceeds of the disposition before deduction of the Colombian tax. As discussed in more detail below, subject to generally applicable limitations and substantiation requirements, a U.S. Holder may claim a credit against its U.S. federal income tax liability for the eligible Colombian taxes withheld pursuant to a sale or other disposition of Shares pursuant to the U.S. Offer.

The U.S. dollar value of any foreign currency (including Colombian pesos) received upon a sale or other disposition of Shares will be calculated by reference to the spot rate in effect on the date of sale or other disposal (or, in the case of a cash basis or electing accrual basis taxpayer, at the spot rate of exchange on the settlement date). A U.S. Holder will have a tax basis in the foreign currency received equal to that U.S. dollar amount, and generally will recognize foreign currency gain or loss on a subsequent conversion or other disposal of the foreign currency. This foreign currency gain or loss generally will be treated as U.S. source ordinary income or loss for foreign tax credit limitation purposes. If such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, a cash basis or electing accrual basis U.S. Holder should not recognize any gain or loss on such conversion.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of ADSs unless: (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, under certain treaties, is attributable to a U.S. permanent establishment); or (ii) such Non-U.S. Holder is an individual, present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions.

Foreign Tax Credits

Certain Treasury regulations finalized in 2022 (the “2022 Regulations”) impose several requirements that must be satisfied in order for foreign income taxes to be creditable, including that the relevant foreign jurisdiction’s income tax rules must be consistent with certain U.S. federal income tax principles. It is not entirely clear whether the Colombian income tax system meets these requirements. However, the IRS recently released a notice which indicates that the Treasury Department and the IRS are considering amendments to the 2022 Regulations, and the notice waives temporarily certain of the 2022 Regulations’ requirements, including the consistency requirement mentioned above. Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and the impact of the 2022 Regulations and associated notice, you may claim a credit against your U.S. tax liability for Colombian income taxes (or taxes imposed in lieu of an income tax) imposed in connection with the U.S. Offer if the Colombian capital gains tax is treated as an income tax (or a tax paid in lieu of an income tax) for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors as to the application of the U.S. foreign tax credit rules, Including the 2022 Regulations and associated notice, in their particular circumstances. If a Colombian tax is imposed on the sale or disposition of Shares pursuant to the U.S. Offer, and a U.S. Holder does not receive significant foreign source income from other sources, such U.S. Holder may not be able to credit such Colombian tax against its U.S. federal income tax liability. If a Colombian tax is not treated as an income tax (or a tax paid in lieu of an income tax) for U.S. federal income tax purposes, a U.S. Holder would be unable to claim a foreign tax credit for any such Colombian tax withheld; however, a U.S. Holder may be able to deduct such tax in computing its U.S. federal income tax liability, subject to applicable limitations. In addition, instead of claiming a credit, a U.S. Holder may, at the U.S. Holder’s election, deduct such Colombian taxes in computing the U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

The calculation of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign income taxes, the availability of deductions, involves the application of complex rules that depend on your particular circumstances. U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

PFIC

It is expected that Éxito will not be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for Éxito’s 2023 taxable year or for the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of Éxito’s income constitute passive income for PFIC purposes, there can be no assurance that Éxito will not be considered a PFIC for any taxable year. If Éxito were to become a PFIC for any taxable year during which a U.S. Holder held Shares or ADSs, certain adverse consequences could apply to the U.S. Holder, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. Beneficial owners who are U.S. Holders should consult their tax advisors regarding the consequences to them if Éxito were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.

U.S. Federal Income Tax Withholding

As noted in “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” and “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase, a holder of Shares and/or ADSs (other than an “exempt recipient,” including a corporation, a Non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false) and certain other persons) that receives cash in exchange for Shares and/or ADSs may be subject to United States federal backup withholding tax (currently at a rate equal to 24%, unless such holder provides its taxpayer identification number and certifies that such holder is not subject to backup withholding tax by submitting a completed Form W-9 to the U.S. Tender Agent. Accordingly, each U.S. Holder should complete, sign and submit the Form W-9 included as part of the Notice of Acceptance and ADS Letter of Transmittal in order to avoid the imposition of such backup withholding tax. Non-U.S. holders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the U.S. Tender Agent) and submit such form to the U.S. Tender Agent in order to avoid backup withholding.

Material Colombian Tax Consequences for Non-Resident Holders of Shares and ADSs

The following discussion summarizes the main Colombian tax consequences applicable to the U.S. Offer for a person who is not resident in Colombia for tax purposes (a “Non-Resident Holder”).

Capital Gains

Gains from gifts, inheritances and the sale of fixed assets owned for at least two (2) years are taxed at a 15% rate as of January 1, 2023. This special rate applies to all taxpayers regardless of residence.

Certain exceptions apply to both income tax and capital gains tax that need to be analyzed on a case-by-case basis. For example, profits from the sale of shares listed in the BVC are not subject to income or capital gains tax, regardless of holding period, insofar as the shares sold are owned by the same beneficial owner and represent no more than 3% of the outstanding shares in the listed company, if the sale occurs on or after January 1, 2023. This exception should apply as long as the shares being sold are registered in the BVC, even if the sale occurs through a foreign stock market. Investors should seek their own tax advice.

For these purposes, investors should consider that Colombian Law No. 2155 of 2021 modified the definition of beneficial owner.

Taxation derived from the sale of Shares

Pursuant to Section 36-1 of the Colombian Tax Code, if within any given fiscal year (January 1 — December 31) the transfer by any holder of Shares in the BVC does not exceed 3% of the issued shares in the market, the transfer should not be subject to income or capital gains taxes in Colombia. Sellers of the Shares are not required to file an income tax return in Colombia for the transfer of securities that are listed in the National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores), such as the Shares, as long as the foreign investment is treated as a portfolio (inversionistas extranjeros de portafolio) and the abovementioned 3% threshold is not surpassed.

The sale of Shares above the aforementioned threshold triggers a taxable event in Colombia for the seller. If the purchase price of the Shares exceeds the seller’s Colombian peso adjusted tax basis in the Shares sold, the corresponding gain resulting from the transaction should be subject in Colombia to a 15% capital gains tax as of January 1, 2023, should the seller have held the corresponding Shares as (i) a fixed asset for (ii) more than 2 years; if neither (i) or (ii) are met, the gain would be subject to a 35% corporate income tax in the case of entities and non-resident individuals, or up to 39% in the case of resident individuals. Losses from the sale of Shares are nondeductible for Colombian tax purposes.

If the buyer of the Shares is a Colombian taxpayer charged with the obligation to withhold at source, there is a potential cross-border back-up withholding applicable by the purchaser on the gross purchase price. Such withholding will be of 10% for capital gains tax or 15% for regular income tax. This backup withholding can be credited towards the final tax liability assessed in the tax return to be filed by the seller. Upon tax assessment, if because of the applied back-up withholding there is a resulting tax refundable amount, the seller could file for a tax refund before the Colombian Tax Service (DIAN).

No withholding if the transaction is settled through the BVC.

Should the sale occur between related parties, Section 260-4 of the Colombian Tax Code provides that the purchase price must correspond to the fair market value of the Shares, determined either based on (i) a free cash flow valuation or (ii) Éxito stock price as of the day prior to the sale. Should this be case, for Colombian tax purposes, the purchase price should be at least equivalent to the stock price as of the day prior to the sale.

Should the sale occur between non-related parties, Section 90 of the Colombian Tax Code provides that the deemed purchase price for tax purposes must correspond to at least 85% of the fair market value of the Shares. This tax rule will only have impact if the agreed price is below the deemed price (85% of the fair market value), in which case the corresponding tax consequences must be assessed and reported using the minimum deemed price, unless a technical valuation exists to support such lower agreed price.

The sale of the shares will reset the holding period in the shares for the purchaser.

Taxation derived from the conversion/exchange of Shares into ADSs

The conversion/exchange of Shares into ADSs by any holder of Shares should trigger a taxable event subject to either regular income tax or capital gains tax observing the rules discussed in the first paragraph of the immediately previous section “— Taxation derived from the sale of Shares,” as applicable to the holder.

The Colombian Tax Service has taken the position that the ADSs are deemed as an asset different from the underlying Shares. However, because there are arguments to hold the contrary view, there is uncertainty as to what occurs when the Shares are converted/exchanged for ADSs by a holder of Shares, who ceases to be the holder of record of the Shares, and whether such exchange triggers taxation in Colombia or whether it can be deemed as a tax deferral event. There is a risk that the Colombian Tax Service takes the position that the exchange should be viewed as a taxable event triggering capital gains tax in Colombia, should a holder of Shares take the opposite view.

Taxation derived from the sale of ADSs

The sale or exchange of ADSs by Non-Resident Holders should not trigger a taxable event in Colombia, provided that the previous conversion of Shares into ADSs by a holder of Shares was previously taxed in Colombia.

The Colombian tax regime does not have a rule specifically dealing with the income tax effects of the sale or exchange of ADSs. Nonetheless, the current position of the Colombian Tax Service is that the ADSs are considered a different and independent security from the underlying shares that are in custody by the ADS Custodian. In this sense, from the interpretation of the general rules regarding sourcing of income and taxation of Non-Resident Holders the ADSs held abroad are not deemed to be Colombian assets, and the capital gains obtained from the sale of ADSs by non-Colombian entities, Colombian individuals who are non-residents in Colombia and foreign non-resident individuals, should neither be subject to income nor capital gains taxes in Colombia. In line with this, it is worth noting that the sale of the ADSs should not fall under the offshore transfers regime and as such, such sale should not be deemed as a taxable indirect transfer of the underlying common shares, once again, provided that the previous conversion of Shares into ADSs by was previously taxed in Colombia.

Taxation derived from the conversion of ADSs into Shares

Provided that the previous conversion of Shares into ADSs by a holder of Shares was previously taxed in Colombia, the conversion of ADSs into Shares should not trigger a taxable event for the holder of the ADSs.

Other Colombian Taxes

As of the date of this Offer to Purchase, there is no income tax treaty and no inheritance or gift tax treaty in effect between Colombia and the United States. There are no Colombian stamp, issue, registration or similar taxes or duties payable by a Non-Resident Holder of Shares or ADSs.

Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the U.S. Offer.

7.      Price Range of Shares and ADSs

Price Range of Shares

The Shares are listed and traded on the BVC under the symbol “EXITO.” The BVC is the principal trading market for Shares not represented by ADSs. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the Shares in Colombian pesos as reported by the BVC. The following information reflects nominal Colombian peso amounts as of the trade dates and has not been restated in constant Colombian pesos. Éxito Shares began trading on the BVC in 1994.

	High	Low
First Quarter 2021 (from January 1, 2021 to March 31, 2021)	COP 4,647	COP 4,483
Second Quarter 2021 (from April 1, 2021 to June 30, 2021)	COP 4,733	COP 3,687
Third Quarter 2021 (from July 1, 2021 through September 30, 2021)	COP 4,480	COP 3,883
Fourth Quarter 2021 (from October 1, 2021 through December 31, 2021)	COP 3,993	COP 3,760
First Quarter 2022 (from January 1, 2022 to March 31, 2022)	COP 5,867	COP 3,733
Second Quarter 2022 (from April 1, 2022 to June 30, 2022)	COP 5,640	COP 3,600
Third Quarter 2022 (from July 1, 2022 through September 30, 2022)	COP 3,820	COP 3,333
Fourth Quarter 2022 (from October 1, 2022 through December 31, 2022)	COP 3,789	COP 3,360
First Quarter 2023 (from January 1, 2023 to March 31, 2023)	COP 4,139	COP 3,400
Second Quarter 2023 (from April 1, 2023 to June 30, 2023)	COP 4,200	COP 3,995
Third Quarter 2023 (from July 1, 2023 to September 30, 2023)	COP 4,539	COP 2,619
Fourth Quarter 2023	COP 3,615	COP 2,698
First Quarter 2024 (through January 5, 2024)	COP 3,515	COP 3,465

On November 21, 2022, Éxito effected a three-for-one (3:1) stock split. All share prices preceding the month of November 2022, are displayed on a split-adjusted basis.

On January 5, 2024, the closing price of the Shares reported on the BVC was COP 3,500 per share. You should obtain current market quotations for the Shares before deciding whether to tender your Shares.

Price Range of ADSs

Éxito’s ADSs are listed and traded on the NYSE under the symbol “EXTO.” The NYSE is the principal trading market for ADSs. Each ADS represents eight Shares. As of the close of business on September 30, 2023, there were 624,375,256 ADSs outstanding. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the ADSs in U.S. dollars as reported by the NYSE. Éxito ADS began trading on the NYSE on August 23, 2023.

	High	Low
Third Quarter 2023 (from August 23, 2023 to September 30, 2023)	US$ 5.88	US$ 5.03
Fourth Quarter 2023	US$ 7.23	US$ 4.84
First Quarter 2024 (through January 5, 2024)	US$ 7.21	US$ 7.16

On January 5, 2024, the closing price of ADSs reported on the NYSE was US$7.21 per ADS (which when divided by eight (8), the number of Shares represented per ADS, is approximately US$0.90 per Share). You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

8.      Effect of Not Tendering Shares or ADSs

The Offers are conditioned on the satisfaction of the Minimum Condition. Accordingly, your decision to not tender your Shares or ADSs may have an effect on whether or not the Offers are completed. If you do not tender your Shares or ADSs, you will continue to own your Shares or ADSs, as applicable, and will retain your rights thereunder. You will also continue to bear the risks associated with owning Shares or ADSs, including the risk that you may not be able to sell your Shares or ADSs in the future as a result of there being a smaller established trading market for the Shares or ADSs, and other risks resulting from our purchase of Shares and ADSs in the Offers.

9.      Certain Information Concerning Almacenes Éxito S.A.

Description of the Business of Éxito

Except as specifically set forth herein, the information concerning Éxito contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Éxito’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

Éxito is a publicly held stock corporation (sociedad anónima) organized on March 24, 1950, under the laws of Colombia.

Éxito’s principal executive offices are located at Carrera 48 No. 32B South — 139, Avenida Las Vegas, Envigado, Colombia and its telephone number is (+57) 604 604 9696.

Available Information

Éxito is subject to the informational requirements of the Exchange Act applicable to foreign private issuers with securities registered under Section 12 of the Exchange Act and in accordance therewith is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Additional information about Éxito is set forth in Éxito’s Registration Statement on Form 20-F filed on July 19, 2023 and other reports filed with the SEC, which may be obtained from the SEC’s website (www.sec.gov).

10.    Certain Information Concerning the Offerors

Description of the Business of Purchaser

Purchaser is a Panamanian corporation organized in 2023 as a vehicle to acquire the Shares and ADSs of Éxito in the Offers and is a wholly owned subsidiary of Clarendon.

Purchaser’s principal executive offices are located at Prolongación 59 Avenida Sur, entre Avenida Olímpica and Calle El Progreso, #2934, San Salvador, El Salvador 06015 and its telephone number is +503 7871-3354.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser is set forth on Annex A to this Offer to Purchase.

To the best knowledge of Purchaser, neither Purchaser nor any of the persons listed on Annex A to this Offer to Purchase has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase, to the knowledge of Purchaser, neither Purchaser nor any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser or any of the persons so listed beneficially owns or has a right to acquire any Shares or ADSs of Éxito.

Except as set forth elsewhere in this Offer to Purchase, to the knowledge of Purchaser, neither Purchaser nor any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser has effected any transaction in Shares or ADSs of Éxito during the past sixty (60) days.

Description of the Business of Clarendon

Clarendon is a Panamanian corporation organized on September 2, 2011 and is a holding company owning subsidiaries operating a supermarket chain in El Salvador under the commercial name of Super Selectos. Clarendon is a wholly-owned subsidiary of the Foundation.

Clarendon’s principal executive offices are located at Prolongación 59 Avenida Sur, entre Avenida Olímpica and Calle El Progreso, #2934, San Salvador, El Salvador 06015 and its telephone number is +503 7871-3354. The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Clarendon is set forth on Annex A to this Offer to Purchase.

To the best knowledge of Clarendon, neither Clarendon nor any of the persons listed on Annex A to this Offer to Purchase has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase, to the knowledge of Clarendon, neither Clarendon nor any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of Clarendon or any of the persons so listed beneficially owns or has a right to acquire any Shares or ADSs of Éxito.

Except as set forth elsewhere in this Offer to Purchase, to the knowledge of Clarendon, neither Clarendon nor any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of Clarendon has effected any transaction in Shares or ADSs of Éxito during the past sixty (60) days.

Description of the Business of the Foundation and Avelan

The Foundation is a Panamanian private interest foundation (fundación de interés privado) organized on December 27, 2011 that holds and administers stocks, bank accounts and other types of assets and investments. Avelan is a British Virgin Islands limited company organized on October 31, 2011 that is the sole member of the Foundation. Avelan’s sole purpose is to act as a member of the Foundation council and as a member of the board of directors of the subsidiary companies owned by the Foundation. Mr. Calleja is the sole shareholder of Avelan and the sole beneficiary of the Foundation.

The principal executive offices of the Foundation and Avelan are located at Prolongación 59 Avenida Sur, entre Avenida Olímpica and Calle El Progreso, #2934, San Salvador, El Salvador 06015 and their telephone number is +503 7871-3354.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the Foundation and Avelan is set forth on Annex A to this Offer to Purchase.

To the best knowledge of the Foundation and Avelan, none of the Foundation, Avelan nor any of the persons listed on Annex A to this Offer to Purchase has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase, to the knowledge of the Foundation and Avelan, none of the Foundation, Avelan nor any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of the Foundation, Avelan or any of the persons so listed beneficially owns or has a right to acquire any Shares or ADSs of Éxito.

Except as set forth elsewhere in this Offer to Purchase, to the knowledge of the Foundation and Avelan, none of the Foundation, Avelan or any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of the Foundation has effected any transaction in Shares or ADSs of Éxito during the past sixty (60) days.

Purchaser’s Financial Information

We do not believe that the financial condition of Purchaser is material to the decision of holders of Shares or ADSs to tender Shares and/or ADSs in the U.S. Offer because (i) the consideration in the U.S. Offer consists solely of cash, (ii) neither the U.S. Offer nor the Colombian Offer is subject to any financing condition; and (iii) the Offers are for all outstanding Shares of Éxito (including Shares represented by ADSs and BDRs).

Available Information

None of the Offerors is subject to the informational requirements of the SEC or the SFC.

11.    Source and Amount of Funds.

Funding

We expect that approximately US$759,625,496 will be required to purchase all of the outstanding ADSs and Shares held by U.S. holders in the U.S. Offer. We expect to pay the aggregate purchase price for the ADSs and Shares in the U.S. Offer using our internally generated cash flows, equity contributions, cash on hand, the proceeds of short-term cash collateralized borrowings and/or the proceeds of a loan agreement. The cash-collateralized borrowings have maturities ranging from 12 to 24 months and interest rates ranging from 6.7% to 7.0510%. Clarendon has also received a commitment for a US$700.0 million facility with a tenor of 7 years, quarterly amortization and interest based on 3-month SOFR plus a margin of 3.50%, guaranteed by an affiliate of Grupo Calleja. Availability of the new financing is subject to customary conditions precedent. The definitive documentation for the loan facility is in substantially final form. Purchaser will not be a party to any loan agreement and will not incur any third-party indebtedness in connection with the Offers.

12.    Conditions of the U.S. Offer

Our obligations to complete the Offers (including the U.S. Offer) will be conditioned upon the satisfaction of the Minimum Condition, which Purchaser is not permitted to waive under the OPA Pre-Agreement. In addition, the OPA Pre-Agreement may be terminated by Purchaser or the Selling Shareholders, if any governmental authority shall have issued an order permanently enjoining the Selling Shareholders from accepting the Offers during the relevant acceptance periods, and such order shall have become final and non-appealable. Finally, Purchaser may terminate the OPA Pre-Agreement and the Offers if a third party launches a competitive tender offer in accordance with applicable U.S. and Colombian rules during the applicable acceptance periods for the Offers. The Offers must comply with all U.S., Colombian and other applicable regulations. Purchaser has no obligation to match or top a competing tender offer in Colombia, nor in the United States. There is no financing condition to the Offers.

13.    Effects on Market for Shares and Registration of Shares in the Colombian Securities Registry; Effects on Market for ADSs; Registration of Shares and ADSs Under the Exchange Act; Margin Regulations.

Effects on Market for Shares and Registration of Shares in the Colombian Securities Registry.

The purchase of Shares pursuant to the Offers will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by the public.

The Shares are currently registered with the Securities Registry kept by the SFC. They also are listed and traded on the BVC. Pursuant to the Colombian Securities Act and Colombian banking regulations, the shares of a publicly traded corporation (such as Éxito) must be registered in the Securities Registry of the SFC. The alternative of converting Éxito into a closely held corporation or canceling the registration of its Common Shares in the Securities Registry of the SFC is not contemplated. Clarendon and Purchaser have no current intention to cause the Common Shares to be delisted from the BVC.

No shareholder of Éxito will have appraisal rights after the Offers as Colombian law does not provide for appraisal rights (derecho a retiro) in the case of a tender offer. Further, no shareholder of Éxito will be squeezed out by Purchaser in connection with the Offers. Under Colombian law, no squeeze-out of minority shareholders of Éxito will occur in connection with the Offers.

Following completion of the Offers, the number of Shares remaining in public circulation may decrease, and the market for such securities may be reduced.

Effects on Market for ADSs.

Our purchase of ADSs pursuant to the U.S. Offer may reduce the number of ADSs that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining ADSs held by the public. However, we cannot predict whether a reduction in the number of ADSs that might otherwise trade publicly would have an adverse effect on the market price for, or marketability of, the ADSs.

The liquidity and market value of ADSs will depend upon factors such as, among others:

•        the number of holders of ADSs and the number of ADSs in public ownership;

•        the aggregate market value of the Shares and ADSs in public ownership;

•        the trading volume of the remaining ADSs on the NYSE;

•        whether securities firms remain interested in maintaining a market in ADSs or providing research on Éxito;

•        possible de-listing from the NYSE;

•        possible suspension of Éxito’s disclosure and reporting obligations under the Exchange Act;

•        possible termination of registration of Éxito’s Shares and ADSs under the Exchange Act; and

•        possible termination of the Deposit Agreements.

NYSE Listing

We have no current intention to de-list the ADSs from the NYSE. However, under the rules of the NYSE, if Éxito fails to meet certain criteria, the ADSs could be involuntarily de-listed from the NYSE. The NYSE will give consideration to the prompt initiation of suspension and delisting procedures with respect to a security when, among other things: (a) the number of total shareholders is less than 400 (including beneficial owners holding through NYSE member brokers); (b) the number of total shareholders is less than 1,200 (including beneficial owners holding through NYSE member brokers) and average monthly trading volume for the most recent 12 months is less than 100,000 shares; or (c) the number of publicly-held shares (excluding shares held by affiliates) is less than 600,000. Thus, if we purchase a sufficient number of ADSs in the U.S. Offer, the ADSs may no longer meet the NYSE’s listing requirements, regardless of our intention to maintain the listing of the ADSs on the NYSE. We cannot predict the levels of participation expected in the Offers and there can be no assurance that Éxito will continue to meet the NYSE listing requirements following consummation of the Offers. As of September 30, 2023, there were 624,375,256 ADSs outstanding. The average monthly trading volume for the most recent four full months for which the ADSs have been publicly traded on the NYSE was 112,399,113.

Reporting Obligations and Registration Under the Exchange Act

If the ADSs no longer meet the NYSE’s listing requirements and the ADSs are involuntarily de-listed from the NYSE, we would seek to terminate the registration of the Shares and ADSs under the Exchange Act and suspend Éxito’s obligation to file reports under the Exchange Act until termination of registration thereunder, which would substantially reduce the information required to be furnished by Éxito to holders of Shares and ADSs and to the SEC, and certain provisions of the Exchange Act would no longer apply to Éxito. Under Exchange Act Rule 12h-6, we could terminate our obligation to file reports under the Exchange Act if, among other things, the average daily trading volume of the ADSs for a recent 12-month period has been no greater than five percent of the average daily trading volume on a worldwide basis for that same period, and the Shares and ADSs were held of record by either less than 300 persons on a worldwide basis or less than 300 U.S. residents.

Termination of the Deposit Agreements

If the ADSs are de-listed from the NYSE and the Shares and ADSs are deregistered under the Exchange Act as described above, we may seek to terminate the Deposit Agreement. When and if the Deposit Agreement is terminated, holders of ADSs will only have the right to receive Shares underlying ADSs upon surrender of ADSs and payment of applicable fees to the ADS Depositary. As soon as practicable after the termination date, the ADS Depositary will use reasonable efforts to sell the remaining deposited Common Shares and hold the proceeds of such sale, after deduction of the fees of the ADS Depositary and applicable taxes (including any Colombian withholding tax as described in “The U.S. Offer — Section 6. Tax Consequences — Colombian Tax Consequences for U.S. Holders” below), for the benefit of holders of ADSs that have not been surrendered. The absence of an active trading market in ADSs and an ADS facility would impede the transfer of your ADSs and reduce the liquidity and market value of both your ADSs and the underlying Shares.

Margin Securities

The ADSs are currently “margin securities” under the regulations of the Board of Governors of the U.S. Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the ADSs under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, the ADSs may no longer constitute margin securities under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.

14.    Certain Legal Matters; Regulatory Approvals

We have filed with the SEC a Schedule TO with respect to the Shares and ADSs which includes additional information relating to the U.S. Offer.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares or ADSs pursuant to the U.S. Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares or ADSs pursuant to the U.S. Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares or ADSs tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Colombian Securities Law

The registration of securities and the conduct of public offers in Colombia is regulated by the Colombian Financial System Organic Statute (Estatuto Orgánico del Sistema Financiero), Law 964 of 2005, Decree 2555 of 2010, the rules issued by the SFC and the BVC, as supplemented or amended from time to time. We have made all required filings for the approval of the Colombian Offer by the SFC. On December 5, 2023, the SFC authorized the Purchaser to carry out the Colombian Offer.

Antitrust and Regulatory Laws

Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Purchaser believes that the HSR Act is not applicable to the purchase of the Shares and/or the ADSs pursuant to the Offers and that such purchase will not violate such antitrust laws.

There are no requirements under Colombian law that the Colombian Antitrust Authority (the “CAA”) be notified of the Offers. The CAA does, however, have broad authority to investigate any intended transaction that it determines is likely to cause an adverse effect on, or lessen, competition. Although it is not anticipated that the CAA will investigate the Offers, no assurance can be given that the CAA will not subject the Offers to its scrutiny.

If Purchaser’s proposed acquisition of Éxito in the Offers is consummated, Purchaser will indirectly acquire an interest in Tuya, a Colombian finance company (compañía de financiamiento) that is owned 50% by Éxito. In connection with the Offers, Grupo Calleja has filed a request seeking the SFC’s approval under Article 88 of the Colombian Financial System Organic Statute (Estatuto Orgánico del Sistema Financiero) for the indirect acquisition of a more than 10% interest in Tuya by Purchaser. Grupo Calleja received approval from the SFC under Article 88 on December 26, 2023.

15.    Extension of the U.S. Offer; Termination; Amendment

In addition, we expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the U.S. Offer is open and thereby delay acceptance for payment of, and payment for, any Shares or ADSs. We will effect any such extension by giving oral or written notice of such extension to the U.S. Tender Agent and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the U.S. Offer and reject for payment and not pay for any Shares or ADSs not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares or ADSs upon the occurrence of any of the conditions specified in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” by giving oral or written notice of the termination or postponement to the U.S. Tender Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares or ADSs which we have accepted for payment is limited by the Tier II exemption under Rule 14d-1(d), which requires that we must pay the consideration offered or return the Shares or ADSs tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” have occurred or are deemed by us to have occurred, to amend the U.S. Offer prior to the Expiration Date for any reason. Amendments to the U.S. Offer may be made at any time and from time to time by public announcement. In the case of an extension of the U.S. Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the U.S. Offer will be disseminated promptly to Share and ADS holders in a manner reasonably designed to inform Share and ADS holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.

If we materially change the terms of the U.S. Offer or the information concerning the U.S. Offer, we will extend the U.S. Offer to the extent required by Rules 14e-1(a) and 14d-4(d) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the U.S. Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the U.S. Offer. If (i) we make any change to increase or decrease the price to be paid for the Shares and ADSs, and (ii) the U.S. Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Share and ADS holders in the manner specified in “The U.S. Offer — Section 14. Extension of the U.S. Offer; Termination; Amendment”, the U.S. Offer will be extended such that the expiration date is at least ten business days after notice of the increase or decrease in the price as announced. For purposes of the U.S. Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight (the end of the day), New York City time.

16.    Fees and Expenses

We have retained D.F. King & Co., Inc. to act as Information Agent and Equiniti Trust Company, LLC to act as U.S. Tender Agent in connection with the U.S. Offer. The Information Agent may contact holders of Shares or ADSs by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Share and ADS holders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent and the U.S. Tender Agent will receive reasonable and customary compensation for their respective services, will be reimbursed by Purchaser for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the U.S. Offer, including certain liabilities under the federal securities laws.

It is estimated that the expenses incurred by Purchaser in connection with the U.S. Offer will be approximately as set forth below:

U.S. Tender Agent	US$ 26,500
Information Agent	US$ 14,000
Legal Fees and Related Expenses	US$ 145,000
Filing Fees and Related Fees	US$ 112,121
Printing, Mailing and Distribution Expenses	US$ 27,500
Miscellaneous	US$ 10,000
Total	US$ 307,621

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares or ADSs pursuant to the U.S. Offer. Share or ADS holders holding Shares or ADSs through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Share or ADS holders tender Shares or ADSs through the brokers, dealers and other nominee Share or ADS holders and not directly to the U.S. Tender Agent. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the U.S. Offer and related materials to the beneficial owners of Shares or ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent, the U.S. Tender Agent for purposes of the U.S. Offer.

17.    Legal Proceedings

We are not aware of any material pending legal proceeding relating to the U.S. Offer.

18.    Miscellaneous

The U.S. Offer is being made to all U.S. holders and to all holders of ADSs wherever located. The U.S. Offer is not being made to holders of Shares resident outside the United States, who are eligible to participate in the Colombian Offer. We are not aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of Shares or ADSs pursuant to the U.S. Offer is restricted or prohibited by administrative or judicial action pursuant to any valid U.S. state statute. If we become aware of any valid U.S. state statute restricting or prohibiting the making of the U.S. Offer or the acceptance of Shares or ADSs pursuant to the U.S. Offer, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after such good faith effort, we cannot comply with such applicable statute, the U.S. Offer will not be made to, nor will tenders be accepted from or on behalf of, the Share or ADS holders in such jurisdiction.

Pursuant to Rule 14d-3 promulgated under the Exchange Act, we have filed with the SEC a Schedule TO with respect to the Shares and ADSs, which contains additional information relating to the U.S. Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in “The U.S. Offer — Section 10. Certain Information Concerning the Offerors” with respect to information concerning us. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this Offer to Purchase the ADS Letter of Transmittal, the related Notice of Acceptance, and the ADS Notice of Guaranteed Delivery to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the U.S. Offer other than those contained in this Offer to Purchase, the related Notice of Acceptance, the related ADS Letter of Transmittal or the ADS Notice of Guaranteed Delivery or in the other documents that constitute a part of the U.S. Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board of Directors, the U.S. Tender Agent or the Information Agent.

January 8, 2024	CAMA COMMERCIAL GROUP, CORP.

ANNEX A: Directors and Executive Officers of THE OFFERORS

The following tables sets forth certain information regarding each director and executive officer of each of the Offerors.

To the best knowledge of the Offerors, none of the Offerors nor any of the persons listed in this Annex A has been, during the past five (5) years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

I. Cama Commercial Group, Corp.

The present business address of each of the following Directors and Executive Officers is c/o Cama Commercial Group, Corp., Prolongación 59 Avenida Sur, between Avenida Olímpica and Calle El Progreso, #2934, San Salvador, El Salvador.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Avelan Enterprise Ltd. (British Virgin Islands)	— Director/President Special purpose entity formed to act as director and officer for entities of Grupo Calleja
Foresdale Assets Ltd. (British Virgin Islands)	— Director/Secretary Special purpose entity formed to act as director and officer for entities of Grupo Calleja
Luis Alberto Rodríguez (Panama)	— Director/Treasurer (October 27, 1969 – Present). Nominee representative service provider, pensioner.

II. Clarendon Worldwide S.A.

The present business address of each of the following Directors and Executive Officers is c/o Cama Commercial Group, Corp., Prolongación 59 Avenida Sur, between Avenida Olímpica and Calle El Progreso, #2934, San Salvador, El Salvador, except for Luis Alberto Rodriguez whose present business address is PH ARIFA, 10th Floor, West Boulevard, Santa Maria Business District, Panama, Republic of Panama.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Avelan Enterprise Ltd. (British Virgin Islands)	— Director/President Special purpose entity formed to act as director and officer for entities of Grupo Calleja
Foresdale Assets Ltd. (British Virgin Islands)	— Director/Secretary
Luis Alberto Rodríguez (Panama)	— Nominal Director/Treasurer Nominal Director of Cama Commercial Group and has been for over five years Nominee representative service provider, pensioner.

Annex A-1

III. Fundación El Salvador del Mundo

The present business address of each of the following Directors and Executive Officers is c/o Cama Commercial Group, Corp., Prolongación 59 Avenida Sur, between Avenida Olímpica and Calle El Progreso, #2934, San Salvador, El Salvador.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Foundation Services S.A. (Panama)	— Founder
Avelan Enterprise Ltd. (British Virgin Islands)	— Member Special purpose entity formed to act as director and officer for entities of Grupo Calleja
Francisco Javier Calleja Malaina (El Salvador)	— Protector President of Grupo Calleja and has served for over five years.

IV. Avelan Enterprise Ltd.

The present business address of each of the following Directors and Executive Officers is c/o Cama Commercial Group, Corp., Prolongación 59 Avenida Sur, between Avenida Olímpica and Calle El Progreso, #2934, San Salvador, El Salvador.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francisco Javier Calleja Malaina (El Salvador)	— Director President of Grupo Calleja and has served for over five years.

Annex A-2

Annex B: English Translation of Procedures for Tendering Shares pursuant to the Colombian Offer

TAKEOVER BID FOR THE PURCHASE OF COMMON SHARES OF

ALMACENES ÉXITO S.A.

BIDDER:

CAMA COMMERCIAL GROUP, CORP.

BID DOCUMENT

WARNING

THE REGISTRATION WITH THE NATIONAL REGISTRY OF SECURITIES AND ISSUERS AND THE AUTHORIZATION OF THIS TAKEOVER BID SHALL NOT IMPLY ANY QUALIFICATION OR RESPONSIBILITY ON THE PART OF THE FINANCIAL SUPERINTENDENCE OF COLOMBIA ABOUT THE REGISTERED LEGAL ENTITIES, NOR ABOUT THE PRICE, GOOD QUALITY OR NEGOTIABILITY OF THE SECURITY OR THE RESPECTIVE ISSUE, NOR ABOUT THE SOLVENCY OF THE ISSUER.

THE REGISTRATION OF THE SHARES OF ALMACENES ÉXITO S.A. IN THE STOCK EXCHANGE OF COLOMBIA S.A. AND THE EXECUTION OF THIS TAKEOVER BID IN THE BOLSA DE VALORES DE COLOMBIA S.A. (STOCK EXCHANGE) SHALL NOT IMPLY ANY QUALIFICATION OR RESPONSIBILITY ON THE PART OF THE STOCK EXCHANGE OF COLOMBIA S.A. ABOUT THE REGISTERED LEGAL ENTITIES, NOR ABOUT THE PRICE, GOOD QUALITY OR NEGOTIABILITY OF THE SECURITY OR THE RESPECTIVE ISSUE, NOR ABOUT THE SOLVENCY OF THE ISSUER.

IT IS CONSIDERED ESSENTIAL TO READ THIS BID DOCUMENT SO THAT THE INTERESTED PARTIES MAY ADEQUATELY EVALUATE THE CONVENIENCE OF SELLING THEIR SHARES.

BOGOTA D.C., December ___, 2023

CONTENTS

Annex B Page Nos.
INTRODUCTION			B-1
1.	BIDDER’S INFORMATION		B-2
	1.1	Corporate Name and Legal Status	B-2
	1.2	Registered Office	B-2
	1.3	Incorporation and Amendments to Bylaws	B-2
	1.4	Corporate Purpose	B-2
	1.5	Term	B-3
	1.6	Distribution of the Bidder’s Capital	B-3
	1.7	Shareholding Composition	B-3
	1.8	Organization and Corporate Governance	B-3
	1.9	Independent Auditor	B-4
	1.10	Subordination Situation	B-5
2.	ISSUER’S INFORMATION		B-6
	2.1	Corporate Name and Legal Status	B-6
	2.2	Registered Office	B-6
	2.3	Incorporation and Amendments to Bylaws	B-6
	2.4	Corporate Purpose	B-7
	2.5	Term	B-9
	2.6	Distribution of Capital	B-9
	2.7	Shareholding Composition	B-10
	2.8	Organization	B-10
3.	PURPOSE OF THE TOB		B-12
4.	CHARACTERISTICS OF THE TOB		B-14
	4.1	Securities subject to the TOB	B-14
	4.2	TOB Recipients	B-14
	4.3	Number of shares subject of the TOB	B-14
	4.4	TOB Price	B-14
	4.5	Payment Method	B-15
	4.6	Bond to be provided by the Bidder	B-16
	4.7	Statement regarding the indebtedness of the Bidder for financing of the TOB	B-17
	4.8	List of Issuer’s securities owned by the Bidder directly or indirectly	B-17
	4.9	Issuer’s securities acquired by the Bidder in the last twelve (12) months	B-17
	4.10	Non-existence of agreements between the Bidder and the members of the Issuer’s management bodies	B-17
5.	FORMULATION OF ACCEPTANCES		B-18
	5.1	Procedure for formulating acceptances	B-18
	5.2	Acceptance Period	B-18
	5.3	Commission agents, acceptance and settlement expenses	B-18
	5.4	Form and time for receipt of payment of the Price	B-18
	5.5	Formalities to be completed by the TOB Recipients in order to express their acceptance	B-18
	5.6	Brokerage firm through which the purchase transaction is to be carried out	B-19
6.	BID DOCUMENT		B-19
	6.1	Persons responsible for the information in the Bid Document	B-19
	6.2	Availability of the Bid Document	B-19

Annex B-i

Annex B Page Nos.
7.	AUTHORIZATIONS		B-19
	7.1	Corporate Authorizations	B-19
	7.2	Authorization from governmental authorities	B-20
8.	CERTIFICATES AND OTHER REPRESENTATIONS		B-20
	8.1	Bidder’s Certificates on the Accuracy of the Bid Document	B-20
	8.2	Certificate from the Bidder’s Independent Auditor	B-20
	8.3	Bidder’s Certificate regarding the existence of pre-arrangements	B-20
9.	FINANCIAL INFORMATION		B-21
10.	ANNEXES		B-21

Annex B-ii

INTRODUCTION

The takeover bid (the “TOB”) referred to in this bid document (the “Bid Document”) is made by Cama Commercial Group, Corp, a corporation duly incorporated according to the laws of Panama, identified with RUC number 155743365-2-2023, with registered office in Panama City, Panama (“Cama” or the “Bidder”), pursuant to the provisions of articles 6.15.2.1.1. et seq. of Decree 2555 of 2010 (the “Decree 2555”). This TOB is made in respect of a minimum of 661,910,823 common shares representing 51.00% and a maximum of 1,297,864,359 common shares representing 100% of the outstanding common shares of the company Almacenes Éxito S.A., a corporation duly incorporated according to the laws of Colombia, identified with NIT 890.900.608-9, with registered office in Envigado, Antioquia (“Éxito” or the “Issuer”), as of the date of this Bid Document, registered with the National Registry of Securities and Issuers (“RNVE”) and the Colombian Stock Exchange (“BVC”).

The figures with decimals included in this Bid Document have been approximated to two decimals, except in those cases in which additional decimals are used herein to get complete sums.

This Bid Document provides the interested parties in the TOB with information about the Issuer, the Bidder and the Bid, and shall be available to the Issuer’s shareholders at the following places or virtually, as indicated below:

•     Financial Superintendence of Colombia (the “SFC”)
Calle 7 No. 4-49.
Bogotá D.C., Colombia.
http://www.superfinanciera.gov.co

•     Bolsa de Valores de Colombia S.A.
https://www.bvc.com.co/prospectos?tab=acciones

•     Brokerage Firm
Valores Bancolombia S.A. Comisionista de Bolsa.
Carrera 48 No. 26-85 Torre Sur.
Medellín, Colombia.
https://valores.grupobancolombia.com

•     Bidder’s Offices
Cama Commercial Group, Corp.
Prolongación 59 av. Sur, Colonia Escalón, entre Olímpica Av. y El Progreso St., #2934
San Salvador, República de El Salvador.

The persons to whom information may be requested in connection with this Bid Document are:

Name:	Juan Camilo Garcia Castrillón
Title:	Corporate Business Manager — Valores Bancolombia S.A.
Address:	Carrera 48 #26-85, Edificio Dirección General Bancolombia, Torre Sur. Medellín, Colombia
Telephone Number:	(+57) 604 604 5082
Name:	Andrés Felipe Gomez Hernandez
Title:	Capital Market Structuring Manager — Valores Bancolombia S.A.
Address:	Carrera 48 #26-85, Edificio Dirección General Bancolombia, Torre Sur. Medellín, Colombia
Telephone Number:	(+57) 604 604 5082
Name:	Gabriel Alejandro Navarrete
Title:	Financial Analyst
Address:	Prolongación 59 av. Sur, Colonia Escalón, entre Olímpica Av. y El Progreso St., #2934, San Salvador, República de El Salvador.
Telephone Number:	(+503) 22673600

Annex B-1

1.           BIDDER’S INFORMATION

1.1         Corporate Name and Legal Status

In conformity with the Certificate of Legal Entity of the Bidder, issued by the Public Registry of Panama on October 6, 2023, which is attached as Annex I hereto, the Bidder is a corporation duly incorporated and existing according to the laws of the Republic of Panama whose name is Cama Commercial Group, Corp.

1.2         Registered Office

The Bidder’s registered office is located at Edificio P.H. ARIFA, Piso 10 Boulevard Oeste, Santa María Business District, Panama, Republic of Panama.

1.3         Incorporation and Amendments to Bylaws

The Bidder was incorporated by public deed No. 10.828 dated October 4, 2023, of the First Notary Public’s Office of the Notarial Circuit of Panama and registered in the (Mercantile) Microfilm Section of the Public Registry of Panama, Folio: 155743365, Entry 1, as of October 6, 2023 (the “Articles of Incorporation”). A copy of the Articles of Incorporation is attached to this Bid Document as Annex II.

The Bidder’s Articles of Incorporation have not been amended since its incorporation.

1.4         Corporate Purpose

The corporate purpose of the Bidder, as per the article 2 of the Articles of Incorporation, is as follows:

“The purposes of the corporation are to do any and all things and exercise any and all powers hereinafter mentioned, in any part of the world, namely:

(a) Establish and carry out finance businesses of finance, investment holding, trade, manufacturing and transportation, and the exploitation of natural resources. (b) Acquire, lease and sell, transfer, deal in, mortgage, encumber, lease, license or otherwise dispose of all kinds of real and personal property and securities of every kind, including patents, licenses, trademarks, inventions, copyrights, trademarks, brands, designs, leases, goods, merchandise, vessels, aircraft and/or other ships, factories and natural resources, and while owning the same, to exercise all the corresponding rights and privileges. (c) Lend or borrow money or become liable for the payment of money and grant indemnities, whether as principal, joint obligor or guarantor, as the Board of Directors may determine. (d) Enter into contracts and arrangements of all kinds with any person, entity, government or authority. (e) Conduct any or all of its business in any country of the world, and keep the books and accounts of the corporation, including the registration of shares, in any place or places, within the Republic of Panama or abroad, as determined by the Board of Directors. (f) Manage the administration of the corporation by delegation to attorneys-in-fact of such powers as may be determined by the Board of Directors or the shareholders. (g) Establish, support or assist in the establishment of pensions and non-profit organizations and contribute to charitable causes, as determined by the Board of Directors. (h) Carry out any lawful business anywhere in the world and do any and all acts and have any and all powers mentioned above, alone or with others or through agents; and do all such other things as are incidental to furtherance of the aforementioned purposes.

The purposes specified in each of the paragraphs of this Article 2 shall not be restricted by reference to or inference from any other paragraph and in the event of any ambiguity this Article 2 shall be construed to enlarge and not to restrict the purposes of the corporation.

With these purposes, the corporation shall have all the powers contained in Article 19 of Law 32 of 1927 of the Republic of Panama as well as any other powers granted to the corporation by any other laws in force, including Decree-Law No. 5 of July 2, 1997.”

Annex B-2

1.5         Term

In accordance with article 6 of the Articles of Incorporation, the Bidder’s term is perpetual and is neither dissolved nor in liquidation.

1.6         Distribution of the Bidder’s Capital

In accordance with article 3 of the Articles of Incorporation and the certification issued by Arifa Corporate Services, as resident agent of the Bidder, which is attached hereto as Annex III, the distribution of the Bidder’s capital is as follows:

Capital Stock	Value	No. of Shares	Par Value
Authorized	US$ 1,000	1,000	US$ 1.0
Subscribed	US$ 1,000	1,000	US$ 1.0
Paid-in	US$ 1,000	1,000	US$ 1.0

1.7         Shareholding Composition

As per the Bidder’s share registration, which is attached hereto as Annex IV, Clarendon Worldwide S.A., a company incorporated and existing according to the laws of the Republic of Panama, with registered office in Panama City, Republic of Panama, is the sole shareholder of the Bidder; therefore, the shareholding composition of the Bidder is as follows:

Shareholder	No. of Shares	%
Clarendon Worldwide S.A.	1,000	100%
Total Outstanding Shares	1,000	100%

1.8         Organization and Corporate Governance

In conformity with the provisions of the Articles of Incorporation, the corporate bodies of the Bidder are (a) the shareholders’ meeting, as the supreme deliberative body; (b) the board of directors; and (c) the officers.

(a)         Shareholders’ Meeting

The supreme deliberative body of the Bidder is the shareholders’ meeting, composed of the shareholders registered in the shareholders’ record book, in compliance with the provisions of the Articles of Incorporation, Law 32 of 1927 of the Republic of Panama, and other applicable regulations.

(b)         Board of Directors

Pursuant to Article 49 of Law 32 of 1927 of the Republic of Panama, the Bidder’s business is managed and run by a board of directors, which has full control and power over the Bidder’s business.

In conformity with paragraph (b) of article 7 of the Articles of Incorporation, the Bidder’s board of directors is composed of 3 members. The members perform their duties until they resign or are replaced.

Annex B-3

As of the date of this Bid Document, the Bidder’s board of directors is composed as follows:

Name	Type	Country of Nationality/Incorporation	Identity Document	Identification
Avelan Enterprise Ltd.	Legal Entity	British Virgin Islands	Company Number	1.678.206

Represented by: Francisco Javier Calleja Malaina, holder of Passport number B01141924 issued in El Salvador, is the legal representative of Avelan Enterprise Ltd. in his capacity as sole director of said company.

Foresdale Assets Ltd.	Legal Entity	British Virgin Islands	Company Number	1.678.204

Represented by: Francisco Javier Calleja Malaina, holder of Passport number B01141924 issued in El Salvador, is the legal representative of Foresdale Assets Ltd. in his capacity as sole director of said company.

Luis Alberto Rodríguez	Individual	Panama	Passport	PA0701213

(c)         Officers

Pursuant to articles 9 and 10 of the Articles of Incorporation, the legal representation of the Bidder is exercised mainly by the officers, in the following order: by the president; in the absence of the president, by the secretary; and in the joint absence of the president and the secretary, by the treasurer of the Bidder, or any officer or attorney-in-fact that the Board of Directors may determine. The legal representative of the Bidder has all those powers to act in the interest of the corporate entity which he mandatorily represents, especially in its relations with third parties, in accordance with Law 37 of 1927 of the Republic of Panama and other applicable regulations.

As of the date of presentation of this Bid Document, the legal representatives of the Bidder are as follows:

Name	Type	Country of Nationality/Incorporation	Title
Avelan Enterprise Ltd.	Legal entity	British Virgin Islands	President, with legal representation powers

Represented by: Francisco Javier Calleja Malaina, holder of Passport number B01141924 issued in El Salvador, is the legal representative of Avelan Enterprise Ltd. in his capacity as sole director of said company.

Foresdale Assets Ltd.	Legal Entity	British Virgin Islands	Secretary with legal representation powers

Represented by: Francisco Javier Calleja Malaina, holder of Passport number B01141924 issued in El Salvador, is the legal representative of Foresdale Assets Ltd. in his capacity as sole director of said company.

Luis Alberto Rodríguez	Individual	Panamá	Treasurer, with legal representation powers

1.9         Independent Auditor

The Bidder’s independent auditor of the financial information is the Panamanian citizen Juvenal Alcibiades Arosemena Batista, holder of passport number PA0547877 issued by the Republic of Panama, authorized public accountant with professional card No. 1963 issued by the Technical Accounting Board of the Ministry of Commerce and Industry of the Republic of Panama, with registered office in Panama City, Panama.

Annex B-4

1.10       Subordination Situation

Clarendon Worldwide S.A. is the direct owner of 100% of the subscribed outstanding shares of the Bidder. For purposes of clarity with respect to the chain of ownership of the Bidder, Figure 1 below shows the chain of share ownership of the Bidder’s direct and indirect shareholders:

Figure 1

Francisco Javier Calleja Malaina
El Salvador
Beneficiary of 100% of the economic rights
Fundación El Salvador del Mundo
Panama
Owner of 0.0004% of the outstanding shares
Owner of 100% of the outstanding shares
Clarendon Worldwide S.A.
Panama
Owner of 100% of the outstanding shares
Owner of 100% of the outstanding shares
Talgarth Trading Inc.
Panama
Cama Commercial Group, Crop.
Panama
Bidder of the TOB
Owner of 99.9996% of the outstanding shares
Calleja S.A. de C.V.
EI Salvador
Company operating the Super Selectos supermarket chain

According to Figure 1, the Bidder is a Francisco Javier Calleja’s subordinated entity, acting through Fundación El Salvador del Mundo and Clarendon Worldwide S.A. Additionally, there are no persons under the Bidder’s control or business group.

Mr. Francisco Javier Calleja is one of the most reputable businessmen in El Salvador, with a career of more than sixty (60) years as controller of Grupo Calleja, owner of the main supermarket chain in said country: Super Selectos. Super Selectos has more than seventy-five (75) years of existence and one hundred and ten (110) stores in the Salvadoran market, with presence in each of the fourteen (14) departments of said country, which makes it the main food retailer in El Salvador. This presence has allowed Super Selectos to reach a market share in that country close to sixty percent (60%). As a result, Grupo Calleja is one of the main generators of employment in El Salvador, with more than twelve thousand (12,000) employees who depend directly or indirectly on Grupo Calleja. Likewise, Super Selectos has more than four thousand eight hundred ninety-four (4,894) active suppliers, of which four thousand twenty-six (4,026) are Salvadoran and eight hundred sixty-eight (868) are foreign.

In financial terms, Grupo Calleja has annual revenues of one billion two hundred thirty million U.S. dollars (US$1,230,000,000), an EBITDA close to two hundred million U.S. dollars (the “United States”) (US$200,000,000) and a net income of one hundred thirty million U.S. dollars (US$130,000,000).

Annex B-5

2.           ISSUER’S INFORMATION

2.1         Corporate Name and Legal Status

According to the Issuer’s certificate of existence and legal representation, issued by the Chamber of Commerce of Aburrá Sur on November 1, 2023, attached as Annex V to this Bid Document (the “Issuer’s Certificate”), the Issuer is a company incorporated and existing according to the laws of the Republic of Colombia. Its corporate name is Almacenes Éxito S.A., its common shares have been registered with the BVC since July 8, 1994 and it has no preferred dividend and non-voting shares.1

2.2         Registered Office

According to the Issuer’s Certificate, its registered office is located in the municipality of Envigado, Colombia, and its main offices are located at Carrera 48 No. 32B Sur — 139, Avenida Las Vegas, Envigado, Colombia.

2.3         Incorporation and Amendments to Bylaws

The Issuer was incorporated by means of public deed No. 2,782 dated March 24, 1950 from Fourth Notary Public’s Office of Medellín, initially registered in Book IX of the Medellín Chamber of Commerce, and subsequently registered in Book IX of the Aburrá Sur Chamber of Commerce on September 15, 1992, under No. 36,413, and is identified with NIT 890,900,608-9.

According to the Issuer’s Certificate, its bylaws have been amended on the dates indicated below:

Public Deed No.	Public Deed Date	Notary Public’s Office
1139	06/20/1973	7th Notary Public’s Office of Medellín
183	0217//1972	7th Notary Public’s Office of Medellín
2624	03/27/1952	4th Notary Public’s Office of Medellín
1046	03/30/1954	2nd Notary Public’s Office of Medellín
1344	06/30/1955	2nd Notary Public’s Office of Medellín
1479	06/25/1956	2nd Notary Public’s Office of Medellín
660	04/03/1957	2nd Notary Public’s Office of Medellín
1185	06/03/1957	3rd Notary Public’s Office of Medellín
653	02/06/1958	3rd Notary Public’s Office of Medellín
175	02/01/1960	2nd Notary Public’s Office of Medellín
4103	02/01/1960	2nd Notary Public’s Office of Medellín
4315	09/05/1961	2nd Notary Public’s Office of Medellín
1496	04/08/1963	2nd Notary Public’s Office of Medellín
1166	04/07/1964	2nd Notary Public’s Office of Medellín
791	03/16/1965	7th Notary Public’s Office of Medellín
2519	08/31/1965	7th Notary Public’s Office of Medellín
806	05/03/1966	7th Notary Public’s Office of Medellín
602	02/28/1967	4th Notary Public’s Office of Medellín
3078	09/25/1969	4th Notary Public’s Office of Medellín
546	12/03/1970	9th Notary Public’s Office of Medellín
2675	12/22/1971	7th Notary Public’s Office of Medellín
2026	07/10/1984	7th Notary Public’s Office of Medellín
1956	08/10/1994	14th Notary Public’s Office of Medellín
2225	11/17/1975	7th Notary Public’s Office of Medellín
235	06/16/1978	7th Notary Public’s Office of Medellín
2474	11/14/1979	7th Notary Public’s Office of Medellín

____________

1        According to public information available in the RNVE.

Annex B-6

Public Deed No.	Public Deed Date	Notary Public’s Office
2026	07/10/1984	7th Notary Public’s Office of Medellín
3419	12/01/1987	7th Notary Public’s Office of Medellín
967	04/25/1988	7th Notary Public’s Office of Medellín
2434	11/18/1991	14th Notary Public’s Office of Medellín
620	03/18/1994	14th Notary Public’s Office of Medellín
1082	05/10/1994	14th Notary Public’s Office of Medellín
1956	08/10/1994	14th Notary Public’s Office of Medellín
3049	11/22/1994	14th Notary Public’s Office of Medellín
1018	05/18/1995	14th Notary Public’s Office of Medellín
911	05/17/1996	14th Notary Public’s Office of Medellín
1026	07/04/1997	14th Notary Public’s Office of Medellín
962	07/14/1999	14th Notary Public’s Office of Medellín
5012	11/09/2001	29th Notary Public’s Office of Medellín
1641	04/23/2002	29th Notary Public’s Office of Medellín
2084	05/20/2003	29th Notary Public’s Office of Medellín
3581	08/01/2003	29th Notary Public’s Office of Medellín
25505	05/17/2005	29th Notary Public’s Office of Medellín
2276	04/24/2006	29th Notary Public’s Office of Medellín
716	04/18/2007	3rd Notary Public’s Office of Medellín
1173	06/14/2007	3rd Notary Public’s Office of Envigado
565	04/11/2008	3rd Notary Public’s Office of Envigado
906	06/16/2009	3rd Notary Public’s Office of Envigado
907	06/16/2009	3rd Notary Public’s Office of Envigado
685	04/19/2010	13th Notary Public’s Office of Medellín
5037	09/02/2010	29th Notary Public’s Office of Medellín
1396	07/25/2011	13th Notary Public’s Office of Medellín
622	04/12/2012	13th Notary Public’s Office of Medellín
1690	11/14/2014	3rd Notary Public’s Office of Envigado
488	04/23/2015	3rd Notary Public’s Office of Envigado
480	04/27/2017	3rd Notary Public’s Office of Envigado
556	05/15/2017	3rd Notary Public’s Office of Envigado
514	05/17/2018	3rd Notary Public’s Office of Envigado
412	04/22/2019	3rd Notary Public’s Office of Envigado
590	05/20/2021	3rd Notary Public’s Office of Envigado
562	05/02/2022	3rd Notary Public’s Office of Envigado
938	07/19/2022	3rd Notary Public’s Office of Envigado
1614	11/18/2022	3rd Notary Public’s Office of Envigado
1369	05/02/2023	2nd Notary Public’s Office of Envigado

2.4         Corporate Purpose

Pursuant to Article 4 of the Issuer’s bylaws and the Issuer’s Certificate, the Issuer’s corporate purpose is:

“The corporate enterprise or business constituting the purpose of the company consists of:

a. Acquisition, processing, transformation, and in general, distribution and sale under any commercial modality, including the financing thereof, of all kinds of merchandise and domestic and foreign products, including pharmaceutical articles, medical and related items, wholesale and/or retail, by physical or virtual means. It is also responsible for the rendering of complementary services such as the granting of loans for the acquisition of merchandise, the granting of insurance, the execution of money orders, remittances and support activities to a postal payment services operator duly authorized and registered by

Annex B-7

the Ministry of Information and Communication Technologies; the rendering of mobile telephone services, the commercialization of travel and tourist packages, the repair and maintenance of personal property, the execution of procedures, and the lease, or provision under any other form, of commercial premises or spaces in warehouses, galleries or shopping centers.

b. Acquisition, creation, organization, establishment, administration and operation of stores, supermarkets, drugstores and pharmacies, deposits, warehouses and other commercial establishments for the acquisition of merchandise and products of all kinds with the intention of reselling them, the sale thereof at wholesale and/or retail, the sale of goods and the provision of complementary services subject to trade in accordance with modern systems of sale in specialized multiple trade and/or self-service stores, among which are those known by the trade name “ALMACENES ÉXITO”.

c. Leasing of commercial premises, leasing or give or take on under other form of mere tenancy spaces or sales or commercial stalls within its commercial establishments, equipment, elements, and fixtures for the operation of merchandise or product distribution businesses and the presentation of complementary services.

d. Incorporation, financing, promotion and concurrence with other individuals or legal entities in the incorporation of companies or businesses for the purpose of producing objects, merchandise, items or elements or provision of services related to the corporate purpose, and establishment of a link to such companies as an associate, by means of contributions in money, goods or services.

e. Development, construction, management, commercialization, administration, operation, leasing, and economic exploitation of real estate assets of its own or of third parties with any type of destination or use. The promotion, execution and investment in projects to be developed in its own real estate or that of third parties, either directly or indirectly, being able to incorporate companies or any other type of association, participate in programs or plans for subdivision, urbanization or division of real estate for housing, commerce, industry, offices, among others, and the sale, lease and economic exploitation of the lots, plots, premises, offices, houses, apartments and, in general, of the real estate units resulting from the aforementioned real estate projects. The provision of services of structuring, promotion, development and management of projects and administration and management of real estate assets and real estate investment vehicles of its own or of third parties.

f. Use of resources for investment purposes for the acquisition of shares, bonds, commercial papers, and other securities of free sale in the market, at the discretion of the Board of Directors in order to make stable investments or as a profitable and transitory use of surplus cash or excess liquidity.

g. Wholesale distribution of petroleum-derived liquid fuels.

h. Retail distribution of petroleum-derived liquid fuels through automotive service stations.

i. Distribution of alcohols, biofuels, natural gas for vehicles and any other fuel or mixture that has application in the automotive, industrial, fluvial, maritime and air sectors in all their classes.

j. The provision in Colombia and abroad of specialized corporate and business services to third parties, in any area that generates value for the Company.

k. Incorporation, financing, promotion and concurrence with other individuals or legal entities in the incorporation of companies or businesses the purpose of which is the generation, transmission, distribution and commercialization of energy, as well as the development of all related, connected and complementary activities to the distribution and commercialization of energy, the execution of works, designs and consulting in energy solutions, including the provision of technical services and the commercialization of associated products, directly or through third parties.

Annex B-8

In furtherance of its purpose, the Company may acquire real or personal, tangible or intangible property required for compliance with its corporate purpose; and also acquire and own shares, capital units and interests in commercial or civil companies and in any other type of association, securities of all kinds for stable investment purposes, or as a promotion or development investment to take advantage of tax incentives established by law, make transitory investments in prompt liquidity securities for temporary productive use of cash surpluses or excess liquidity or other availabilities not immediately necessary for the development of the corporate business; import and export merchandise, products, manufactures of all kinds issue bonds and/or commercial papers or other securities of massive issuance authorized by the law and regulations for public placement, take money in mutual, develop or celebrate factoring operations, firmly with its own resources constitute guarantees on its real or personal property, and celebrate the financial operations that allow it to acquire funds or other assets, or assure the supply of goods and/or services, some or others necessary for the development of the company; act as agent or representative of national or foreign businessmen, and celebrate all kinds of contracts related to the distribution of merchandise and/or sale of goods and services: promote and incorporate or invest in companies or any other type of association for the development of any activities included within the corporate purpose indicated above, merge with them or with other companies, take them over, or demerger; acquire trademarks, emblems, trade names, patents or other industrial or intellectual property rights, exploit them or grant their exploitation to third parties under contractual license; and, in general, to execute all acts and enter into all contracts, regardless of their nature, that are related to the corporate purpose or whose purpose is to exercise the rights and fulfill the obligations, legally or conventionally derived from the existence and activities developed by the Company.”

2.5         Term

Pursuant to Article 3 of the Issuer’s bylaws and Issuer’s Certificate, the Issuer’s term is until December 31, 2150, notwithstanding that it may be extended before the expiration of such term, by the will of the shareholders’ meeting by means of a bylaw amendment, or be anticipated in the same manner, or for any of the other reasons established by Colombian law. As of this date and in conformity the Issuer’s Certificate, it is not dissolved or in liquidation.

2.6         Distribution of Capital

In accordance with the Issuer’s Certificate, the capital stock of Éxito is as follows:

Capital Stock	Value	No. of Shares	Par Value
Authorized	COP$5,300,000,000	1,590,000,000	COP$3.33333333334
Subscribed	COP$4,482,401,510	1,344,720,453	COP$3.33333333334
Paid-in	COP$4,482,401,510	1,344,720,453	COP$3.33333333334

The Issuer’s subscribed capital is divided into 1,344,720,453 shares with a par value of COP$3.33333333334 each, of which 1,297,864,359 are outstanding, and the remaining corresponds to shares repurchased by the Issuer.2

The Issuer has implemented a Brazilian Depositary Receipts Level II (“BDRs”) program and an American Depositary Receipts Level II (“ADRs”) program in the United States, the underlying assets of which are the Issuer’s common shares.

The ADRs represent American Depositary Shares (“ADSs”) and each ADS represents eight (8) Issuer’ common shares. Each BDR represents four (4) Issuer’s common shares.

____________

2        According to the information available in the RNVE as of June 30, 2023.

Annex B-9

2.7         Shareholding Composition

As per the information available at the Issuer’s website, through the link https://www.grupoexito.com.co/es/principales-accionistas, as of September 30, 2023 the Issuer’s 25 main shareholders, whose percentage is calculated on the voting capital, are as follows:

No.	Name	No. of shares	Interest %
1.	JPMorgan Chase Bank NA FBO Holders of DR EXITO ADR	624,375,256	48.11%
2.	Itau Unibanco S.A. BDR Program	455,892,680	35.13%
3.	Companhia Brasileira de Distribucao	107,265,638	8.26%
4.	GPA2 Empreendimentos E Participacoes Ltd	64,857,915	5.00%
5.	Subfondo JP Morgan Securities Inc.	9,546,122	0.74%
6.	Fondo de Pensiones Obligatorias Protección Mayor R	3,840,312	0.30%
7.	PI-Exito Fondo de Pensiones Protección	3,284,436	0.25%
8.	Moreno Torres Manuel Gustavo	2,692,095	0.21%
9.	Norges Bank	2,250,000	0.17%
10.	Compañía de Seguros Bolívar	1,832,165	0.14%
11.	Fondo Bursátil Ishares MSCI COLCAP	1,340,305	0.10%
12.	Credicorp Capital acciones Colombia	1,296,619	0.10%
13.	HMG Globetrotter	927,141	0.07%
14.	Urideca S.A.S.	853,816	0.07%
15.	Banco BTG Pactual S.A. Cayman Branch	549,606	0.04%
16.	P.Ahorro Especial No.8	512,904	0.04%
17.	Borrero Angel Nicolás	435,474	0.03%
18.	Credicorp Capital Colombia S.A.	406,838	0.03%
19.	Impera Global Frontier Master Fund LP	300,000	0.02%
20.	Konosuke S.A.S.	294,529	0.02%
21.	FIC Abierto Pacto Permanencia BTG Pactual D	291,365	0.02%
22.	Skandia Fondo de Pensiones Obligatorias Moderado	289,800	0.02%
23.	Universidad de Medellín	283,813	0.02%
24.	Distrintec S.A.S.	274,614	0.02%
25.	FVP BTG Pactual Dinámico	265,577	0.02%
26.	Other shareholders		1.07%
	TOTAL OUTSTANDING COMMON SHARES	1,297,864,359	100%

2.8         Organization

In conformity with Article 17 of the Issuer’s bylaws, its corporate bodies are (a) the general shareholders’ meeting, (b) the board of directors, (c) the president, and (d) Retail Operating President’s Office Colombia. In accordance with the Colombian law, the Issuer additionally has a Statutory Auditor.

(a)         General Shareholders’ Meeting

The general shareholders’ meeting is constituted by the shareholders registered in the shareholders’ registry book, by themselves, or their legal representatives, or proxies appointed in writing, in accordance with article 18 of the Issuer’s bylaws.

Annex B-10

Pursuant to Article 19 of the Issuer’s bylaws, regular meetings of the general shareholders’ meeting are held annually and no later than March 31 of each year. In conformity with article 20 of the Issuer’s bylaws, at any time, and when so required by unforeseen or urgent needs of the Issuer, an extraordinary meeting may be called to deliberate on the Issuer’s affairs, at the call of the board of directors, the president or the statutory auditor, either on its own initiative or at the request of a number of shareholders representing ten percent (10%) or more of the capital stock. In accordance with articles 19 and 20 of the Issuer’s bylaws, the meetings of the general shareholders’ meeting must be held at the registered office.

(b)         Board of Directors

As per article 31 of the Issuer’s bylaws, the Issuer’s board of directors is composed of 9 members elected by the general shareholders’ meeting, 3 of which are independent according to the provisions of Law 964 of 2005. In compliance with article 32 of the Issuer’s bylaws, the members of the board of directors serve for 2-year terms, but may be freely reelected and removed by the general shareholders’ meeting at any time. The Issuer’s board of directors is chaired by Luis Fernando Alarcón, according to the relevant information communication shared by the Issuer on March 24, 2022 through the SFC’s website.

As provided for in the Issuer’s Certificate, the Issuer’s board of directors is composed as follows:

Name	Member Type	Identity Document	Document No.
Philippe Alarcon	Shareholder-Appointed	Passport	15AY37545
Christophe Hidalgo	Shareholder-Appointed	Passport	15DE45850
Guillaume Michaloux	Shareholder-Appointed	Passport	15AL79209
Rafael Russowsky	Shareholder-Appointed	Passport	YC236400
Bernard Petit	Shareholder-Appointed	Passport	17FV02394
Luis Fernando Alarcón	Independent	ID Card	19.144.982
Felipe Ayerbe	Independent	ID Card	14.973.153
Ana Fernanda Maiguashca	Independent	ID Card	66.914.819

Currently, the eighth seat on the Issuer’s board of directors is vacant due to the resignation of Ana María Ibañez Londoño, as stated in the Issuer’s Certificate.

(c)         Legal Representation

In accordance with article 38 of the Issuer’s bylaws, the president is in charge of the legal representation of the Issuer, who is appointed by the board of directors for an indefinite term, but may also be freely removed by the same body.

According to the Issuer’s Certificate, the president and legal representative of Éxito is:

Name	Identification
Carlos Mario Giraldo Moreno	C.C. 71.590.612

(d)         Retail Operating President’s Office Colombia

Pursuant to article 39 of the Issuer’s bylaws, the Issuer’s board of directors appoints a retail operating president Colombia, who shall be subordinate to the president and may be freely removed. As stated in the Issuer’s Certificate, the Issuer’s retail operating president Colombia, who also has the power of legal representation, is:

Name	Identification
Jose Gabriel Loaiza Herrera	C.C. 71.772.119

Annex B-11

In conformity with article 41 of the Issuer’s bylaws, in the absence of the president, the retail operating president Colombia, the Issuer’s vice presidents have the capacity to replace him in his functions. The Issuer’s Certificate stipulates that the vice presidents of Éxito are the following:

Name	Title	Identification
Juan Felipe Montoya Calle	Vice President, Human Resources	C.C. 71.749.618
Juan Lucas Vega Palacio	Vice President, Real Estate	C.C. 98.665.898
Jorge Alberto Jaller Jaramillo	Vice President, Retail	C.C. 71.786.008
Ivonne Windmueller Palacio	Vice President, Finance	C.C. 42.142.876
Claudia Andrea Campillo Velasquez	Vice President, Corporate Affairs and General Secretary	C.C. 32.141.496
Camilo Alberto Gallego Ferrer	Vice President, Services	C.C. 98.568.713
Lucas Lopez Lince	Vice President, Marketing	C.C. 3.413.894
Carlos Ariel Gomez Gutierrez	Vice President, Commercial and Supply	C.C. 98.547.376
Sebastian Perez Arango	Vice President, Omnichannel and Innovation	C.C. 1.017.173.012

(e)         Statutory Audit

In conformity with the Issuer’s Certificate, the statutory audit of Éxito is carried out by the firm KPMG S.A.S., identified with NIT 860.000.846-4 and the persons responsible for the statutory auditing are the following:

Name	Identification and Professional Card	Title
Nataly Castro Arango	C.C. 1.037.588.835 T.P. 138316-T	Main Statutory Auditor
Maria Camila Montoya Guevara	C.C. 1.234.639.260 T.P. 265297-T	First Alternate Statutory Auditor
Leidy Johana Gonzalez Babativa	C.C. 1.018.507.877 T.P. 289416-T	Second Alternate Statutory Auditor
Yuleidy Quintero Arce	C.C. 1.112.967.897 T.P. 283611-T	Third Alternate Statutory Auditor

3.           PURPOSE OF THE TOB

The TOB is submitted pursuant to the provisions of Articles 6.15.2.1.1.1 et seq. of Decree 2555 for the Bidder to acquire an Issuer’s interest of at least 661,910,823 Issuer’s common shares, equivalent to 51.00%3 of the Issuer’s outstanding common shares; and a maximum of 1,297,864,359 Issuer’s outstanding common shares equivalent to 100%4 of the Issuer’s outstanding common shares.

As mentioned in section 2.6 hereof, the Issuer has implemented a BDR program and an ADR program, the underlying asset of which are Issuer’s common shares.

ADRs represent ADSs and each ADS represents eight (8) Issuer’s common shares. Each BDR represents four (4) Issuer’s common shares.

According to the relevant information communication shared by the Issuer on August 23, 2023 through the SFC’s website, the ADSs began trading on the New York Stock Exchange (“NYSE”) under the symbol “EXTO” and the Issuer’s BDRs on the Brazilian B3 Exchange (“B3”) under the symbol “EXCO32” on August 23, 2023.

As a result, the Issuer’s common shares are currently traded in Colombia through the BVC, in New York through NYSE in the form of ADSs and in Brazil through B3 in the form of BDRs.

The U.S. Securities and Exchange Commission (“SEC”) regulates securities transactions carried out by U.S. resident investors and the trading of ADSs listed on the NYSE is therefore subject to the Securities Exchange Act of 1934 and not to Colombian regulations.

____________

3        According to information available in the RNVE.

4        According to information available in the RNVE.

Annex B-12

According to U.S. federal securities regulations, takeover bids for foreign issuers’ shares are subject to U.S. regulation provided that (i) they do not violate the general anti-fraud rules for conduct adopted or having effects in the United States and that (ii) the securities subject to the bid are registered under the Securities Exchange Act of 1934 (as is the case with the Issuer’s ADSs).

As a result of the foregoing, and recognizing that foreign issuers may be subject to public offer rules in home jurisdictions, the bidder of a takeover bid for a foreign issuer’s outstanding common shares, the voting capital of which is owned by U.S. residents, in a percentage higher than 10% but less than 40%, may make two simultaneous bids: (i) a takeover bid that complies with U.S. regulation directed to all holders of the Issuer’s shares resident in the United States and all holders of ADSs; and (ii) a takeover bid that complies with the regulation of a jurisdiction other than the United States that is directed to non-U.S. holders of the Issuer’s shares (as is the case of the TOB in Colombia), provided that the U.S. bid is made on terms at least as favorable as any takeover bid outside the United States.

Given that more than 10% but less than 40% of the Issuer’s outstanding common shares are owned by U.S. residents, either directly or through ADSs, the Bidder has a legal obligation to make a takeover bid in the United States to all U.S. resident holders of the Issuer’s shares and to all holders of ADSs.

Thus, in addition to the takeover bid that the Bidder makes in Colombia, the Bidder shall make a takeover bid for all of the ADSs and all of the common shares issued by the Issuer owned by U.S. residents (the “U.S. Bid”), through the NYSE where the ADSs are listed, in accordance with the requirements of U.S. federal securities regulations. The U.S. Bid is conditioned on obtaining acceptances, in the TOB and the U.S. Bid together, of at least 51.00% of the Issuer’s outstanding common shares.

The information related to the U.S. Bid may be consulted at the following link by entering the corporate name of the Bidder (“Cama Commercial Group, Corp.”): //www.sec.gov/edgar/search/.

Holders of BDRs who are interested in participating in the TOB may exchange their BDRs for Issuer’s common shares by giving instructions to their local broker(s) for cancellation of their BDRs and subsequent exchange for Issuer’s common shares.

Holders of BDRs who are interested in participating in the TOB in the United States may exchange their BDRs for ADSs under the terms of the ADR program.

Holders of ADSs who are interested in participating in the TOB in Colombia may exchange their ADSs for Issuer’s common shares by giving instructions for cancellation of their ADSs and subsequent exchange for Issuer’s common shares by filling out the exchange request form provided by the ADR program depositary, JPMorgan Chase Bank, N.A.

Holders of the Issuer’s common shares who are interested in participating in the TOB in the United States may exchange their Issuer’s common shares for ADSs under the terms of the ADR program.

Holders of BDRs who choose to exchange their BDRs for Issuer’s outstanding common shares shall pay the BDR depositary a fee for the cancellation and exchange of each BDR for Issuer’s outstanding common shares.

Holders of ADSs who choose to exchange their ADSs for Issuer’s outstanding common shares shall pay the ADS depositary a fee for the cancellation and exchange of each ADS for Issuer’s outstanding common shares.

There may be additional costs and expenses for holders of Issuer’s outstanding common shares, ADSs or BDRs associated with the exchange of Issuer’s outstanding common shares for ADSs or BDRs or the exchange of ADSs or BDRs for Issuer’s outstanding common shares.

For further details on the exchange procedure and the costs associated with the exchange, holders of BDRs should consult their agents or other advisors or the depositary of the BDRs, and holders of ADSs may consult the depositary of the ADSs. Holders of BDRs may consult with the BDR depositary by emailing dr.itau@itau-unibanco.com.br, and holders of ADSs may consult with the ADS depositary by emailing DRX_Depo@jpmorgan.com, by calling +1 800 990 1135 (for calls from the United States) or by calling +1 651 453 2128 (for calls from outside the United States).

Annex B-13

After the TOB is submitted, the Issuer shall continue to exist validly, without there being, as of the date of this Bid Document, any plan to (i) dissolve or liquidate the Issuer, (ii) change the current senior management of the Issuer or its registered office in Envigado, or (iii) make changes in the management bodies, other than, in exercise of the voting rights that would correspond to it as shareholder of the Issuer, the appointment of members of the board of directors in compliance with the provisions of the Issuer’s bylaws and the applicable corporate governance rules.

Notwithstanding the foregoing, the Bidder, as well as any investor with a relevant interest in a company, may evaluate the convenience or possibility of making investments or divestments in certain lines of business of the Issuer, sell Issuer’s assets or enter into strategic alliances for the development of the Issuer’s business. In this case, any such transaction shall be subject to the corporate and governmental approvals required in conformity with the applicable legislation in force. In the same manner, the Bidder may evaluate the convenience or possibility of making changes to the bylaws, in order to comply with the short-, medium- and long-term strategy that the Bidder, together with the Issuer’s management, may define for the Issuer.

The Bidder has not made the decision nor does it intend to make a public delisting offer of the Issuer’s shares.

The Bidder, making use of its rights under Colombian securities market regulations, once the TOB is awarded and settled by the BVC, if it does not acquire 100% of the Issuer’s common shares in the TOB and the U.S. Bid, may continue acquiring the Issuer’s common shares in the secondary market under applicable regulations.

4.           CHARACTERISTICS OF THE TOB

4.1         Securities subject to the TOB

The securities that the Bidder offers to acquire are the Issuer’s common shares, which are registered with the RNVE and the BVC. These securities grant the rights and obligations established in the applicable Colombian law and in the Issuer’s bylaws.

4.2         TOB Recipients

The TOB is addressed to all shareholders of the Issuer (the “TOB Recipients”).

4.3         Number of shares subject of the TOB

The Bidder offers to acquire at least 661,910,823 common shares representing 51.00% of the Issuer’s outstanding common shares as of September 30, 2023, and a maximum of 1,297,864,359 common shares representing 100% of the Issuer’s subscribed and paid-in common shares as of September 30, 2023; according to the public information available at Issuer’s website.

Pursuant to the provisions of Article 3.3.3.14 of the General Regulations of the BVC (the “BVC Regulations”), in the event that there is no competing bid and the number of shares included in TOB acceptances is less than the minimum amount of securities mentioned in this Bid Document, the Bidder may, through Valores Bancolombia S.A. Comisionista de Bolsa, modify the minimum amount offered.

The award procedure among acceptors shall be governed by the procedure set forth in articles 3.3.3.13 et. seq. of the BVC Regulations and 3.9.1.5 of the Single Official Letter of the BVC (the “BVC Official Letter”) and the rules included in the operating instructions issued by the BVC on the occasion of the TOB (the “Operating Instructions”).

4.4         TOB Price

The purchase price for each Issuer’s common share shall be zero point nine zero five three U.S. dollars (US$0.9053), payable up front, in cash, in Colombian pesos or U.S. dollars, as indicated in Section 4.5 hereof (the “Price”).

The purchase price per common share of the Issuer shall be the same for all Issuer’s common shares to be acquired by the Bidder through the TOB and (ii) the U.S. Bid.

Annex B-14

4.5         Payment Method

Payment shall be made within three (3) stock exchange business days (t+3) as of the day following the award date, under the terms set forth in Article 3.3.3.15 of the BVC Regulations. The settlement and clearing of the transactions shall be carried out through the BVC’s clearing and settlement system in compliance with Article 3.3.6.1 of the BVC Regulations. Payment shall be made in observance of the following rules:

1.    For those TOB Recipients who choose to receive payment in Colombian pesos, the Price per share shall be calculated using the exchange rate published and certified by the SFC and effective on the award date. This calculation shall be rounded off to two (2) decimal places.

2.    For those TOB Recipients having a pre-arranged transaction with the Bidder and who may choose to receive payment abroad, payment shall be made directly by the Bidder, in U.S. dollars, pursuant to Article 3.3.3.15 of the BVC Regulations.

3.    For those TOB Recipients not having a pre-arranged transaction with the Bidder and wish to receive their payment abroad in U.S. dollars, they must comply with the following procedure, pursuant to Article 3.3.3.15 of the BVC Regulations. The payment shall be made directly by the Bidder, or through Valores Bancolombia S.A. Comisionista de Bolsa or by its designee, in U.S. dollars. For the purpose of the foregoing, TOB Recipients not having a pre-arranged transaction with the Bidder, who choose to receive payment abroad in U.S. dollars, shall comply with the applicable exchange regulations for such transaction, and the following procedure and/or any other procedure defined in the Operating Instructions issued by the BVC for this TOB:

(a)         Inform, through its stockbroker, at the time of TOB acceptance, its desire to receive payment abroad in U.S. dollars.

(b)         Send, no later than 10:00 am (Colombia time) of the business day following the day on which the TOB acceptance is submitted and in any case no later than 1:00 pm (Colombia time) of the last day of the period of acceptances (see section 8 of this TOB Notice) to the e-mail that will be indicated in the TOB Notice:

(i)    A communication signed by the TOB Recipient, in the form that shall be published in the link indicated in the TOB Notice, which shall be available during the Acceptance Period, whereby it shall:

—   Indicate the form number assigned to the acceptance submitted to the BVC and the number of shares subject to such acceptance;

—   State its desire to receive payment abroad directly between the parties, in U.S. dollars;

—   Indicate the number of the bank account in which the payment of the Price shall be received (account number, ABA code, Swift code, bank address);

—   Certify that for the purposes of this transaction complies with all applicable exchange regulations, particularly in the case of Colombian residents, those related to your clearing accounts; and

—   Expressly authorize Valores Bancolombia S.A. Comisionista de Bolsa, the brokerage firm through which the Bidder acts, to inform the BVC on behalf of the TOB Recipient, once the payment receipt is available or the Swift message corresponding to the payment has been transmitted, so as to declare the transaction completed under the terms of Article 3.3.3.15 of the BVC Regulations declares and proceed to deliver the corresponding securities through the respective deposit.

(ii)   Any other information indicated in the link published in the TOB Notice and/or the Operating Instructions issued by the BVC.

Annex B-15

TOB Recipients who have accepted the TOB through the BVC and opted to receive payment abroad in U.S. dollars are informed that any foreign exchange, accounting, legal, tax and other requirements to be met by the TOB Recipient before the Colombian authorities shall be their sole responsibility.

Additionally, TOB Recipients who have sold their shares to the Bidder through the BVC within the framework of this TOB, who do not have a pre-arranged transaction with the Bidder, and have expressed their desire to receive payment abroad in U.S. dollars are informed that they shall receive payment in COP through the established stock exchange procedures when they do not comply with the procedure established to receive payment abroad, including the submission of the required documents.

Finally, in the case of foreign portfolio investors in accordance with the applicable exchange regulation, they may only receive payment in Colombian pesos and in accordance with the provisions of the operating instructions issued by the BVC for such purpose.

The respective brokerage firm through which each of the sellers acts shall pay the amount sold to the Bidder and free of encumbrances, limitations to the ownership, limitations to the exercise of the rights contained in the security and of any claim, precautionary measure or pending lawsuit that may affect the property or its free negotiability and shall deliver the total amount sold in the same manner, that is, by payment of the total amount sold by electronic transfer in the Depósito Centralizado de Valores de Colombia DECEVAL S.A. (“Deceval”). It shall not be allowed to fulfill the operations with the delivery of physical securities.

In any case, the transfer shall be made in observance of the provisions of Articles 3.3.3.15 and 3.3.6.1 of the BVC Regulations, Chapter 5 of Deceval’s Trading Regulations, and other applicable rules.

4.6         Bond to be provided by the Bidder

Pursuant to the provisions of Article 6.15.2.1.11 of Decree 2555, Article 3.3.3.2 et seq. of the BVC Regulations, and Article 3.9.1.1 et seq. of the BVC Official Letter, the Bidder shall provide a bond, in favor of the BVC, to secure compliance with the obligations derived from this TOB, covering at least fifty percent (50%) of the total value of the TOB, equivalent to the sum of five hundred eighty-seven million four hundred seventy-eight thousand three hundred three U.S. dollars (US$587,478,303).

The minimum value of the bond results from multiplying: (a) the Bid Price per share, which is equivalent to zero point nine zero five three U.S. dollars (US$0.9053) by (b) the maximum number of shares subject to this TOB equivalent to 1,297,864,359 Issuer’s common shares, by (c) fifty percent (50%), which corresponds to the percentage of the bond according to the price of the TOB, which exceeds 1,224,000 legal monthly minimum wages in force. The minimum value of the bond (US$587,478,303) is equivalent to COP$2,372,707,370,156.405; which represents 2,045,437.39 legal monthly minimum wages in force.

The Bidder shall grant as bond: (a) two irrevocable stand-by letters of credit, the beneficiary of which shall be the BVC, issued by Bancolombia (Panamá) S.A. for an amount of two hundred eighty-eight million eight hundred seventy thousand eight hundred eighty-eight U.S. dollars (US$288,870,808) and an amount of one hundred sixty-four million two hundred seventy-four thousand five hundred fourteen U.S. dollars (US$164,274,514); (b) an irrevocable stand-by letter of credit, the beneficiary of which will be the BVC, issued by Banistmo S.A., for an amount of one hundred thirty-four million three hundred thirty-two thousand nine hundred eighty-one U.S. dollars (US$134,332,981), for a total secured amount of five hundred eighty-seven million four hundred seventy-eight thousand three hundred three U.S. dollars (US$587,478,303), equivalent to 50% of the total amount of the TOB, in accordance with the provisions of section 2 of Article 6.15.2.1.11 of Decree 2555, section 2 of Article 3.3.3.3. of the BVC Regulations, and section 7 of Article 3.9.1.1. of the BVC Official Letter.

____________

5         Calculated based on the November exchange rate average, equivalent to COP$4,038.80 per U.S. dollar, according to information available on the SFC website for the period from November 1, 2023 to November 30, 2023, through the following link: https://www.superfinanciera.gov.co/inicio/atencion-y-servicios-a-la-ciudadania/tramites-y-servicios-/certificados-en-linea/certificado-de-la-tasa-de-cambio-representativa-del-mercado-trm-10100115.

Annex B-16

In compliance with the provisions of section 18 of Article 3.9.1.1 of the BVC Official Letter, the bond shall be established no later than the business day prior to the publication of the first TOB Notice and shall be extended at least until fifteen (15) calendar days following the date on which the term for the payment of the shares subject to the TOB expires, and in any case it shall be effective until the transaction is completed. Notwithstanding the foregoing, once the transaction is completed, the Bidder may request the cancellation of the bond to the BVC.

In the event that the bonds described in this Bid Document need to be substituted by the Bidder, the provisions of the BVC Regulations and the BVC Official Letter must be complied with. In the event that the bond is substituted by a deposit in pesos, it shall be constituted as a source of payment of the TOB in accordance with the provisions of the BVC regulations.

Valores Bancolombia S.A. Comisionista de Bolsa shall be responsible before the BVC for the constitution, delivery and adjustment of the bonds, as well as for the substitution or replacement thereof, regardless of whether the bonds have been granted by it, by the Bidder or by a third party, in accordance with the provisions of Article 3.3.3.2 of the BVC Regulations.

4.7         Statement regarding the indebtedness of the Bidder for financing of the TOB

As of the date of presentation of this Bid Document, the Bidder declares that the acquisition of Issuer’s shares shall be made with the Bidder’s own resources and not with resources from indebtedness operations of the Bidder. Bidder’s own resources shall be sufficient and available to comply with the transactions derived from this TOB.

The Bidder has a capitalization commitment from Clarendon Worldwide S.A. in its capacity as sole shareholder of the Bidder to make the payment of this TOB.

For purposes of the foregoing, Fundación El Salvador del Mundo shall capitalize Clarendon Worldwide S.A. with (a) own resources not derived from indebtedness or similar transactions and (b) with resources derived from indebtedness transactions.

In turn, Clarendon Worldwide S.A. shall capitalize the Bidder with (a) resources from the Clarendon capitalization made by Fundación El Salvador del Mundo and (b) with resources from indebtedness transactions.

In this regard, Fundación El Salvador del Mundo has obtained loan commitments from commercial banks for the financing of the TOB and the U.S. Bid with 12-24 month terms and interest rates of 5.7% to 7.0510%. Clarendon Worldwide S.A., in turn, has obtained loan commitments from commercial banks for the financing of the TOB and the U.S. Bid for up to seven hundred million U.S. dollars (US$700,000,000) for a period of seven (7) years, with quarterly amortization plus interest based on a 3-month SOFR plus a margin of 3.50%, guaranteed by an affiliate of Grupo Calleja. The availability of financing is subject to customary conditions precedent. The Bidder shall not be a party to any loan agreements and has no direct obligations under these loan agreements.

4.8         List of Issuer’s securities owned by the Bidder directly or indirectly

The Bidder is not the holder or beneficial owner of any Issuer’s shares as of the date of presentation of this Bid Document. Neither the companies that are part of a subordinate or group situation together with the Bidder nor other persons acting on behalf of the Bidder or in concert with it, nor members of its management bodies, are holders or beneficial owners of any Issuer’s shares as of the date of presentation of this Bid Document.

4.9         Issuer’s securities acquired by the Bidder in the last twelve (12) months

The Bidder has not acquired any Issuer’s shares in the last twelve (12) months.

4.10       Non-existence of agreements between the Bidder and the members of the Issuer’s management bodies

It is hereby stated that neither the Bidder, the other related companies of the Bidder, nor other persons acting on behalf of the Bidder or in concert with the Bidder have express or tacit agreements with members of the Issuer’s management bodies. The Bidder has not granted or reserved specific advantages to the members of the Issuer’s management bodies.

Annex B-17

5.           FORMULATION OF ACCEPTANCES

5.1         Procedure for formulating acceptances

TOB Recipients who decide to accept the TOB must express their TOB acceptance through the brokerage firm of their choice, which is a member of the BVC and within the Acceptance Period (under the terms of Section 5.2 hereof), or within the extension to the Acceptance Period made at the absolute discretion of the Bidder, under the terms of subsection 6 of Article 6.15.2.1.7. of Decree 2555 and Article 3.3.3.10 of the BVC Regulations.

The submission of acceptances shall comply with the demands and requirements set forth in Article 3.3.3.10 of the BVC Regulations, Articles 3.9.1.2 and 3.9.1.3 of the BVC Official Letter, and the provisions of the Operating Instructions prepared by the BVC for this TOB. The BVC may reject the TOB acceptances that are in formats or media different from those established in the Operating Instructions or those that are incomplete or amended.

5.2         Acceptance Period

TOB Acceptances must be submitted within twenty-one (21) stock exchange business days, as of the starting date of the period for the receipt of acceptances, that is, as of the sixth (6th) business day following the date on which the first TOB Notice is published; i.e., in the period from December 18, 2023 to January 19, 2024 inclusive, in the BVC, during the hours between 9:00 a.m. and 1:00 p.m. (the “Acceptance Period”), in accordance with the provisions of article 6.15.2.1.7 of Decree 2555 and article 3.3.3.10 of the BVC Regulations.

The TOB Notices shall be published physically and/or electronically in at least one of the following newspapers: El Tiempo, El Espectador, La República, Portafolio, El Colombiano, and El País. Since the Acceptance Period is twenty-one (21) stock exchange business days, it may be extended at the absolute discretion of the Bidder only once and at least three (3) business days prior to the expiration of the Acceptance Period, without exceeding a total of thirty (30) stock exchange business days, pursuant to the provisions of Article 6.15.2.1.7 of Decree 2555, prior notice to the SFC and the BVC. This notice shall also be published in the daily bulletin of the BVC, within the same term.

5.3         Commission agents, acceptance and settlement expenses

The expenses incurred by the TOB Recipients for the acceptance and settlement of the TOB, including the fees and expenses of their legal, financial and other advisors, as well as the taxes resulting from this transaction, shall be borne by them. The hiring of a brokerage firm, which is an indispensable requirement to accept this TOB, shall imply the payment of a commission by the TOB acceptor for the execution of the share sale transaction. The aforementioned commission is subject to 19% VAT.

5.4         Form and time for receipt of payment of the Price

The manner and term in which the acceptors of the TOB shall receive the consideration shall be as established in Section 4.5 hereof, i.e., within three stock exchange business days (t+3), where “t” corresponds to the award date and “+3” indicates that the fulfillment of the transaction shall take place on the third stock exchange business day as of the stock exchange business day following the award date, under the terms established in Article 3.3.3.15 of the BVC Regulations. The clearing and settlement of the transactions resulting from the TOB shall be carried out through the BVC’s clearing and settlement system under the terms set forth in Article 3.3.6.1 of the BVC Regulations.

5.5         Formalities to be completed by the TOB Recipients in order to express their acceptance

TOB Recipients interested in accepting the TOB may do so through any brokerage firm member of the BVC.

The acceptances must be sent by the TOB Recipients under the procedures indicated by the BVC through the operating instructions issued for such purpose.

On the other hand, TOB Recipients shall not have to complete any formality additional to those included in the Operating Instructions of the BVC for such purpose or to those required under the terms of this Bid Document, without prejudice to the exchange requirements applicable to TOB Recipients who decide to accept payment in U.S. dollars.

Annex B-18

5.6         Brokerage firm through which the purchase transaction is to be carried out

The purchase transaction shall be carried out through Valores Bancolombia S.A. Comisionista de Bolsa, member of the BVC, with registered office in the city of Medellín, telephone: (+57) 604 604 5082.

6.           BID DOCUMENT

6.1         Persons responsible for the information in the Bid Document

The persons to whom information may be requested in connection with this Bid Document are:

The Bidder Name and Title:	Gabriel Alejandro Navarrete Financial Analyst gnavarrete@superselectos.com.sv
Valores Bancolombia S.A. Comisionista de Bolsa
Name and Title:	Juan Camilo Garcia Castrillón Corporate Business Manager jcgarcia@bancolombia.com.co Andrés Felipe Gomez Hernandez Capital Market Structuring Manager andrgome@bancolombia.com.co
Address:	Carrera 48 #26-85, Edificio Dirección General Bancolombia, Torre Sur. Medellín, Colombia.
Telephone Number:	(+57) 604 604 5082.

6.2         Availability of the Bid Document

This Bid Document shall be available to the Issuer’s shareholders at the following locations or virtually, in accordance with the following:

•     Financial Superintendence of Colombia

Calle 7 No. 4-49, Bogotá D.C., Colombia.

http://www.superfinanciera.gov.co

•     Bolsa de Valores de Colombia S.A.

http://www.bvc.com.co/empresas/ prospectos

•     Offices of the Bidder:

Prolongación 59 av. Sur, Colonia Escalón, entre Olímpica Av. y El Progreso St., #2934

San Salvador, República de El Salvador.

•     Brokerage Firm:Valores Bancolombia S.A. Comisionista de Bolsa

Carrera 48 #26-85, Edificio Dirección General Bancolombia, Torre Sur. Medellín, Colombia.

https://valores.grupobancolombia.com

7.           AUTHORIZATIONS

7.1         Corporate Authorizations

The Bidder’s board of directors authorized the execution of this TOB by means of minutes dated October 9, 2023, as set forth in Annex VI.

Annex B-19

The submission of this TOB is not subject to any other authorization or opinion from corporate bodies other than the above mentioned.

7.2         Authorization from governmental authorities

This TOB is made after obtaining the corresponding authorization from the SFC. This authorization was granted through official letter number 2023119043-015-000 issued on December 5, 2023) of 2023, which is attached hereto as Annex VII.

The indirect acquisition by the Bidder of 10% or more of the subscribed shares of Compañía de Financiamiento Tuya S.A. was submitted to the SFC for authorization by means of an application filed by the Bidder on October 18, 2023 under filing number 2023112449-000-000.

Since neither the Bidder nor the companies that are part of a subordinate or corporate group situation with the Bidder carry out, whether directly or indirectly, commercial activities in Colombia, the acquisition of an Issuer’s controlling interest by the Bidder does not require authorization, notification or prior opinion of the Superintendence of Industry and Commerce under the rules of control of corporate integrations provided for in Law 1555 of 1959, as amended by Law 1340 of 2009, and other applicable regulations.

8.           CERTIFICATES AND OTHER REPRESENTATIONS

This Bid Document does not include any certificate from an investment banker, since this type of entity was not used to structure the TOB.

8.1         Bidder’s Certificates on the Accuracy of the Bid Document

As stated in the certificate attached to this Bid Document as Annex VIII, the legal representative of the Bidder has certified, as far as he is competent, that the information contained in the Bid Document is true, complete and accurate and that there are no omissions, gaps, inaccuracies or errors that may affect the decision of TOB Recipients.

8.2         Certificate from the Bidder’s Independent Auditor

As stated in the certificate attached to this Bid Document as Annex IX, Juvenal Alcibiades Arosemena Batista, identified with passport number PA 0547877 of the Republic of Panama, who acts as independent auditor of the Bidder’s information, has certified, to the best of his ability, that the financial information contained in the Bid Document is true, complete and accurate and that there are no omissions, gaps, inaccuracies or errors that could affect the decision of TOB Recipients.

8.3         Bidder’s Certificate regarding the existence of pre-arrangements

As stated in Annex X of this Bid Document, the Bidder’s legal representative declares, under oath, that there are no pre-agreements with the TOB Recipients, different from those disclosed in the Bid Document.

In this regard, it is stated that the Bidder entered into a pre-agreement on October 13, 2023 with Casino Guichard-Perrachon S.A., Segisor S.A.S., Géant International B.V., Helicco Participações Ltda., Companhia Brasileira de Distribuição, and GPA 2 Empreendimentos e Participações Ltda, for the acquisition of 614,668,593 Issuer’s common shares, either through the purchase of common shares or ADSs, representing 47.36% of the Issuer’s outstanding common shares, the conditions of which were duly reported to the SFC on November 3, 2023 under the terms of the first paragraph of Article 6.15.2.1.6 of Decree 2555. The terms of said pre-agreement are attached hereto as Annex XI.

Annex B-20

9.           FINANCIAL INFORMATION

The following information is attached as annexes hereto:

Annex XII	Bidder’s Financial statements of incorporation.
Annex XIII

Financial statements as of December 31, 2022, audited by the independent auditor of the entities that are subordinate to the Bidder: Fundación El Salvador del Mundo, Clarendon Worldwide S.A., Talgarth Trading Inc., and Calleja S.A. de C.V.

A Certificate signed by the Bidder’s legal representative is hereto attached as Annex XIV, certifying that none of the companies that are in a subordinate situation with the Bidder have the obligation to consolidate their financial statements, including, but not limited to, the consolidation of their financial statements with the entities or companies controlled by them.

10.         ANNEXES

Annex I	Certificate of Legal Entity of the Bidder issued on October 6, 2023 by the Public Registry of Panama.
Annex II	Bidder’s Articles of Incorporation
Annex III	Certificate issued by Arifa Corporate Services, as resident agent of the Bidder.
Annex IV	Registration of the Bidder’s shares
Annex V	Certificate of existence and legal representation of the Issuer issued on November 1, 2023.
Annex VI	Corporate authorizations of the Bidder
Annex VII	Authorization by the Financial Superintendence of Colombia to formulate the TOB by the Bidder.
Annex VIII	Certificate of the information by the legal representative of the Bidder
Annex IX	Certificate of the information by the independent auditor of the Bidder
Annex X	Certificate of the Bidder’s legal representative regarding the non-existence of pre-agreements.
Annex XI	Terms of the Pre-agreement
Annex XII	Bidder’s financial statements of incorporation
Annex XIII

Financial statements as of December 31, 2022, audited by the independent auditor of the entities that are subordinate to the Bidder: Fundación El Salvador del Mundo, Clarendon Worldwide S.A., Talgarth Trading Inc., and Calleja S.A. de C.V.

Annex XIV	Certificate of the Bidder’s legal representative regarding the absence of an obligation to consolidate financial statements.

Annex B-21

The ADS Letter of Transmittal, certificates for Shares, ADRs and any other required documents should be sent or delivered by each holder of Shares or ADSs of Éxito who wishes to participate in the U.S. Offer or such holder’s broker, dealer, commercial bank, trust company or other nominee, to the U.S. Tender Agent by the Expiration Date at one of the addresses set forth below:

The U.S. Tender Agent for the U.S. Offer is:

Equiniti Trust Company, LLC

By Overnight Courier or Mail:

Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve
Suite 101
Mendota Heights
Minnesota 55120

Confirmation Telephone Number: (877)248-6417

The ADS Depositary is:

JPMorgan Chase Bank, N.A.

Shareowner Services
P.O. Box 64504
St. Paul, MN 55164-0504

Telephone Number:

General: +1 800 990 1135; International: +1 651 453 2128
Global Invest Direct: +1 800 428 4237

(in case of ADS cancellations)

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase, the ADS Letter of Transmittal, the Form of Notice of Acceptance and the ADS Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. Holders of Shares or ADSs may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (877) 732-3613
International: (914) 218-4628
Banks and Brokers may call collect: (212) 269-5550
Email: EXTO@dfking.com

The Colombian Tender Agent and primary U.S. Shares Tendering Broker for the U.S. Offer is:

Valores Bancolombia S.A. Comisionista de Bolsa

Carrera 48 #26-85, Edificio Dirección
General Bancolombia, Torre Sur.
Medellín, Colombia.
Telephone Number: (+57) 604-5082